Exhibit 4.1

Execution Version

REVOLVING CREDIT AGREEMENT

Dated as of

December 21, 2017

among

NOBLE HOLDING UK LIMITED,

as Parent Guarantor,

NOBLE CAYMAN LIMITED,

as the Company and a Borrower,

NOBLE INTERNATIONAL FINANCE COMPANY and

CERTAIN ADDITIONAL SUBSIDIARIES OF THE COMPANY

as from time to time designated by the Company,

as Designated Borrowers,

THE SUBSIDIARY GUARANTORS FROM TIME TO TIME PARTY HERETO,

THE LENDERS PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and a Swingline Lender,

WELLS FARGO BANK, N.A.,

as a Swingline Lender,

THE ISSUING BANKS AND OTHER SWINGLINE LENDERS

FROM TIME TO TIME PARTY HERETO

SUNTRUST BANK, WELLS FARGO BANK, N.A., CITIBANK, N.A., HSBC BANK USA, N.A.,

BARCLAYS BANK PLC and DNB BANK ASA NEW YORK BRANCH

as Co-Syndication Agents,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and BNP PARIBAS,

as Co-Documentation Agents,

JPMORGAN CHASE BANK, N.A. as Lead Arranger and Lead Bookrunner

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Exhibits:
Exhibit 1.1A	-	Guaranty Supplement
Exhibit 1.1B	-	Subordination Terms
Exhibit 2.3	-	Form of Borrowing Request
Exhibit 2.8A	-	Form of Revolving Note
Exhibit 2.8B	-	Form of Swingline Note
Exhibit 2.14C	-	Form of Commitment Increase Agreement
Exhibit 2.16	-	Form of Swingline Request
Exhibit 2.17A	-	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.17B	-	Form of Designated Borrower Notice
Exhibit 3.3	-	Form of Tax Certificates
Exhibit 6.6	-	Form of Compliance Certificate
Exhibit 10.10	-	Form of Assignment Agreement

Schedules:
Schedule 1A	-	Commitment Schedule
Schedule 1B	-	Swingline Commitment Schedule
Schedule 1C	-	Closing Date Rigs
Schedule 2.12	-	Maximum LC Issuance Amounts
Schedule 5.16	-	Existing Indebtedness
Schedule 5.17	-	Existing Liens

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REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT, dated as of December 21, 2017, is by and among NOBLE HOLDING UK LIMITED, a company incorporated under the laws of the England and Wales (the “Parent Guarantor”), NOBLE CAYMAN LIMITED, an ordinary company incorporated under the laws of the Cayman Islands (the “Company”), as a Borrower, NOBLE INTERNATIONAL FINANCE COMPANY, a Cayman Islands exempted company limited by shares and a wholly-owned direct or indirect Subsidiary of the Company (“NIFCO”), as a Designated Borrower, each other Designated Borrower from time to time party hereto, each Subsidiary Guarantor from time to time party hereto, the lenders from time to time parties hereto (each a “Lender” and, collectively, the “Lenders” but those terms shall not include any Swingline Lender in its capacity as a Swingline Lender), JPMORGAN CHASE BANK, N.A., WELLS FARGO BANK, N.A. and any other Lender that agrees (in its sole discretion at the request of the Company) to make Swingline Loans hereunder, as swingline lenders (in such capacity, each a “Swingline Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent for the Lenders, and each Issuing Bank from time to time party hereto.

RECITALS:

A. The Borrowers have requested that the Lenders, the Swingline Lenders and the Issuing Banks extend credit to them from time to time subject to the terms of this Agreement; and

B. The Lenders, the Swingline Lenders and the Issuing Banks are willing to make available to the Borrowers such credit upon the terms and subject to the conditions set forth herein;

C. NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.1. Definitions. Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Additional Lender” has the meaning set forth in Section 2.14(b).

“Additional Senior Indebtedness” means Indebtedness issued by the Parent Guarantor or its Subsidiaries (and Guaranties thereof) that is either (a) secured by any Lien or (b) unsecured and which is not Permitted Additional Debt.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans for any Interest Period, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR Rate for such Interest Period
1.00 - Statutory Reserve Rate

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed hereunder pursuant to Section 9.7.

“Administrative Agent’s Account” means (a) in the case of Loans and Letters of Credit denominated in U.S. Dollars, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose and (b) in the case of Letters of Credit denominated in any other currency, the account of the Administrative Agent designated in writing from time to time by the Administrative Agent to the Company and the Lenders for such purpose.

“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through the ownership of voting securities, other Equity Interests, by contract or otherwise).

“Agreement” means this Revolving Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Rate” means, for any day, at such times as a rating (either express or implied) by S&P, Moody’s or Fitch is in effect on NHIL’s general unsecured corporate credit, the percentage per annum set forth opposite such credit rating:

Rating	> BB+/Ba1	BB/Ba2	BB-/Ba3	B+/B1	B/B2	< B/B2
Applicable Commitment Fee Rate	0.375%	0.50%	0.50%	0.625%	0.70%	0.70%

The Applicable Commitment Fee Rate will be determined based upon the two highest ratings issued by S&P, Moody’s and Fitch. If such two highest ratings differ (i) by one rating, the higher of such two highest ratings will apply to determine the Applicable Commitment Fee Rate so long as the higher rating is from either S&P or Moody’s, otherwise the lower of such two

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highest ratings will apply, (ii) by two ratings, the rating which falls between such two highest ratings will apply to determine the Applicable Commitment Fee Rate, or (iii) by more than two ratings, the rating which is one level above the lower of such two highest ratings will apply to determine the Applicable Commitment Fee Rate. If only one such rating is issued by S&P, Moody’s or Fitch, the Applicable Commitment Fee Rate will be determined by such rating. The Company shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Commitment Fee Rate shall be effective on the date of the relevant change. Notwithstanding the foregoing, if at any time NHIL shall fail to have in effect at least one such rating on NHIL’s general unsecured corporate credit, the Company shall seek that NHIL obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a non-credit enhanced senior unsecured long-term debt rating or a bank loan rating from Fitch, Moody’s and/or S&P (or if none of Fitch, Moody’s and S&P issue such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Company and the Administrative Agent), and the Applicable Commitment Fee Rate shall thereafter be based on such ratings in the same manner as provided herein with respect to the general unsecured corporate credit rating of NHIL (with the Applicable Commitment Fee Rate in effect prior to the issuance of such non-credit enhanced senior unsecured long-term debt rating or bank loan rating being the same as the Applicable Commitment Fee Rate in effect at the time the general unsecured corporate credit rating ceases to be in effect).

“Applicable Margin” means, for any day, at such times as a rating (either express or implied) by S&P, Moody’s or Fitch is in effect on NHIL’s general unsecured corporate credit, with respect to Base Rate Loans, Eurodollar Loans or Swingline Loans, as applicable, the percentage per annum set forth in the column corresponding to such credit rating:

Rating	> BB+/Ba1	BB/Ba2	BB-/Ba3	B+/B1	B/B2	< B/B2
Base Rate Loans	1.75%	2.00%	2.25%	2.50%	3.00%	3.25%
Eurodollar Loans and Swingline Loans	2.75%	3.00%	3.25%	3.50%	4.00%	4.25%

The Applicable Margin will be determined based upon the two highest ratings issued by S&P, Moody’s and Fitch. If such two highest ratings differ (i) by one rating, the higher of such two highest ratings will apply to determine the Applicable Margin so long as the higher rating is from either S&P or Moody’s, otherwise the lower of such two highest ratings will apply, (ii) by two ratings, the rating which falls between such two highest ratings will apply to determine the Applicable Margin, or (iii) by more than two ratings, the rating which is one level above the lower of such two highest ratings will apply to determine the Applicable Margin. If only one such rating is issued by S&P, Moody’s or Fitch, the Applicable Margin will be determined by such rating. The Company shall give written notice to the Administrative Agent of any changes to such ratings, within three (3) Business Days thereof, and any change to the Applicable Margin shall be effective on the date of the relevant change. Notwithstanding the foregoing, if at any time NHIL shall fail to have in effect at least one such rating on NHIL’s general unsecured corporate credit, the Company shall seek that NHIL obtain (if not already in effect), within thirty (30) days after such rating first ceases to be in effect, a non-credit enhanced senior unsecured

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long-term debt rating or a bank loan rating from Fitch, Moody’s and/or S&P (or if none of Fitch, Moody’s and S&P issue such types of ratings or ratings comparable thereto, from another nationally recognized rating agency approved by each of the Company and the Administrative Agent), and the Applicable Margin shall thereafter be based on such ratings in the same manner as provided herein with respect to the general unsecured corporate credit rating of NHIL (with the Applicable Margin in effect prior to the issuance of such non-credit enhanced senior unsecured long-term debt rating or bank loan rating being the same as the Applicable Margin in effect at the time the non-credit enhanced general unsecured corporate credit rating ceases to be in effect).

“Application” has the meaning set forth in Section 2.12(b)(i).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender; “Fund” as used above means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Arranger” means JPMorgan Chase Bank, N.A., as lead arranger and lead bookrunner, acting in its capacities as lead arranger and lead bookrunner; provided, however, that the Arranger shall not have any duties, responsibilities, or obligations hereunder in such capacity.

“Assignment Agreement” means an agreement in substantially the form of Exhibit 10.10 whereby a Lender conveys part or all of its Commitment, Loans and participations in Letters of Credit to another Person that is, or thereupon becomes, a Lender, or increases its Commitments, outstanding Loans and outstanding participations in Letters of Credit, pursuant to Section 10.10.

“Australian Dollars” means the lawful currency of Australia.

“Available Cash” means, as of any date, the aggregate of all unrestricted cash (excluding, for the avoidance of doubt, Cash Collateral) and Cash Equivalents held on the balance sheet of, or controlled by, or held for the benefit of, the Parent Guarantor or any of its Subsidiaries other than (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by the Parent Guarantor or such Subsidiary to unaffiliated third parties and for which the Parent Guarantor or such Subsidiary has issued checks or has initiated wires or ACH transfers in order to pay such amounts, (b) any cash of the Parent Guarantor or any such Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by an unaffiliated third party, (c) deposits of cash or Cash Equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (d) net cash proceeds of issuances of Equity Interests, capital contributions or debt issuances set aside and segregated to be used to consummate one or more acquisitions or redemptions or repurchases of (i) existing Indebtedness outstanding on the Effective Date and (ii) Permitted Additional Debt to fund a permitted Restricted Payment or to fund capital expenditures, in each case, within ninety (90) days of receipt of such proceeds; provided that any such net cash proceeds which are not so used within such ninety (90) day period shall cease to be excluded from the definition of “Available Cash” pursuant to this clause (d) at such time, (e) cash and Cash Equivalents in deposit or securities accounts that are designated solely as accounts

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for, and are used solely for, payroll funding, employee compensation, employee benefits or taxes, in each case in the ordinary course of business, (f) any cash or Cash Equivalents held in a foreign jurisdiction to the extent that repatriating such cash or Cash Equivalents would, as determined by the Borrowers in good faith, have an adverse tax consequence, (g) any cash or Cash Equivalents held in a foreign jurisdiction to the extent that such cash or Cash Equivalents either cannot be repatriated due to currency exchange restrictions or repatriating such cash or Cash Equivalents would have an adverse foreign exchange rate effect and (h) any cash or Cash Equivalents controlled by or held for the benefit of Bully 1, Bully 2, any Person jointly owned by the Parent Guarantor or any of its Subsidiaries with any third party, and in each case, their respective subsidiaries; provided that the aggregate amount excluded under this definition from Available Cash pursuant to, collectively, clauses (f) through (h) shall not at any time exceed $150,000,000.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day, a rate per annum equal to the greatest of:

(i) the per annum fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York, New York office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by such Lender on loans to any of its customers), with any change in the Base Rate resulting from a change in such announced rate to be effective on the date of the relevant change;

(ii) the sum of (x) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next Business Day, provided that (A) if such day is not a Business Day, the rate on such transactions on the immediately preceding Business Day as so published on the next Business Day shall apply, and (B) if no such rate is published on such next Business Day, the rate for such day shall be the average of the offered rates quoted to the Administrative Agent by two (2) federal funds brokers of recognized standing on such day for such transactions as selected by the Administrative Agent, plus (y) a percentage per annum equal to one-half of one percent ( 1⁄2%) per annum;

(iii) a rate per annum equal to the sum of (x) the LIBOR Market Index Rate plus (y) one percent (1%) per annum; and

(iv) Zero percent (0%) per annum.

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“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 2.6(a).

“Borrower” means the Company and each Designated Borrower, and “Borrowers” means, collectively, the Company and the Designated Borrowers.

“Borrowing” means Revolving Loans of the same Type made, converted or continued on the same date and, in respect of Eurodollar Loans, having a single Interest Period. A Borrowing is “advanced” on the day the Lenders advance their respective Revolving Loans comprising such Borrowing to a Borrower, is “continued” (in the case of Eurodollar Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurodollar Loans or Base Rate Loans) when such Borrowing is changed from one Type of Revolving Loan to the other, all as requested by the applicable Borrower pursuant to Section 2.3.

“Borrowing Multiple” means, for any Loan, $100,000.

“Borrowing Request” means a request for an advance, a continuation, or a conversion of a Borrowing pursuant to Section 2.3(a) or Section 2.3(b), as applicable, which, if in writing, shall be substantially in the form of Exhibit 2.3 or otherwise include the information requested in such form.

“Brazilian Real” means the lawful currency of Brazil.

“Bully 1” means Bully 1 (Switzerland) GmbH (or any successor thereof, other than as a result of a merger into a Credit Party, with such Credit Party surviving).

“Bully 2” means Bully 2 (Switzerland) GmbH (or any successor thereof, other than as a result of a merger into a Credit Party, with such Credit Party surviving).

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurodollar Borrowing, any day other than a Saturday or Sunday on which banks are dealing in Dollar deposits in the interbank eurodollar market in London, England.

“Calculation Date” means (a) each of the following: (i) each date of the issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit denominated in a currency other than Dollars having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable Issuing Bank under any Letter of Credit denominated in a currency other than Dollars, and (b) the last Business Day of each calendar quarter.

“Canadian Dollars” means the lawful currency of Canada.

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement or any other Credit

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Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2014 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2014, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Collateral” means all cash and Cash Equivalents (a) of the Company or (b) which has been provided by any Defaulting Lender, in which the Administrative Agent is granted a Lien for the benefit of the Lenders, the Issuing Banks, the Swingline Lenders and the Administrative Agent, under the terms of Section 7.4 or Section 2.18.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (b) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with any Lender or any other financial institution whose short-term unsecured debt rating is A or above as obtained from either S&P or Moody’s, (c) commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody’s, with maturities of not more than twelve (12) months from the date of acquisition, (d) repurchase obligations entered into with any Lender, or any other Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody’s is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in (a) above and has a market value of the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Lender or such other Person thereunder, (e) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, and (f) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (a) through (e) above.

“Change in Law” means the occurrence, on or after the date hereof (or, if later, on or after the date the Administrative Agent or any Lender becomes the Administrative Agent or a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

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“Closing Date Rigs” means each Rig listed on Schedule 1C.

“Co-Documentation Agents” means, collectively, Credit Suisse AG Cayman Islands Branch and BNP Paribas, in their capacities as co-documentation agents, and any successor Co-Documentation Agents; provided, however, as provided in Section 9.3, no such Co-Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Co-Syndication Agents” means, collectively, SunTrust Bank, Wells Fargo Bank, N.A., Citibank, N.A., HSBC Bank USA, N.A., Barclays Bank Plc and DNB Bank ASA New York Branch, in their capacities as co-syndication agents, and any successor Co-Syndication Agents; provided, however, as provided in Section 9.3, no such Co-Syndication Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Account” has the meaning set forth in Section 7.4(b).

“Collateralized Obligations” has the meaning set forth in Section 7.4(b).

“Commitment” means, with respect to any Lender, such Lender’s obligations to make Revolving Loans and participate in Letters of Credit and Swingline Loans pursuant to Section 2.1, Section 2.12 and Section 2.16, respectively, initially in the amount and percentage set forth opposite such Lender’s name on Schedule 1A or later set forth on any updated version of Schedule 1A, any Assignment Agreement pursuant to Section 10.10 or any amendment or supplement hereto, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement. For avoidance of doubt, “Commitment” does not include any Swingline Commitment.

“Commitment Increase Agreement” means an agreement in substantially the form of Exhibit 2.14C signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof.

“Commitment Termination Date” means the earliest of (i) the fifth anniversary of the Funding Date, subject to the extension thereof pursuant to Section 2.15, (ii) the date on which the Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (iii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to any Credit Party or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company pursuant to Section 7.2 that the Commitments have been terminated; provided, however, that the Commitment Termination Date of any Lender that is a Declining Lender with respect to any requested extension pursuant to Section 2.15 shall be the earlier of (x) the Commitment Termination Date in effect immediately prior to such extension and (y) (i) the date on which the Commitments are terminated in full or reduced to

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zero pursuant to Section 2.13, and (ii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to any Credit Party or the occurrence and continuance of any other Event of Default and either (A) the declaration of the Loans to be due and payable pursuant to Section 7.2, or (B) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Lenders, to the Company pursuant to Section 7.2 that the Commitments have been terminated.

“Company” has the meaning specified in the first paragraph hereof.

“Company Group” means the Parent Guarantor and all entities directly or indirectly owned by the Parent Guarantor.

“Compliance Certificate” means a certificate in the form of Exhibit 6.6.

“Consolidated Indebtedness” means all Indebtedness of the Parent Guarantor and its Subsidiaries that would be reflected on a consolidated balance sheet of such Persons prepared in accordance with GAAP.

“Consolidated Net Assets” means, as of any date of determination, an amount equal to the aggregate book value of the assets of the Parent Guarantor, its Subsidiaries and, to the extent of the Equity Interest owned by the Parent Guarantor and its Subsidiaries therein, SPVs at such time, minus the current liabilities of the Parent Guarantor and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP based on the most recent quarterly or annual consolidated financial statements of the Noble Parent Company referred to in Section 5.9 or delivered (or publicly filed) as provided in Section 6.6(a), as the case may be.

“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated total equity of the Parent Guarantor and its Subsidiaries determined in accordance with GAAP but excluding the effect on shareholders’ equity of cumulative foreign exchange translation adjustments, and less the net book amount of all assets of the Parent Guarantor and its Subsidiaries that would be classified as intangible assets on the consolidated balance sheet of Noble Parent Company as of such date prepared in accordance with GAAP. For purposes of this definition, SPVs shall be accounted for pursuant to the equity method of accounting.

“Controlling Affiliate” means, any Person that directly or indirectly through one or more intermediaries controls, or is under common control with, the Parent Guarantor (other than Persons controlled by the Parent Guarantor). As used in this definition, “control” means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through ownership of voting securities or other Equity Interests, by contract or otherwise).

“Credit Documents” means this Agreement, the Notes, the Applications, the Letters of Credit, any Guaranty Supplement, Borrowing Requests, Swingline Requests, and any Designated Borrower Request and Assumption Agreement.

“Credit Party” means each of the Company, each Designated Borrower from time to time and each Guarantor from time to time.

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“Credit Party Guaranty” means Article 11 of this Agreement, as supplemented by any Guaranty Supplement from time to time.

“Currency Rate Protection Agreement” means any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates, regardless of whether such agreements are subject to hedge accounting.

“Declining Lender” has the meaning set forth in Section 2.15.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified any Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in writing that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

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“Designated Borrowers” means (i) NIFCO and (ii) following such designation as a Designated Borrower pursuant to Section 2.17, any other wholly-owned foreign Subsidiary of the Parent Guarantor as may be designated by the Company and reasonably acceptable to the Administrative Agent, in each case until such time as terminated as such pursuant to the terms hereof.

“Designated Borrower Notice” has the meaning specified in Section 2.17(c).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.17(a).

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the latest Commitment Termination Date; provided that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Capital Stock; provided, further, that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Parent Guarantor or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Parent Guarantor in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interest of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Capital Stock shall not be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Capital Stock solely because the holders of the Equity Interests have the right to require the Parent Guarantor to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that the Parent Guarantor may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of all outstanding Loans hereunder, termination in whole of the Commitments hereunder and the termination, expiration, or cash-collateralization of, or the making of other arrangements acceptable to the applicable Issuing Bank with respect to, all Letters of Credit issued hereunder.

“Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate with respect to such currency at the time in effect pursuant to Section 10.19 or as otherwise expressly provided herein.

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“Downstream Subsidiary” means a Subsidiary of the Parent Guarantor that is not an Upstream Subsidiary.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement shall become effective as defined in Section 10.16.

“Eligible Local Content Entity” means a Local Content Entity that (a) is not prohibited by its organizational or constitutional documents or applicable laws from providing a Guaranty in substantially the form as the Credit Party Guaranty set forth in Article XI or a Guaranty Supplement (in each case, subject to inclusion of any local law-required limitations and such other changes as the Administrative Agent may reasonably agree) and (b) is “controlled” by Noble Parent Company (as defined in the definition of “Affiliate”).

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Claims” means any and all claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or to any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from a release of or exposure to Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.

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“Equity Interest” means as to any Person, any capital stock, shares, partnership interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person (but excluding any debt security convertible into or exchangeable for Equity Interests, regardless of whether such debt securities include any right of participations with Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Company would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b) or (c) of section 414 of the Code (or subsections (m) or (o) of section 414 of the Code for purposes of provisions relating to section 412, 430 or 436 of the Code).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Eurodollar”, when used in reference to any Revolving Loan or Borrowing, means that such Revolving Loan, or the Revolving Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR and the Applicable Margin.

“Eurodollar Loan” means a Revolving Loan bearing interest before maturity at the rate specified in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 7.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Rate” means at any time, with respect to any Specified Currency, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. on such day on the applicable page of the Bloomberg Service reporting the exchange rates for such currency. In the event such exchange rate does not appear on the applicable page of such service, the Exchange Rate shall, with respect to each Letter of Credit issued in such Specified Currency, be determined by reference to such other publicly available services for displaying currency exchange rates as may be agreed upon by the Issuing Bank thereof and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be determined by such Issuing Bank based on current market spot rates in accordance with the provisions of Section 10.19; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, such Issuing Bank, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.

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“Existing Facility” means that certain Revolving Credit Agreement dated January 26, 2015 among Noble Corporation, a Cayman Islands company, and NIFCO, as borrowers, Wilmington Trust, National Association (as successor in interest to JPMorgan Chase Bank, N.A.), as administrative agent and the swingline lenders, the issuing banks and other lenders party thereto from time to time, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Facility Amendment” has the meaning set forth in Section 4.1(e).

“Extending Lender” has the meaning set forth in Section 2.15.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Facility Performance Letter of Credit” means any Letter of Credit which represents an irrevocable obligation to the beneficiary on the part of the applicable Issuing Bank to make payment on account of any default by the account party in the performance of a non-financial or commercial obligation, including, without limitation, any Letters of Credit issued (a) as support for Guaranties of performance (and not financial Guaranties) of the Parent Guarantor, any of its Subsidiaries or any Local Content Entities delivered in connection with the construction, operation, importation or ownership of drill ships, offshore mobile drilling units or offshore drilling rigs or other related equipment or assets or (b) for the benefit of local customs or similar Governmental Authorities in respect of performance obligations under temporary import duty laws.

“Facility Termination” means such time as when (a) all Commitments and Swingline Commitments, and all obligations of the Issuing Banks to issue any Letters of Credit, have terminated or expired, (b) all Obligations have been paid in full (other than any indemnification and other contingent obligations not then due and payable and as to which no claim has been made at such time) and (c) all Letters of Credit have terminated or expired (other than those which have been cash collateralized in accordance with the terms of this Agreement or other arrangements with respect thereto satisfactory to the applicable Issuing Bank in such Issuing Bank’s sole discretion have been made).

“Fitch” means Fitch Ratings Inc. or any successor thereto.

“Fleet Status Certificate” means a certificate delivered by an authorized officer or director of the Parent Guarantor to the Administrative Agent certifying as to the fleet status of each Rig wholly owned by the Parent Guarantor, any of its Subsidiaries, or any Local Content Entity prepared on the same basis, and in the same form, substance, and detail (subject to deletion of pricing information), as Noble Parent Company would provide in a published fleet status report posted to Noble Parent Company’s website and indicating the name and fleet status of each such Rig.

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“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any foreign Subsidiary of the Company which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

“Fronting Exposure” means, at any time there is a Defaulting Lender, an amount (if any) equal to (a) with respect to Letters of Credit, such Defaulting Lender’s Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation therein has been reallocated to other Lenders or secured by Cash Collateral in accordance with the terms hereof (or as to which other arrangements satisfactory to the applicable Issuing Bank in such Issuing Bank’s sole discretion have been made), and (b) with respect to the Swingline Loans, such Defaulting Lender’s Percentage of the outstanding Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation therein has been reallocated to other Lenders or secured by Cash Collateral in accordance with the terms hereof.

“Funding Date” means the date on which all conditions precedent set forth in Section 4.2 are satisfied (or waived in accordance with Section 10.11).

“GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Ratio Covenants” means, collectively, the financial covenants set forth in Section 6.17(c) and (d).

“Guarantee Ratio Cure Period” has the meaning set forth in Section 6.19.

“Guarantor” means, collectively, the Parent Guarantor, the Subsidiary Guarantors and, with respect to the Obligations of each other Borrower, each Borrower, in each case, unless and until released from the Credit Party Guaranty pursuant to the terms hereof.

“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or

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otherwise, by such Person: (a) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness, or (ii) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (c) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (d) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Guaranty Supplement” means a supplement to the Credit Party Guaranty substantially in the form of Exhibit 1.1A (which shall include any local law-required limitations and such other changes, in each case, as the Administrative Agent may reasonably agree; provided that the Administrative Agent shall retain the right to refrain from acting without the consent of the Required Lenders with respect to including any local law-required limitations or any such other changes in a Guaranty Supplement).

“Hazardous Material” means “hazardous substances”, as such term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Company or any of its Subsidiaries.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from a Borrower in connection with the Loans.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBOR Rate”.

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (a) obligations of such Person for borrowed money; (b) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are

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being contested in good faith and for which reserves in conformity with GAAP have been provided; (c) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; d) obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (e) Capitalized Lease Obligations of such Person; (f) net obligations under Interest Rate Protection Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable, and (g) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

“Indemnified Taxes” has the meaning set forth in Section 3.3(a).

“Interest Payment Date” means (a) with respect to any Base Rate Loan or any Swingline Loan, the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter (or with the consent of each Lender making a Revolving Loan as part of such Borrowing, any other period), in each case as the applicable Borrower may elect. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates, regardless of whether such agreements are subject to hedge accounting.

“Interpolated Rate” means, for any Impacted Interest Period, the rate per annum reasonably determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which such Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Impacted Interest Period; provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuing Bank” means any Lender or Affiliate of a Lender that is reasonably acceptable to the Administrative Agent and the Borrowers that agrees to issue Letters of Credit hereunder. As of the Effective Date, the sole Issuing Bank is JPMorgan Chase Bank, N.A.

“L/C Documents” means the Letters of Credit, any Application with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.

“L/C Exposure” means, with respect to any Lender at any time, such Lender’s applicable Percentage of the Dollar Equivalent of the L/C Obligations (determined in accordance with Section 10.19).

“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unpaid Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.12(e). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning set forth in the first paragraph hereof.

“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type of Loan and/or currency of Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Company as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.

“Letter of Credit” has the meaning set forth in Section 2.12(a).

“Letter of Credit Sublimit” has the meaning set forth in Section 2.12(a)(iii).

“LIBOR Market Index Rate” means, for any day, the greater of (a) zero percent (0%) per annum and (b) the rate per annum quoted at approximately 11:00 a.m. (London time) on such day on that page of the Reuters or Bloomberg reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for U.S. Dollar deposits in the amount of $5,000,000 for a period of one month, or if such page or such service shall cease to be available, such other page or other service (as the case may be) for the purpose of displaying such rates as reasonably determined by the Administrative Agent after consultation with the Company as to the use of any such other service; provided, that during an Impacted Interest Period, the “LIBOR Market Index Rate” for such Impacted Interest Period shall be the Interpolated Rate; provided further, that if

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the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then during such Impacted Interest Period the “LIBOR Market Index Rate” for such Interest Period for such Eurodollar Borrowing shall be the applicable Reference Bank Rate for such period.

“LIBOR Rate” means, for any Interest Period for each Eurodollar Loan, the greater of (a) zero percent (0%) per annum and (b) the rate per annum quoted at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period on that page of the Reuters or Bloomberg reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays the London interbank rate administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for deposits in U.S. Dollars, or if such page or such service shall cease to be available, such other page or other service (as the case may be) for the purpose of displaying such rates as reasonably determined by the Administrative Agent after consultation with the Company as to the use of any such other service (in each case, the “Screen Rate”); provided, that if no Screen Rate shall be available at such time for such Interest Period (an “Impacted Interest Period”), then the “LIBOR Rate” for such Impacted Interest Period shall be the Interpolated Rate; provided further, that if the Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then during such Impacted Interest Period the “LIBOR Rate” for such Interest Period for such Eurodollar Borrowing shall be the applicable Reference Bank Rate for such period.

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.

“Liquidity” means, as of any date of determination, the sum of (a) the aggregate unused Commitments and (b) Available Cash.

“Loan” means (a) a Base Rate Loan, (b) a Eurodollar Loan or (c) a Swingline Loan, as the case may be, and “Loans” means two or more of any such Loans.

“Local Content Entity” means any Affiliate of Noble Parent Company (a) that owns a Rig and (b) the capital stock or other Equity Interests of which is jointly owned by Noble Parent Company or any Subsidiary(ies) and any other Person(s) that is(are) required or necessary under local law or custom to own capital stock or other Equity Interests in the Local Content Entity as a condition for the operation of such Rig in such jurisdiction.

“Marketed Rig” means a Rig that is wholly owned by the Parent Guarantor, any of its Subsidiaries or any Local Content Entity and that is not classified in the most recent of (a) the fleet status report most recently posted to Noble Parent Company’s website or (b) the Fleet Status Certificate most recently delivered, as preservation stacked, cold stacked, held for sale or held at a shipyard without title having passed to the Parent Guarantor, any Subsidiary or any Local Content Entity or another non-marketable classification as mutually agreed between the Administrative Agent and the Parent Guarantor. In no event will any Rig owned by Bully 1 or Bully 2 constitute “Marketed Rigs” unless Bully 1 or Bully 2, as applicable, become wholly-owned (other than directors’ qualifying shares) Subsidiaries of Parent Guarantor.

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“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition of the Company and its Subsidiaries taken as a whole, or (b) the Credit Parties’ ability, taken as a whole, to perform any of their payment obligations under this Agreement or the Notes, in respect of the Letters of Credit or under any other Credit Document to which a Credit Party is a party.

“Mexican Pesos” means the lawful currency of Mexico.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“New Asset Indebtedness” has the meaning set forth in Section 6.11(m).

“NHIL” means Noble Holding International Limited, a Cayman Islands exempted company (or any successor thereof).

“NIFCO” has the meaning specified in the first paragraph hereof.

“Noble Parent Company” means Noble-UK or, if a Redomestication has occurred subsequent to the date hereof and prior to the event in question on the date of determination, the Surviving Person resulting from such prior Redomestication.

“Noble-UK” means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales with company registration number 08354554.

“Non-recourse Debt” means with respect to any Person (a) obligations of such Person against which the obligee has no recourse to such Person except as to certain named or described present or future assets or interests of such Person, and (b) the obligations of SPVs to the extent the obligee thereof has no recourse to the Parent Guarantor or any of its Subsidiaries, except as to certain specified present or future assets of, or interests in, SPVs; it being understood, for the avoidance of doubt, that Permitted Bully Indebtedness shall constitute Non-recourse Debt.

“Note” means a Revolving Note or a Swingline Note.

“Obligations” means all obligations of the Credit Parties to pay fees, costs and expenses hereunder, to pay principal or interest on Loans and Reimbursement Obligations and to pay any other obligations to the Administrative Agent, any Swingline Lender, any Lender or any Issuing Bank arising under any Credit Document.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Agents” means, collectively, the Co-Syndication Agents and the Co-Documentation Agents.

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“Parent Guarantor” has the meaning specified in the first paragraph hereof.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” means, for each Lender, the percentage of the aggregate amount of the Commitments of all Lenders (or, if the Commitments have been terminated, the Revolving Credit Exposure of all Lenders) represented by the amount of such Lender’s Commitment (or, if such Commitment has been terminated, such Lender’s Revolving Credit Exposure).

“Performance Guaranties” means all Guaranties of performance (and not financial Guaranties) of the Parent Guarantor, any of its Subsidiaries, any Local Content Entity or any SPV delivered in connection with the construction, operation, ownership or financing of drill ships, offshore mobile drilling units or offshore drilling rigs.

“Performance Letters of Credit” means all letters of credit for the account of the Parent Guarantor, any Subsidiary, any Local Content Entity or any SPV issued as support for Non-recourse Debt or a Performance Guaranty.

“Permitted Additional Debt” means (a) unsecured Indebtedness of the Parent Guarantor or an Upstream Subsidiary (and Guaranties thereof by the Parent Guarantor or an Upstream Subsidiary) that is not guaranteed by any Downstream Subsidiary; or (b) unsecured Indebtedness of the Parent Guarantor or any Subsidiary of the Parent Guarantor that is contractually subordinated in right of payment or structurally subordinated to the Obligations issued or incurred by the Parent Guarantor or its Subsidiaries (and Guaranties thereof that are contractually subordinated in right of payment or structurally subordinated to the Obligations to the same extent as such Indebtedness) and, with respect to this clause (b), (i) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the latest Commitment Termination Date in effect at the time of such issuance or incurrence (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (ii) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption, prepayment or make-whole premiums determined by the Parent Guarantor to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Parent Guarantor to be “market” terms on the date of issuance or incurrence and in any event are not materially more restrictive on the Parent Guarantor and its Subsidiaries, taken as a whole, in the good faith judgment of an authorized officer or director of the Parent Guarantor, than the terms of this Agreement (as in effect at the time of such issuance or incurrence); provided that a certificate of an authorized officer or director of the Parent Guarantor delivered to the Administrative Agent at least one Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Parent Guarantor has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive

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evidence that such terms and conditions satisfy the foregoing requirements, (iii) with respect to contractually subordinated Indebtedness, the terms of such Indebtedness provide for subordination of such Indebtedness to the Obligations on term substantially similar to those to be set forth in Exhibit 1.1B or on such other terms as the Administrative Agent may reasonably agree and (iv) such Indebtedness is not guaranteed by a Downstream Subsidiary, except to the extent that such Guaranties are contractually subordinated in right of payment or structurally subordinated to the Obligations under this Agreement to the same extent as such Indebtedness.

“Permitted Bully Indebtedness” means any Indebtedness existing from time to time of Bully 1, Bully 2, or any of their respective Subsidiaries, to the extent that the ratio (expressed as a percentage) of Bully Consolidated Indebtedness to Bully Total Tangible Capitalization is no greater than 55% as of the end of each fiscal quarter of the Company.

For purposes of this definition:

“Bully Consolidated Indebtedness” means all Indebtedness of Bully 1, Bully 2, and their Subsidiaries that would be reflected on a consolidated balance sheet of such Persons prepared in accordance with GAAP.

“Bully Consolidated Tangible Net Worth” means, as of any date of determination, consolidated total equity of Bully 1,
Bully 2 and their Subsidiaries determined in accordance with GAAP but excluding the effect on shareholders’ equity of cumulative foreign exchange translation adjustments, and less the net book amount of all assets of Bully 1, Bully 2 and their Subsidiaries that would be classified as intangible assets on the consolidated balance sheet of the Company as of such date prepared in accordance with GAAP.

“Bully Total Tangible Capitalization” means, as of any date of determination, the sum of Bully Consolidated Indebtedness plus Bully Consolidated Tangible Net Worth as of such date.

“Permitted Liens” has the meaning set forth in Section 6.10.

“Permitted Payments to Parent” means, without duplication as to amounts, (a) payments to Noble Parent Company or any of its Subsidiaries (directly or indirectly) that are not part of the Company Group to permit Noble Parent Company or any such Subsidiary to pay reasonable accounting, legal and investment banking fees and administrative expenses of Noble Parent Company or any such Subsidiary when due and (b) for so long as the Parent Guarantor is a member of a group filing a consolidated or combined tax return with Noble Parent Company, payments to Noble Parent Company (directly or indirectly) in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company Group (such payments, “Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Parent Guarantor would owe if the Parent Guarantor were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Parent Guarantor and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Noble Parent Company actually owes to the appropriate taxing authority. Any Tax Payments received from the Parent Guarantor shall be paid over to the appropriate taxing authority within 30 days of Noble Parent Company’s receipt of such Tax Payments or refunded to the Parent Guarantor.

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“Person” means an individual, partnership, corporation, limited liability company, company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means an employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that is either (a) maintained by the Company or any of its ERISA Affiliates, or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made or had an obligation to make contributions.

“Pound Sterling” means the lawful currency of the United Kingdom.

“Pro Forma Compliance” means, with respect to any date, pro forma compliance as of such date (after giving effect to the application of any proceeds resulting from the transactions occurring on such date and the delivery of any Credit Party Guaranty on such date) with all financial covenants set forth in Section 6.17, including the Guarantee Ratio Covenants, and satisfaction on or before such date of all requirements of Section 6.19 with respect to any Credit Party Guaranties required in order to meet such pro forma compliance with such covenants as of such date; provided that, except as provided in Section 6.11(l), the Parent Guarantor shall have delivered to the Administrative Agent a certificate of an authorized officer or director of the Parent Guarantor setting forth a detailed calculation of such covenants as of the end of the most recently ended fiscal quarter on a pro forma basis after giving effect to any event or action with respect to which such pro forma calculation is required; and provided that, for purposes of such determination, (a) the Rig Value of any Rig acquired after the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to this Agreement, or to be acquired on the date on which Pro Forma Compliance is to be determined, shall be as reasonably agreed by the Parent Guarantor and the Administrative Agent and (b) status as a Marketed Rig shall be determined based on the most recent of (i) the fleet status report most recently posted to Noble Parent Company’s website and (ii) the Fleet Status Certificate most recently delivered, including, at the Parent Guarantor’s option, an updated Fleet Status Certificate.

“Protesting Lender” has the meaning set forth in Section 2.17(b).

“Quotation Day” means, with respect to any Eurodollar Loan for any Interest Period, two Business Days prior to the commencement of such Interest Period.

“Redemption” means, with respect to any Permitted Additional Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Permitted Additional Debt. “Redeem” has the correlative meaning thereto.

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“Redomestication” means:

(a) any amalgamation, merger, exchange offer, conversion, consolidation or similar action of the Noble Parent Company with or into any other Person, or of any other Person with or into the Noble Parent Company, or the sale or other disposition (other than by lease) of all or substantially all of its assets by the Noble Parent Company to any other Person,

(b) any continuation, discontinuation, domestication, redomestication, amalgamation, merger, plan or scheme of arrangement, exchange offer, business combination, reincorporation, reorganization consolidation or similar action of the Noble Parent Company, pursuant to the law of the jurisdiction of its organization or incorporation and of any other jurisdiction, or

(c) the formation of a Person that becomes, as part of the transaction or series of related transactions, the direct or indirect owner of 100% of the voting shares (except for directors’ qualifying shares) of the Noble Parent Company (the “New Parent”), if as a result thereof

(x) in the case of any action specified in clause (a), the entity that is the surviving, resulting or continuing Person in such merger, amalgamation, conversion, consolidation or similar action, or the transferee in such sale or other disposition,

(y) in the case of any action specified in clause (b), the entity that constituted the Noble Parent Company immediately prior thereto (but disregarding for this purpose any change in its jurisdiction of organization or incorporation), or

(z) in the case of any action specified in clause (c), the New Parent

(in any such case the “Surviving Person”) is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of Delaware or another State of the United States, under the laws of any member country of the European Union, under the laws of any member of the European Economic Area (EEA) or NAFTA, under the laws of Switzerland or Singapore, or under the laws of any territory of any of the foregoing or (with the consent of the Required Lenders, such consent not to be unreasonably withheld) under the laws of any other jurisdiction, whose outstanding equity securities of each class issued and outstanding immediately following such action, and giving effect thereto, shall be beneficially owned by substantially the same Persons, in substantially the same percentages, as were the outstanding equity securities of the Noble Parent Company immediately prior thereto and the Surviving Person shall have delivered to the Administrative Agent (i) a certificate to the effect that, both before and after giving effect to such transaction, no Default or Event of Default exists, and (ii) an opinion, reasonably satisfactory in form, scope and substance to the Administrative Agent, of counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomestication as the Administrative Agent or any Lender may reasonably request.

“Reference Banks” means the principal London office of JPMorgan Chase Bank, N.A. and of at least one additional bank dealing in Dollar deposits in the interbank eurodollar market in London, England as may be selected by the Administrative Agent after consultation with the Company and, if such bank is a Lender, agreed to by such bank.

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“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of approximately 11:00 a.m. (London time) for any Eurodollar Loans, two Business Days prior to the first day of such requested Interest Period for loans in U.S. Dollars in the amount of $5,000,000 for a period of one month, as the rate in each case at which the relevant Reference Bank could borrow funds in the London interbank market in U.S. Dollars for such period, were it to do so by asking for and then accepting interbank offers in reasonable market size in U.S. Dollars and for that period; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Reimbursement Obligation” has the meaning set forth in Section 2.12(c).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Lender” has the meaning set forth in Section 2.15.

“Required Lenders” means, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders (in each case determined on the basis of the Dollar Equivalent of any amounts denominated in any currencies other than U.S. Dollars); provided that the Revolving Credit Exposure of, and unused Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders except with respect to waivers and amendments described in clauses (x) and (y)
of Section 10.11(iv).

“Reset Date” has the meaning assigned to such term in Section 10.19(a).

“Restricted Payment” means with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Credit Commitment Amount” means the sum of the Commitments of all of the Lenders, which is an amount initially equal to $1,501,500,000, as such amount may be increased or reduced from time to time pursuant to the terms of this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s applicable Percentage of the principal amounts of the outstanding Revolving Loans, (b) such Lender’s L/C Exposure and (c) such Lender’s Swingline Exposure.

“Revolving Loan” has the meaning set forth in Section 2.1.

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“Revolving Note” has the meaning set forth in Section 2.8(e).

“Rig” means any mobile offshore drilling unit (including without limitation any jack-up rig, semi-submersible rig, drillship, and barge rig).

“Rig Value” means with respect to any Rig the net book value (determined in accordance with GAAP) of such Rig, as reflected in Noble Parent Company’s most recent balance sheet; provided that, with respect to the determination of the Rig Value of any Rig acquired after the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to this Agreement, the Rig Value of such Rig shall be as reasonably agreed by the Parent Guarantor and the Administrative Agent.

“Sale-Leaseback Transaction” means any arrangement whereby the Parent Guarantor or a Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions Laws and Regulations (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including any Person named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evaders” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list), the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, to the extent the subject of Sanctions Laws and Regulations or (c) any Person 50% or more owned, directly or indirectly, by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions Laws and Regulations” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.

“Screen Rate” has the meaning set forth in the definition of “LIBOR Rate”.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.

“Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Exchange Act and shall also mean each Designated Borrower.

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“Specified Currency” means each of the following currencies: Australian Dollars, Brazilian Real, Canadian Dollars, Euros, Mexican Pesos, Pound Sterling, and any other major currency as may be requested by the Company and agreed to by the Administrative Agent and each Lender in its sole discretion, provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars.

“SPV” means any Person that is designated by the Company as a special purpose vehicle, provided that the Company shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has total assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with the Parent Guarantor and its Subsidiaries) which equates to at least five percent (5%) of the Parent Guarantor’s Total Assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, but excluding revenues and expenses that would be eliminated in consolidation with the Parent Guarantor and its Subsidiaries and excluding any loss or gain resulting from the early extinguishment of Indebtedness) during the most recently completed fiscal year of the Parent Guarantor in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items and excluding any loss or gain resulting from the early extinguishment of Indebtedness) for the Parent Guarantor and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP during such fiscal year of the Parent Guarantor. The Company may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Administrative Agent specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given. The election to treat a particular Person as a SPV may only be made once.

“Statutory Reserve Rate” means, with respect to any currency, the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurodollar Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Reference Bank Rate” means, as to any Reference Bank, the rate (rounded upward to four decimal places) supplied to the Administrative Agent at its request by such Reference Banks as of 11:00 a.m. (London time) on the Quotation Day for Loans in Dollars and the applicable Interest Period as the rate at which such Reference Bank could borrow funds in the London interbank market in Dollars and for the relevant period, were it to do so by asking for

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and then accepting interbank offers in reasonable market size in that currency and for that period; provided that upon supplying such Submitted Reference Bank Rate to the Administrative Agent, such Reference Bank shall certify that it has not submitted or shared such Submitted Reference Bank Rate with any individual who is formally designated as being involved in the ICE LIBOR submission process.

“Subsidiary” means, for any Person, any other Person (other than, except in the context of Section 5.9 and Section 6.6(a), a SPV) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors, managers or similar governing body of such other Person (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries. In addition, notwithstanding the foregoing, so long as Bully 1, Bully 2 or any Local Content Entity is consolidated with the Parent Guarantor in accordance with GAAP, solely for the purposes of any financial-related definitions, calculations or deliverables provided for herein which refer to the financials of the Parent Guarantor and its Subsidiaries consolidated in accordance with GAAP, or similar language, such Bully 1, Bully 2 or Local Content Entities and each such entity’s respective Subsidiaries shall constitute a “Subsidiary” of the Parent Guarantor hereunder and under the other Credit Documents, with Bully 1, Bully 2 and their respective Subsidiaries being accounted for pursuant to the equity method of accounting.

“Subsidiary Guarantor” means any Subsidiary of the Parent Guarantor (other than a Designated Borrower) or Eligible Local Content Entity that has executed and delivered this Agreement on the Effective Date or has executed and delivered a Guaranty Supplement thereafter, unless and until released therefrom pursuant to the terms hereof.

“Surviving Person” has the meaning specified in the definition of “Redomestication”.

“Swingline Commitment” means, with respect to any Swingline Lender, the commitment of such Swingline Lender to make swingline loans pursuant to Section 2.16, initially in the amount forth opposite such Swingline Lender’s name on Schedule 1B (as may be amended from time to time by the Administrative Agent, the Company and such Swingline Lender), as the same may be reduced from time to time as expressly provided pursuant to this Agreement; provided, the aggregate Swingline Commitments of all Swingline Lenders shall not exceed $400,000,000.

“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” has the meaning specified in the first paragraph hereof. As of the Effective Date, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. are the only Swingline Lenders.

“Swingline Loan” means any loan made by a Swingline Lender pursuant to Section 2.16.

“Swingline Note” has the meaning set forth in Section 2.8(e).

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“Swingline Request” means any request for a Swingline Loan which, if in writing, shall be substantially in the form of Exhibit 2.16.

“Swiss Federal Tax Administration” means the tax authorities referred to in Article 34 of the Swiss Federal Law on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer, SR 642.21).

“Swiss Withholding Tax” means the tax levied pursuant to the Swiss Federal Act on Withholding Tax (Bundesgesetz über die Verrechnungssteuer vom 13. Oktober 1965, SR 642.21) as amended from time to time together with the related ordinances, regulations and guidelines.

“Taxes” has the meaning set forth in Section 5.11.

“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Parent Guarantor and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.

“Total Tangible Capitalization” means, as of any date of determination, the sum of Consolidated Indebtedness plus Consolidated Tangible Net Worth as of such date.

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Parent Guarantor or any of its ERISA Affiliates to the PBGC or such Plan.

“Upstream Subsidiary” means a Subsidiary of the Parent Guarantor that is not the Company or one of the Subsidiaries of the Company.

“Use of Proceeds Certificate” means, with respect to any advance of Loans, a certificate in form, substance, and detail reasonably satisfactory to the Administrative Agent, signed by a responsible officer of the relevant Borrower (a) describing the intended use of proceeds of such advance and (b) certifying that the proceeds of the applicable advance will be used for such described use within five Business Days after the occurrence of such advance, or will otherwise be repaid to the extent required pursuant to Section 2.10(b).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2. Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

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Section 1.3. Accounting Terms; GAAP. Except as otherwise expressly provided herein, and subject to the provisions of Section 10.20, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.

ARTICLE 2

THE CREDIT FACILITIES

Section 2.1. Commitments for Revolving Loans. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more loans (each, a “Revolving Loan”) to the Borrowers from time to time on and after the Funding Date and prior to the Commitment Termination Date on a revolving basis; provided, however, that no Lender shall be required to make any Revolving Loan if, immediately after giving effect thereto, (a) the aggregate Revolving Credit Exposure of all Lenders would thereby exceed the Revolving Credit Commitment Amount then in effect or (b) the Revolving Credit Exposure of such Lender would thereby exceed its Commitment then in effect. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Percentages. Revolving Loans may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, from time to time before the Commitment Termination Date, subject to the terms and conditions hereof. Funding of any Revolving Loans shall be in U.S. Dollars.

Section 2.2. Types of Revolving Loans and Minimum Borrowing Amounts. Borrowings of Revolving Loans may be outstanding as either Base Rate Loans or Eurodollar Loans, as selected by the Company (on behalf of any Borrower) pursuant to Section 2.3. Each Borrowing of Base Rate Loans shall be made in an amount of not less than $1,000,000 and each Borrowing of Eurodollar Loans shall be made in an amount of not less than $5,000,000 and in an integral multiple of the Borrowing Multiple.

Section 2.3. Manner of Revolving Loan Borrowings; Continuations and Conversions of Revolving Loan Borrowings.

(a) Notice of Revolving Loan Borrowings. To request any Borrowing of Revolving Loans on behalf of any Borrower, the Company shall give notice to the Administrative Agent, in accordance with Section 2.3(c), by no later than (i) 12:00 p.m. at least three (3) Business Days before the date on which the Company requests the Lenders to advance a Borrowing of Eurodollar Loans, and (ii) 12:00 p.m. on the date the Company requests the Lenders to advance a Borrowing of Base Rate Loans.

(b) Notice of Continuation or Conversion of Outstanding Borrowings. The Company on behalf of the applicable Borrower may from time to time elect to change or continue the type of interest rate borne by all or, subject to the minimum amount requirements in Section 2.2, any portion of, any Revolving Loan Borrowing of such Borrower as follows: (i) if such Borrowing is of Eurodollar Loans, the Company may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period specified by the Company or convert part or all of such Borrowing into Base Rate Loans on the last day of the Interest Period applicable thereto, or the Company may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such

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Borrowing is of Base Rate Loans, the Company may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period specified by the Company on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The Company on behalf of the applicable Borrower may select multiple Interest Periods for the Eurodollar Loans constituting any particular Borrowing of such Borrower, provided that at no time shall the number of different Interest Periods for outstanding Eurodollar Loans exceed fifteen (15) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved). Notices of the continuation of such Eurodollar Loans for an additional Interest Period or of the conversion of part or all of such Eurodollar Loans into Base Rate Loans or of such Base Rate Loans into Eurodollar Loans must be given by no later than (A) 12:00 p.m. at least three (3) Business Days prior to the date of such continuation of, or conversion to, Eurodollar Loans and (B) 12:00 p.m. on the date of any conversion of Eurodollar Loans to Base Rate Loans.

(c) Manner of Notice. The Company shall give such notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by telephone, facsimile or email (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request, which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the Type of Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Eurodollar Loans and the Interest Period applicable thereto and the applicable Borrower. The Company agrees that the Administrative Agent may rely on any such telephonic, facsimile or email notice given by any Person it in good faith believes is an authorized representative of the Company without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

(d) Notice to the Lenders. The Administrative Agent shall give prompt telephonic, email or facsimile notice to each Lender of any notice received pursuant to this Section 2.3 relating to a Revolving Loan Borrowing. The Administrative Agent shall give notice to the Company and each Lender by like means of the interest rate applicable to each Borrowing of Eurodollar Loans (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.

(e) Company’s Failure to Notify. If the Company fails to give notice pursuant to Section 2.3(a) or (b) of (i) the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans, or (ii) a Borrowing of Revolving Loans to pay outstanding Reimbursement Obligations, and has not notified the Administrative Agent by (A) 12:00 p.m. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of Eurodollar Loans, or (B) the day such Reimbursement Obligation becomes due, as the case may be, that it intends to repay such Borrowing or Reimbursement Obligation, the Company shall be deemed to have requested for the applicable Borrower, as applicable, (x) the continuation of such Borrowing as a Eurodollar Borrowing with an Interest Period of one (1) month or (y) the

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advance of a new Borrowing of Base Rate Loans (after converting, if necessary, the Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) on such day in the amount of the Reimbursement Obligation then due, which Borrowing pursuant to this clause (y) shall be deemed to have been funded on such date by the Lenders in accordance with
Section 2.3(a) and to have been applied on such day to pay the Reimbursement Obligation then due, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to Borrowings set forth in Section 4.3. If so directed by the Required Lenders, upon the occurrence and during the continuance of any Event of Default, and upon notice thereof from the Administrative Agent to the Company, each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan.

(f) Type Conversion. If the Company on behalf of any Borrower shall elect to convert any particular Borrowing of such Borrower pursuant to this Section 2.3 from one Type of Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence) be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Company to be comprised of Eurodollar Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to be comprised of Base Rate Loans. If the Company shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Eurodollar Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Company to have such Interest Period. This Section 2.3(f) shall be applied appropriately in the event that the Company shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.

Section 2.4. Interest Periods. As provided in Section 2.3, at the time of each request for a Borrowing of Eurodollar Loans, or for the continuation or conversion of any Borrowing of Eurodollar Loans, the Company on behalf of the applicable Borrower shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

(i) the Company may not select an Interest Period that extends beyond the Commitment Termination Date;

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(ii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided, however, that if the next succeeding Business Day is in the next calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5. Funding of Revolving Loans.

(a) Disbursement of Revolving Loans. Not later than 12:00 p.m. with respect to Borrowings of Eurodollar Loans, and 2:00 p.m. with respect to Borrowings of Base Rate Revolving Loans, on the date of any requested advance of a new Borrowing of Revolving Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Revolving Loan comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. The Administrative Agent shall promptly make the proceeds of each such Borrowing available in immediately available funds to the applicable Borrower (or as directed in writing by the Company on behalf of such Borrower) on such date. In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount shall nevertheless be promptly credited to the applicable Borrower in the manner described in the preceding sentence (and if such credit is made on the next Business Day, with interest on such amount to begin accruing hereunder on such next Business Day); provided that acceptance by any Borrower of any such late amount shall not be deemed a waiver by such Borrower of any rights it may have against such Lender. No Lender shall be responsible to any Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

(b) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the applicable Borrower the proceeds of the Revolving Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the applicable Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the applicable Borrower and ending on (but excluding) the date such Lender pays such amount to the

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Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the applicable Borrower will, on demand, repay to the Administrative Agent the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to such Loan, but the applicable Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.6. Applicable Interest Rates.

(a) Base Rate Loans. Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurodollar Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the Base Rate from time to time in effect plus the Applicable Margin. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(b) Eurodollar Loans. Each Eurodollar Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Revolving Loan is made until maturity (whether by acceleration or otherwise) or until conversion to a Base Rate Loan at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the sum of Adjusted LIBOR plus the Applicable Margin. Each Borrower agrees to pay such interest on each Interest Payment Date for such Revolving Loan and at maturity (whether by acceleration or otherwise) or, in the case of any Eurodollar Loan that is converted to a Base Rate Revolving Loan on a day prior to the end of the then-current Interest Period therefor, on the date of such conversion.

(c) Swingline Loans. Each Swingline Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the LIBOR Market Index Rate plus the Applicable Margin. Each Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(d) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted LIBOR, LIBOR Rate or LIBOR Market Index Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct. The Administrative Agent shall promptly give notice to the Company and each Lender of each determination of Adjusted LIBOR, with respect to each Eurodollar Loan.

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Section 2.7. Default Rate. If any payment of principal on any Loan is not made when due after the expiration of the grace period therefor provided in Section 7.1(a) (whether by acceleration or otherwise), or any Reimbursement Obligation is not paid when due as provided in Section 2.12(c), such past due Loan or Reimbursement Obligation shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such principal then due is paid in full, which each Borrower agrees to pay on demand, at a rate per annum equal to:

(a) (i) for any Base Rate Loan, the lesser of (A) the Highest Lawful Rate, or (B) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin, and (ii) for any Swingline Loan, the lesser of (A) the Highest Lawful Rate, or (B) the sum of two percent (2%) per annum plus the LIBOR Market Index Rate from time to time in effect (but not less than the LIBOR Market Index Rate in effect at the time such payment was due) plus the Applicable Margin;

(b) for any Eurodollar Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus the rate of interest (inclusive of the Applicable Margin) in effect thereon at the time of such default until the end of the Interest Period for such Loan and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin; and

(c) for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of two percent (2%) per annum plus (x) in the case of any Reimbursement Obligations payable in Dollars, the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin, or (y) in the case of any Reimbursement Obligations payable in any currency other than Dollars, the interest rate (inclusive of the Applicable Margin) that would otherwise then be applicable under this Agreement to a Eurodollar Loan made in such currency for an Interest Period of one month as from time to time in effect (but not less than such interest rate in effect at the time such payment was due).

It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be

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credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or, if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the applicable Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the applicable Borrower).

Section 2.8. Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. Each Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Lender, on the Commitment Termination Date, the unpaid amount of each Revolving Loan made by such Lender to such Borrower then outstanding. Each Borrower hereby unconditionally promises to pay to each Swingline Lender the unpaid principal amount of each Swingline Loan made by such Swingline Lender to such Borrower no later than the Commitment Termination Date.

(b) Record of Loans by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made to such Borrower by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c) Record of Loans by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the applicable Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) Evidence of Obligations. The entries made in the accounts maintained pursuant to Section 2.8(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Notes. The Revolving Loans outstanding to each Borrower from any Lender shall, at the written request of such Lender, be evidenced by a promissory note of the applicable Borrower payable to such Lender substantially in the form of Exhibit 2.8A (each, a “Revolving Note”). Each Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a Revolving Note, an original of each such Revolving

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Note, appropriately completed, to evidence the respective Revolving Loans made by such Lender to such Borrower hereunder, within ten (10) Business Days after the Company receives a written request therefor (or such longer period of time as such Lender may agree). If requested by any Swingline Lender, the Swingline Loans made by such Swingline Lender to any Borrower shall be evidenced by a promissory note of such Borrower payable to such Swingline Lender substantially in the form of Exhibit 2.8B (each, a “Swingline Note”).

(f) Recording of Loans and Payments on Notes. Each holder of a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of its Notes shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the maker thereof, all payments of principal and interest and the principal balance from time to time outstanding thereon, the Type of such Loan and, if a Eurodollar Loan the Interest Period and interest rate applicable thereto. Such record, whether shown on the books and records of a holder of a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any holder to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of each Borrower to repay all Loans outstanding to such Borrower hereunder together with accrued interest thereon. At the request of any holder of a Note and upon such holder tendering to the applicable Borrower the Note to be replaced, the applicable Borrower shall furnish a new Note to such holder to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans, if any, then outstanding thereon.

Section 2.9. Optional Prepayments of Loans. Each Borrower shall have the right to prepay Base Rate Loans or Swingline Loans without premium or penalty at any time and from time to time, in whole or in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Company on behalf of such Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 p.m. on the date of such prepayment. Each Borrower shall have the right to prepay any Eurodollar Loans at any time and from time to time without premium or penalty, in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000 and in an integral multiple of the Borrowing Multiple or such smaller amount as needed to prepay a particular Borrowing in full), subject to any breakage fees and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Company on behalf of such Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 p.m. at least three (3) Business Days before the proposed prepayment date (or such shorter period as may be agreed by the Administrative Agent in its sole discretion). A notice delivered under this Section 2.9 may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such prepayment and; provided, that upon any such rescission the applicable Borrower shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11. Any such prepayments shall be made by the payment of the principal amount to be prepaid and, with respect to any Eurodollar Loans, accrued and unpaid interest thereon to the date of such prepayment. Optional prepayments shall be applied to the Loans then outstanding in the order specified by the Company.

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Section 2.10. Mandatory Prepayments of Loans.

(a) If the aggregate Revolving Credit Exposure of all Lenders exceeds the Revolving Credit Commitment Amount then in effect, then (i) the Borrowers shall promptly prepay Loans in an aggregate amount sufficient to eliminate such excess and (ii) if any excess remains after prepaying all of the Borrowings as a result of any L/C Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as Cash Collateral as provided in Section 7.4(b).

(b) With respect to each advance of Loans as to which a Use of Proceeds Certificate is required to have been delivered hereunder, if and to the extent the applicable Borrower has not applied the proceeds of such advance for the purposes specified in such Use of Proceeds Certificate (or, within five (5) Business Days of the date of such advance, as otherwise requested by a Borrower and consented to in writing by the Administrative Agent in its reasonable discretion) by the fifth Business Day following the date such advance is made, then on the next Business Day, the Borrowers shall prepay Loans in an aggregate principal amount equal to the lesser of (i) an amount such that, immediately after giving effect to such prepayment, Available Cash is less than or equal to $200,000,000 and (ii) the amount of such proceeds not used in accordance with the applicable Use of Proceeds Certificate.

(c) Promptly upon determining the need to make any such prepayment, the Company shall notify the Administrative Agent of such required prepayment and of the identity of the particular Loans being prepaid. If the Administrative Agent shall notify the Company that the Administrative Agent has determined that any prepayment is required under Section 2.10(a), the applicable Borrower shall make such prepayment no later than the second Business Day following such notice. Any mandatory prepayment of Loans pursuant hereto shall not be limited by the notice or minimum prepayment requirements set forth in Section 2.9. Each such prepayment of Eurodollar Loans under this Section 2.10 shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.11.

Section 2.11. Breakage Fees. If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Section 8.1 or Section 8.2:

(a) any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b) any failure to make a principal payment of any such Loan on the due date therefor; or

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(c) any failure by any Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender), then the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Company a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the applicable Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Company of such claim for compensation as provided herein, in which event no Borrower shall have any obligation to pay such claim.

Section 2.12. Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions hereof and in reliance on the Lenders’ obligations under this Section 2.12, each Issuing Bank agrees to issue, from time to time on and after the Funding Date and prior to the Commitment Termination Date, at the request of the Company, one or more standby letters of credit (each, a “Letter of Credit”) for the Parent Guarantor’s, any of its Subsidiaries’ or any Local Content Entities’ account in a face amount in each case of at least $25,000 or, if denominated in a Specified Currency, the Dollar Equivalent of $25,000 (or, in either case, such lesser amount as the applicable Issuing Bank may agree to in its sole discretion); provided, that an Issuing Bank shall not be obligated to issue or amend a Letter of Credit pursuant to this Section 2.12 if (i) immediately after giving effect to the issuance or amendment thereof, the aggregate Revolving Credit Exposure of all Lenders would exceed the Revolving Credit Commitment Amount then in effect, (ii) the issuance of such Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or any Lender as notified by such Issuing Bank or such Lender to the Administrative Agent before the date of issuance of such Letter of Credit, (iii) immediately after giving effect to such issuance or amendment thereof, the Dollar Equivalent of the outstanding L/C Obligations would exceed $500,000,000 (the “Letter of Credit Sublimit”), or (iv) immediately after giving effect to such issuance or amendment thereof, the Dollar Equivalent of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank would exceed its “Maximum LC Issuance Amount” set forth opposite such Issuing Bank’s name on Schedule 2.12 (as may be amended from time to time by the Administrative Agent, the Company and each Issuing Bank affected thereby); and provided, further that, if there exists a Defaulting Lender, no Issuing Bank shall be required to issue a Letter of Credit unless the Company shall have complied with Section 2.12(g) with respect to any Fronting Exposure that exists at the time of such issuance or would exist immediately after giving effect to such issuance. Letters of Credit and any increases and extensions thereof hereunder may be issued in face amounts of Dollars or any Specified Currency.

(b) Issuance Procedure.

(i) To request that an Issuing Bank issue a Letter of Credit, at least three (3) Business Days prior to the date of the requested issuance (or such shorter period of time as such Issuing Bank may agree to in its sole discretion), the Company shall deliver to such Issuing Bank (x) a duly executed application for such Letter of Credit

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substantially in such Issuing Bank’s customary form or in such other form as may be approved by the Company and such Issuing Bank or complete such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and agreed to by the Company (each, an “Application”), including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank, in each case, completed to the reasonable satisfaction of such Issuing Bank, and (y) such other information or documents as such Issuing Bank may reasonably request in accordance with its customary letter of credit issuance procedures. Upon the receipt by the applicable Issuing Bank of a properly completed and, if applicable, executed Application and any other reasonably requested information in accordance with the terms of the preceding sentence, such Issuing Bank will process such Application in accordance with its customary procedures and issue the requested Letter of Credit on the requested issuance date. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and an Application, the provisions of this Agreement shall govern, and in the event that any Application contains provisions that impose obligations on the Company or grant rights to such Issuing Bank beyond those imposed or granted under this Agreement and the other Loan Documents, such provisions shall be of no force or effect and shall not be binding on the Company. Unless the applicable Issuing Bank has received notice from the Administrative Agent prior to the requested issuance that any of the conditions to issuance (whether set forth herein, in Section 4.3 or otherwise) have not been satisfied, the applicable Issuing Bank may assume that all such conditions have been satisfied. The Company may cancel any request to issue a Letter of Credit at any time prior to the actual issuance thereof by providing the applicable Issuing Bank with written notice thereof. An Issuing Bank that issues a Letter of Credit will notify the Administrative Agent of the account party, amount, currency, and expiration date of such Letter of Credit, and whether such Issuing Bank classifies such Letter of Credit as a Facility Performance Letter of Credit, promptly following the issuance thereof. Each Letter of Credit shall have an expiration date no later than five (5) Business Days before the Commitment Termination Date (subject to Section 2.12(b)(iii)). Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the applicable Borrower, subject to the conditions precedent set forth in Section 4.3 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent in accordance with this Section 2.12(b)) and the other terms and conditions of this Section 2.12.

(ii) If the Company so requests in any applicable Application, the relevant Issuing Bank shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that (i) any such Auto-Renewal Letter of Credit must permit such Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (and such Issuing Bank shall give such notice of non-renewal to the beneficiary if so directed by the Company) and (ii) such Issuing Bank will not permit the renewal of any Letter of Credit that would result in the expiration date of such Letter of Credit being later than the date that is five (5) Business Days prior to the Commitment Termination Date (subject to

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Section 2.12(b)(iii)). Unless otherwise notified in writing to the Company by the applicable Issuing Bank, the Company shall not be required to make a specific request to such Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the date that is five (5) Business Days prior to the Commitment Termination Date (subject to Section 2.12(b)(iii)); provided that the Issuing Bank shall not permit any such renewal if (x) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.12 or otherwise), or (y) it has received notice on or before the day that is two (2) Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this paragraph, from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.3 are not then satisfied.

(iii) Notwithstanding anything to the contrary herein, any Letter of Credit (including an Auto-Renewal Letter of Credit) may have an expiration date later than five (5) Business Days before the Commitment Termination Date, if (x) the Company shall provide or cause to be provided, no later than the Commitment Termination Date, (1) Cash Collateral in an amount equal to 102% of the undrawn face amount of such Letter of Credit or (2) a back-to-back letter of credit in an amount equal to 102% of the undrawn face amount of such Letter of Credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s (or such other bank or financial institution satisfactory to the applicable Issuing Bank) and which provides that such Issuing Bank may make a drawing thereunder in the event that such Issuing Bank pays a drawing under such Letter of Credit or (y) other arrangements satisfactory to the applicable Issuing Bank in its sole discretion shall have been made with respect to such Letter of Credit; provided, each Lender’s participation under Section 2.12(d) in any such Letter of Credit shall revert to such Issuing Bank on the Commitment Termination Date, and no Lender shall be entitled to any Letter of Credit fees pursuant to Section 3.1(b) on and after the Commitment Termination Date. Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the Company, subject to the conditions precedent set forth in Section 4.3 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent) and the other terms and conditions of this Section 2.12.

(c) The Company’s Reimbursement Obligations.

(i) The Company hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank for each payment or disbursement made by such Issuing Bank to settle its obligations under any draft drawn or other payment made under a Letter of Credit (a “Reimbursement Obligation”) within two (2) Business Days of the date that the Company receives notice from such Issuing Bank that such draft has been paid or such other payment has been made (and such Issuing Bank hereby agrees to give the Company such notice within one (1) Business Day after such draft is drawn or such other

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payment is made). The Reimbursement Obligations shall bear interest (which the Company hereby promises to pay) from and after the date such draft is paid or other payment is made until (but excluding the date) such Reimbursement Obligation is paid at the lesser of (x) the Highest Lawful Rate, or (y) the Base Rate (in the case of a Letter of Credit payable in Dollars) or the rate of interest that would then be applicable hereunder to an Eurodollar Loan with an Interest Period of one month (in the case of a Letter of Credit payable in any Specified Currency), plus in either such case the Applicable Margin, in each case so long as such Reimbursement Obligation shall not be past due, and thereafter at the default rate per annum as set forth in Section 2.7(c), whether or not the Commitment Termination Date shall have occurred. If any such payment or disbursement is reimbursed to an Issuing Bank on the date such payment or disbursement is made by such Issuing Bank, interest shall be paid on the reimbursable amount for one (1) day.

(ii) In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties hereto agree that, with respect to drafts or other documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such drafts or other documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. For the avoidance of doubt, the parties hereto further acknowledge and agree that in respect of any Letter of Credit that contains a non-documentary condition, including any determination as to whether a Borrower or other Person performed or failed to perform obligations under any contract, the applicable Issuing Bank shall deem such condition as not stated and shall disregard such condition.

(iii) The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its or any Credit Party’s use of such Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. Neither an Issuing Bank nor any of its respective officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any proceeds therefrom or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances (whether or not similar to any of the foregoing) whatsoever in making or failing to make payment under any Letter of Credit, including such Issuing Bank’s own negligence but not for such Issuing Bank’s gross negligence or willful misconduct.

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(iv) The Company agrees for the benefit of each Issuing Bank and each Lender that, notwithstanding any provision of any Application, the obligations of the Company under this Section 2.12(c) and each applicable Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each applicable Application under all circumstances whatsoever (other than the defense of payment in accordance with this Agreement), including, without limitation, the following circumstances (subject in all cases to the defense of payment in accordance with this Agreement):

(1) any lack of validity or enforceability of any of the L/C Documents;

(2) any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;

(3) the existence of any claim, set-off, defense or other right the Company may have at any time against a beneficiary of a Letter of Credit (or any person for whom a beneficiary may be acting), an Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;

(4) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(5) payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or

(6) any other act or omission to act or delay of any kind by any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.12(c), constitute a legal or equitable discharge of the Company’s obligations hereunder or under an Application;

provided, however, the foregoing shall not be construed to excuse an Issuing Bank from liability to the Company to the extent of any direct damages (but excluding consequential damages, which are hereby waived to the extent not prohibited by applicable law) suffered by the Company that are caused by such Issuing Bank’s gross negligence or willful misconduct.

(d) The Participating Interests. Each Lender severally and not jointly agrees to purchase from each Issuing Bank, and such Issuing Bank hereby agrees to sell to each Lender, an undivided percentage participating interest, to the extent of its Percentage, in each Letter of Credit issued by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit. Upon any failure by the Company to pay any Reimbursement Obligation in

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connection with a Letter of Credit issued by an Issuing Bank at the time required in Section 2.12(c) and Section 2.3(e), or if such Issuing Bank is required at any time to return to the Company or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by the Company of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to each Lender, and such Issuing Bank shall have the right to require each Lender to fund its participation in such Reimbursement Obligation. Each Lender (except the Issuing Bank that issued such Letter of Credit, if it is also a Lender) shall pay to such Issuing Bank an amount equal to such Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation (after converting, if necessary, such Reimbursement Obligation into Dollars using the applicable Exchange Rate in effect on such date) not later than the Business Day it receives notice from such Issuing Bank to such effect, if such notice is received before 2:00 p.m., or not later than the following Business Day if such notice is received after such time. If a Lender fails to pay timely such amount to an Issuing Bank, it shall also pay to such Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Lender at a rate per annum equal to the Base Rate in effect for each such day and only after such payment shall such Lender be entitled to receive its Percentage of each payment received on the relevant Reimbursement Obligation and of interest paid thereon. The several obligations of the Lenders to the Issuing Banks under this Section 2.12(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against the Company, any Issuing Bank, any other Lender or any other Person whatsoever including, but not limited to, any defense based on the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit, the legality, validity, regularity or enforceability of such Letter of Credit or force majeure and INCLUDING, BUT NOT LIMITED TO, THOSE RESULTING FROM AN ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Commitment of a Lender, and each payment by a Lender under this Section 2.12 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

(f) Letters of Credit Issued for Parent Guarantor; Subsidiaries; Local Content Entities. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Parent Guarantor, any of its Subsidiaries or a Local Content Entity, the Company shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of the Parent Guarantor, any of its Subsidiaries or Local Content Entities inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of the Parent Guarantor and such Subsidiaries and Local Content Entities.

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(g) Letter of Credit Fronting Exposure. If, at any time there shall exist any Fronting Exposure with respect to Letters of Credit, then the Company shall, if the full amount of such Fronting Exposure has not been reallocated pursuant to Section 2.18(a)(iv), promptly upon the request of the Administrative Agent or the applicable Issuing Bank, take one or more of the following actions as the Company may elect: (i) deliver to the Administrative Agent Cash Collateral to secure such unallocated Fronting Exposure in accordance with Section 7.4(b) and/or (ii) enter into other arrangements satisfactory to such Issuing Bank (in such Issuing Bank’s sole discretion) with the Issuing Bank to eliminate such Fronting Exposure.

Section 2.13. Reductions and Terminations of the Commitments and the Swingline Commitments. The Company shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice to the Administrative Agent (or such shorter period as the Administrative Agent may agree to in its sole discretion), to terminate or reduce the Commitments or any Swingline Lender’s Swingline Commitment, in each case, without premium or penalty, in whole or in part, provided, that any such notice may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings or other transactions, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed effective date of such commitment termination. Any partial reduction of the Commitments or any Swingline Commitment shall be (i) in an amount not less than $5,000,000 as determined by the Company and in integral multiples of $5,000,000 in excess thereof and (ii) as to the Commitments, allocated ratably among the Lenders in proportion to their respective Percentages; provided, that the Revolving Credit Commitment Amount may not be reduced to an amount less than the Revolving Credit Exposure of all Lenders, after converting, if necessary, any outstanding L/C Obligations to their Dollar Equivalent amounts in accordance with Section 10.19 and after giving effect to payments on such proposed termination or reduction date; provided, however, that for purposes of determining the amount of L/C Obligations in the immediately preceding proviso, such L/C Obligations may be reduced on a dollar-for-dollar basis by the amount of (a) Cash Collateral for the purpose of securing such L/C Obligations, and (b) the face amount of back-to-back letters of credit issued in connection with one or more Letters of Credit included in such L/C Obligations by a bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the Required Lenders with an expiration date of at least five (5) days after the expiration date of the applicable backstopped Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that a drawing is made under the applicable backstopped Letter of Credit; provided, further that the Revolving Credit Commitment Amount may not be reduced to an amount less than the aggregate amount of the Swingline Commitments of all Swingline Lenders, after giving effect to any contemporaneous reduction thereof. The Administrative Agent shall give prompt notice to each Lender of any such termination or reduction of the Commitments or any Swingline Commitment. Any termination of Commitments or any Swingline Commitment pursuant to this Section 2.13 is permanent and may not be reinstated (except in accordance with Section 2.14).

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Section 2.14. Increase of Commitments; Additional Lenders.

(a) So long as no Event of Default has occurred and is continuing, from time to time after the Funding Date and upon at least 20 days’ written notice to the Administrative Agent (or such shorter period as Administrative Agent and Company may agree), the Company may elect to increase the Revolving Credit Commitment Amount up to a total amount not to exceed $2,000,000,000 at any time in effect.

(b) The Company may designate one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, (i) in the case of any such Person that is an existing Lender, increase its Commitment and (ii) in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any bank or financial institution that is not an existing Lender must be acceptable to the Administrative Agent, the Swingline Lenders and/or the Issuing Banks (in each case, which acceptance will not be unreasonably withheld or delayed) if the consent of the Administrative Agent, the Swingline Lenders or the Issuing Banks, as the case may be, would be required to effect an assignment to such Person under Section 10.10(b). No Lender shall have any obligation whatsoever to agree to increase its Commitment.

(c) An increase in the aggregate amount of the Commitments pursuant to this Section 2.14 shall become effective upon the receipt by the Administrative Agent of a Commitment Increase Agreement signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, together with such evidence of appropriate corporate authorization on the part of the Company with respect to the increase in the Commitments and such opinions of counsel for the Company with respect to the increase in the Commitments as the Administrative Agent may reasonably request.

(d) Upon the acceptance of any such Commitment Increase Agreement by the Administrative Agent, the Revolving Credit Commitment Amount shall automatically be increased by the amount of the Commitments added through such agreement and
Schedule 1A shall be automatically updated to reflect the Commitment amounts of each Lender immediately after giving effect to such Commitment Increase Agreement.

(e) On the effective date of any increase in the aggregate amount of the Commitments pursuant to this Section 2.14 that is not pro rata among all Lenders, (i) the Borrowers, the Administrative Agent and the Lenders shall make adjustments to the outstanding principal amount of Revolving Loans (but not any interest accrued thereon or any accrued fees prior to such date), including the repayment of Revolving Loans plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Revolving Loans by the Lenders in proportion to their respective Percentages immediately after giving effect to such increase, together with any breakage fees and funding losses that are required to be paid pursuant to Section 2.11, and each Lender shall be deemed to have automatically made an assignment of its outstanding Revolving Loans, and assumed outstanding Revolving Loans of other Lenders as may be necessary to effect the foregoing (notwithstanding the requirements set forth in Section 10.10), and (ii) the amount of the unfunded participations held by each Lender in each Letter of Credit and Swingline Loan then outstanding shall be adjusted such that, immediately after giving effect to such adjustments, the Lenders shall hold unfunded participations in each such Letter of Credit and Swingline Loan in the proportion of its respective Percentage immediately after giving effect to such increase.

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Section 2.15. Extensions of Commitment Termination Date. If no Event of Default has occurred and is continuing, no earlier than 60 days and at least 45 days prior to any anniversary of the Funding Date, the Company may (but in no event on more than two occasions during the term of this Agreement), by written notice to the Administrative Agent, request that the Commitment Termination Date then in effect be extended for a 1-year period. On each such occasion, the Administrative Agent shall promptly notify each Lender of such request.    If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it shall deliver to the Administrative Agent a written notice of its agreement to do so no earlier than 30 days prior to such anniversary date and the Administrative Agent shall promptly thereafter notify the Company of such Extending Lender’s agreement to extend its Commitment (and such agreement shall be irrevocable until such anniversary date). No Lender shall have any obligation whatsoever to agree to extend its Commitment Termination Date. The Commitment of any Lender that fails to accept or respond to the Company’s request for extension of the Commitment Termination Date (a “Declining Lender”) shall be terminated on the Commitment Termination Date then in effect for such Lender (without regard to any extension by other Lenders) and on such Commitment Termination Date the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. The Administrative Agent shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders. Each Extending Lender may offer to increase its respective Commitment by an aggregate amount up to the aggregate amount of the Declining Lenders’ Commitments and such Extending Lender shall deliver to the Administrative Agent a notice of its offer to so increase its Commitment no later than 15 days prior to such anniversary date (and such offer shall be irrevocable until such anniversary date). To the extent the aggregate amount of extended Commitments is less than the aggregate amount of Commitments so requested to be extended pursuant to the foregoing, the Company shall have the right to require any Declining Lender at any time thereafter to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (a “Replacement Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 10.10(b), and (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. If, but only if, Extending Lenders and Replacement Lenders have agreed to provide Commitments in an aggregate amount greater than 50% of the aggregate amount of the Commitments outstanding immediately prior to such anniversary date, the Commitment Termination Date of such Extending Lenders and Replacement Lenders shall be extended by one year effective as of such anniversary of the Funding Date.

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Section 2.16. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans in Dollars to the Borrowers from time to time on and after the Funding Date and prior to the Commitment Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment, (ii) the Revolving Credit Exposure of all Lenders exceeding the Revolving Credit Commitment Amount then in effect or (iii) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Lender’s Commitment; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan and provided, further that, if there exists a Defaulting Lender, no Swingline Lender shall be required to make a Swingline Loan unless the Company shall have complied with Section 2.16(e) with respect to any Fronting Exposure that exists at the time of such extension of credit or would exist immediately after giving effect to such extension of credit. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, repay and reborrow Swingline Loans. For the avoidance of doubt, Swingline Loans may be made by one or both Swingline Lenders, at the Company’s election, and need not be funded pro rata in accordance with each Swingline Lender’s respective share of the aggregate Swingline Commitments.

(b) To request a Swingline Loan from any Swingline Lender, the Company on behalf of the applicable Borrower shall deliver by telephone, facsimile or email a Swingline Request (which, if by telephone, shall be promptly confirmed in writing) to the Administrative Agent and such Swingline Lender, not later than 3:00 p.m., on the day of a proposed Swingline Loan. Each such Swingline Request shall be irrevocable and shall specify the requested date (which shall be a Business Day), the amount of the requested Swingline Loan, the applicable Swingline Lender and the applicable Borrower. The applicable Swingline Lender shall make such requested Swingline Loan available to the applicable Borrower to an account as directed in writing by the Company in the applicable Swingline Request maintained with the Administrative Agent by 4:00 p.m. on the requested date of such Swingline Loan. Swingline Loans shall be made in minimum amounts of $2,500,000 and integral multiples of $100,000 above such amount.

(c) Each Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice (which may be from the Company on behalf of such Borrower) to the applicable Swingline Lender and the Administrative Agent before 12:00 noon on the proposed date of repayment.

(d) Any Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if such Swingline Lender and the Administrative Agent are the same entity) not later than 11:00 a.m. on the next succeeding Business Day following such notice require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans by such Swingline Lender then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent, or if such Swingline Lender and the Administrative Agent are the same entity, such Swingline

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Lender, will give notice thereof to each Lender, specifying in such notice such Lender’s applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or Event of Default or reduction or termination of the Revolving Credit Commitment Amount and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.5(a) with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired by the Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lender. Any amounts received by such Swingline Lender from any Borrower (or other party on behalf of any Borrower) in respect of a Swingline Loan by such Swingline Lender after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(e) If, at any time there shall exist any Fronting Exposure with respect to the Swingline Exposure (or any Fronting Exposure would result from the making of any requested Swingline Loan), then the Company shall, if the full amount of such Fronting Exposure has not been (or, following the making of such requested Swingline Loan would not be able to be) reallocated pursuant to
Section 2.18(a)(iv), promptly upon the request of the Administrative Agent or the applicable Swingline Lender (or, with respect to any such requested Swingline Loan, prior to the making of such Swingline Loan), deliver to the Administrative Agent Cash Collateral, in accordance with Section 7.4(b), to secure such unallocated Fronting Exposure, and such Cash Collateral shall be applied as a prepayment on Defaulting Lenders’ participation in such Swingline Loans so as to eliminate such Fronting Exposure and applied as a prepayment on the outstanding principal amount of such Swingline Loans so as to reduce the outstanding principal amount of such Swingline Loans by an equivalent amount.

Section 2.17. Designated Borrowers.

(a) The Company hereby designates NIFCO as a Designated Borrower as of the Effective Date. The Company may at any time and from time to time after the Funding Date, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate additional Designated Borrowers to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.17A (a “Designated

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Borrower Request and Assumption Agreement”). Following the giving of any notice pursuant to this Section 2.17(a), if the designation of any such Designated Borrower obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent Guarantor shall, promptly upon the request of the Administrative Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

(b) Within five (5) Business Days after receiving notice from the Company or the Administrative Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower for a Designated Borrower that is organized or incorporated under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Borrower directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph or shall otherwise object to such designation (such objection not to be unreasonably exercised) (a “Protesting Lender”) shall so notify the Company and the Administrative Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Borrower shall have the right to borrow hereunder, (i) notify the Administrative Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated and either (1) the Borrowers shall pay in full the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Protesting Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Protesting Lender under this Agreement, or (2) the Company shall have the right to require any Protesting Lender at any time thereafter to (and any such Protesting Lender shall) assign in full its rights and obligations under this Agreement to one or more banks or other financial institutions (which may be, but need not be, one or more existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other Person become a party to this Agreement; provided that (x) such assignment is otherwise in compliance with Section 10.10(b), and (y) such Protesting Lender receives payment in full of the unpaid principal amount of all Revolving Loans and Reimbursement Obligations owing to such Protesting Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Protesting Lender under this Agreement; or (ii) cancel its request to designate such Subsidiary as a “Designated Borrower” hereunder.

(c) The parties hereto acknowledge and agree that prior to any Designated Borrower other than NIFCO becoming a Borrower hereunder, the Administrative Agent and the Lenders shall have received the duly executed Guaranty Supplement by the new Designated Borrower, together with such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information of the new Designated Borrower, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders, and Notes signed by such Designated Borrower to the extent any Lenders so require. Promptly following receipt of the Guaranty Supplement and all such requested resolutions, incumbency certificates, opinions of counsel and other

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documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.17B (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which such Designated Borrower shall constitute a Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(d) The Obligations of each Designated Borrower shall be guaranteed by the Company, and the Obligations of the Company shall be guaranteed by each Designated Borrower, pursuant to this Agreement.

(e) Each Designated Borrower (including NIFCO) hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Credit Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(f) The Company may from time to time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

Section 2.18. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in Section 10.11.

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(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lenders hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Banks or Swingline Lenders, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or for application as a prepayment on such Defaulting Lender’s participation in any Swingline Loan; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) be held as Cash Collateral with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Reimbursement Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Credit Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Credit Document, if, had such payments been applied without regard to this Section, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue.

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(iii) Certain Fees. Commitment fees under Section 3.1(a) shall cease to accrue on the Commitment of such Defaulting Lender and such Defaulting Lender shall not be entitled to receive any letter of credit fees under Section 3.1(b), in each case for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).

(iv) Reallocation of Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.12 and Section 2.16, the “Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of such non-Defaulting Lender minus (2) the Revolving Credit Exposure of such non-Defaulting Lender. Subject to Section 10.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from the Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, the Swingline Lenders and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.18 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Swingline Lender, the Company or any other Credit Party may at any time have against, or with respect to, such Defaulting Lender.

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ARTICLE 3

FEES AND PAYMENTS

Section 3.1. Fees.

(a) Commitment Fees. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the average daily unused amount of the Commitment of such Lender during the period from and including the Effective Date in the case of each Lender on the Effective Date and from the effective date specified in the relevant Assignment Agreement pursuant to which it became a Lender in the case of each other Lender, in each case, to but excluding the date on which such Lender’s Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on March 31, 2018, and on the applicable Commitment Termination Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. With respect to each Letter of Credit, the Borrowers shall pay (i) a fronting fee to the applicable Issuing Bank in a percent per annum to be agreed between the Borrowers and the applicable Issuing Bank at the time such Letter of Credit is issued and (ii) a letter of credit fee to the Administrative Agent (which shall be shared by the Lenders (including the Issuing Banks) ratably) of the rate per annum equal to the Applicable Margin in effect for Eurodollar Loans, in each case computed on the basis of a year of 360 days for the actual number of days elapsed, on the maximum face amount of such Letter of Credit, from the date of issuance of such Letter of Credit until the expiration date for such Letter of Credit, payable quarterly in arrears on the last day of March, June, September and December of each year and on such expiration date and, if applicable, on the applicable Commitment Termination Date; provided, however, that with respect to any Facility Performance Letter of Credit, the applicable fee shall be payable at a rate equal to 60% of such Applicable Margin; provided further, if any Lender shall become a Defaulting Lender, then without prejudicing any right or remedy that the Company may have with respect to, on account of, arising from or relating to any event pursuant to which such Lender shall be a Defaulting Lender, no such letter of credit fee shall accrue for the account of such Lender from and after the date upon which such Lender shall have become a Defaulting Lender until such time as such Lender is no longer a Defaulting Lender. For any Letter of Credit issued with a face amount in any Specified Currency, the fees shall be converted into Dollars using the applicable Exchange Rate in effect five (5) Business Days before any fee with respect thereto shall be due and payable hereunder. In addition, the Borrowers shall pay to each Issuing Bank solely for such Issuing Bank’s account, in connection with each Letter of Credit issued by such Issuing Bank, customary issuance and administrative fees, amendment, payment and negotiation charges and reasonable costs and expenses of the applicable Issuing Bank in connection with each Letter of Credit (including mailing charges and reasonable out-of-pocket expenditures).

(c) Administrative Agent and Arrangement Fees. The Company shall pay to the Administrative Agent the fees from time to time agreed to by the Company and the Administrative Agent and the arrangement fees previously agreed to by the Company and the Arranger.

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(d) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and Letter of Credit fees (other than issuance and administrative fees payable to the Issuing Banks), to the Lenders. The Borrowers shall be jointly and severally liable for the payment of the fees set forth in Sections 3.1(a) and (b).

Section 3.2. Place and Application of Payments.

(a) All payments of principal of and interest on the Loans, Reimbursement Obligations and all fees and other amounts payable by any Credit Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Credit Party to the Administrative Agent (or, in the case of any customary issuance and administrative fees, fronting fees and expenses in respect of Letters of Credit described in Section 3.1(b), to the applicable Issuing Bank and, in the case of Swingline Loans, to the applicable Swingline Lender, except as provided in Section 2.16), for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 p.m. in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Company. Any payments received by the Administrative Agent from any Credit Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day. If the applicable Borrower does not, or is unable for any reason to, effect payment of a Reimbursement Obligation owing to an Issuing Bank with respect to a Letter of Credit issued in a Specified Currency in such Specified Currency or if the applicable Borrower shall default in the payment when due of any payment in a Specified Currency, such payment shall be made to the Lenders in the Dollar Equivalent of such currency determined in accordance with Section 10.19. The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds to each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender.

(b) If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all amounts then due and payable to the Administrative Agent and the Lenders under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order set forth in Section 7.7. In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans and Reimbursement Obligations and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.

Section 3.3. Withholding Taxes.

(a) Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of the Borrowers to any Lender, Issuing Bank, Swingline Lender or the Administrative Agent under this Agreement or any other Credit Document shall be made without

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withholding for or on account of any present or future taxes. If any such withholding is so required by law (as determined in the reasonable discretion of the applicable Borrower), the applicable Borrower shall make the withholding and pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon. Moreover, in the case of any such present or future taxes imposed by or within the jurisdiction in which the applicable Borrower is incorporated, any jurisdiction from which the applicable Borrower makes any payment under this Agreement or any other Credit Document, or (in each case) any political subdivision or taxing authority thereof or therein, excluding, in the case of each Lender, Issuing Bank, Swingline Lender and the Administrative Agent, the following taxes (whether imposed on or with respect to such Lender, Issuing Bank, Swingline Lender or Administrative Agent or required to be withheld or deducted from any payment by or on account of any obligation of any Borrower under any Credit Document):

(i) taxes imposed on, based upon, or measured by such Lender’s, Issuing Bank’s, Swingline Lender’s or the Administrative Agent’s net income, profits, gains, overall revenues or receipts, and branch profits, franchise and similar taxes imposed on it, in each case, as a result of a present or former connection between the taxing jurisdiction and such Lender (including any applicable Lending Office), such Issuing Bank, Swingline Lender or Administrative Agent, or any owner or affiliate thereof, as the case may be, other than connections arising from such Lender’s, Issuing Bank’s, Swingline Lender’s or the Administrative Agent’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document;

(ii) taxes imposed (other than pursuant to FATCA) by the United States of America (or any political subdivision thereof or tax authority therein) on or with respect to a Lender, Issuing Bank, Swingline Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such tax is imposed as a result of any change in applicable law, regulation or treaty (other than any addition of or change in any “anti-treaty shopping,” “limitation of benefits,” or similar provision applicable to a treaty) (a) after the date hereof, in the case of each Lender, Issuing Bank, Swingline Lender or Administrative Agent originally a party hereto, (b) in the case of any Purchasing Lender (as defined in Section 10.10(b)) or other Issuing Bank or Administrative Agent, after the date on which it becomes a Lender, Issuing Bank or Administrative Agent, as the case may be (unless such Purchasing Lender or Issuing Bank acquired its interest following a request by the Company under Section 8.6), or (c) after the designation by such Lender, Issuing Bank, Swingline Lender or Administrative Agent of a new Lending Office (other than pursuant to this Section 3.3(a) or Section 8.3(c)); except in each case to the extent that, pursuant to this Section 3.3(a), amounts with respect to such taxes were payable either to such Lender’s, Issuing Bank’s, Swingline Lender’s or Administrative Agent’s assignor immediately before such Lender, Issuing Bank, Swingline Lender or Administrative Agent became a party hereto or to such Lender, Issuing Bank, Swingline Lender or Administrative Agent immediately before it changed its Lending Office;

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(iii) taxes imposed by the United States of America pursuant to FATCA on or with respect to a Lender, Issuing Bank, Swingline Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States; or

(iv) taxes which would not have been imposed but for (a) the failure of such Lender, Issuing Bank, Swingline Lender or the Administrative Agent, as the case may be, to provide on a timely basis (I) the applicable forms prescribed by the Internal Revenue Service, as required pursuant to Section 3.3(b) (unless excused pursuant to Section 3.3(c)) and Section 3.3(e), or (II) any other form, certification, documentation or proof which is reasonably requested by any Borrower or the Administrative Agent or (b) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender, Issuing Bank, Swingline Lender or the Administrative Agent to establish an exemption from such tax, assessment or other governmental charge is false or not properly completed;

(all such present or future taxes, other than the taxes described in the preceding clauses (i) through (iv), “Indemnified Taxes”), the applicable Borrower shall forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, Issuing Bank, Swingline Lender and the Administrative Agent is free and clear of any such taxes that are Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender, Issuing Bank, Swingline Lender or the Administrative Agent (as the case may be) would have received had withholding of any Indemnified Taxes not been made. If any Borrower pays any Indemnified Taxes, or any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by such Borrower (with such tax receipts to be delivered within fifteen (15) days after being actually received), to the Lender, Swingline Lender, Issuing Bank or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within fifteen (15) days after being actually received. If the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender pays any Indemnified Taxes which any Borrower has failed to withhold or pay to the appropriate Governmental Authority, or any penalties or interest in connection therewith, such Borrower shall reimburse the Administrative Agent, that Issuing Bank, that Swingline Lender or that Lender for the payment in the currency in which such payment was made within thirty (30) days after the receipt of written demand therefor. Such Lender, Issuing Bank, Swingline Lender or the Administrative Agent shall make written demand on the Company for reimbursement hereunder no later than ninety (90) days after the earlier of (i) the date on which such Lender, Issuing Bank, Swingline Lender or the Administrative Agent makes payment of the Indemnified Taxes, penalties and interest, and (ii) the date on which the relevant taxing authority or other Governmental Authority makes written demand upon such Lender, Issuing Bank, Swingline Lender or the Administrative Agent for payment of the Indemnified Taxes, penalties and interest. Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender, Issuing Bank, Swingline Lender or the Administrative Agent, as the case may be. In the event that such Lender, Swingline Lender, Issuing Bank or the Administrative Agent fails to give the Company timely notice as provided herein, no Borrower shall have any obligation to pay such claim for

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reimbursement. In the event that any taxing authority notifies a Borrower that it has improperly failed to withhold any taxes (other than Indemnified Taxes) from a payment to any Lender, Issuing Bank, Swingline Lender or the Administrative Agent under this Agreement or any other Credit Document, such Borrower shall timely and fully pay such taxes to such taxing authority and such Lender, Issuing Bank, Swingline Lender or Administrative Agent, as the case may be, shall pay the amount of such taxes to such Borrower within thirty (30) days after the receipt of written demand therefor. If a Borrower is or will be required to pay an additional amount to a Lender, an Issuing Bank, a Swingline Lender or the Administrative Agent pursuant to this Section 3.3(a), then such payee shall use reasonable efforts to take requested measures (including changing the jurisdiction of its Lending Office) so as to reduce or eliminate any such amounts which may thereafter accrue, if such change would not otherwise be materially disadvantageous to such payee.

(b) U.S. Withholding Tax Exemptions.

(i) Each Lender, Swingline Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Administrative Agent two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 or W-8-BEN-E (or any successor form) wherein such Lender, Swingline Lender or Issuing Bank either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided, that, in the case of subclause (y), such Lender, Swingline Lender or Issuing Bank also shall submit a certificate substantially in the form of the applicable Exhibit 3.3 to the effect that such Lender, Swingline Lender or Issuing Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

(ii) Upon the request of any Borrower or the Administrative Agent, each Lender, Swingline Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(3) of the Code) shall submit to the Borrowers and the Administrative Agent properly completed and duly executed copies of any additional forms of the United States Internal Revenue Service (or any such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) that such Borrower believes to be reasonably necessary to accomplish exemption from (or a reduced rate of) withholding obligations under then-applicable United States law or that the Administrative Agent believes to be necessary to facilitate the Administrative Agent’s performance under this Agreement; provided that the submission of such documentation shall not be required if in the Lender’s, Swingline Lender’s or Issuing Bank’s reasonable judgment, such submission would subject such Lender, Swingline Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, Swingline Lender or Issuing Bank.

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(iii) Each Lender, Swingline Lender or Issuing Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrowers and the Administrative Agent two duly completed and signed copies of IRS Form W-9 certifying to the effect that it is a United States person and is exempt from U.S. withholding tax.

(iv) Each Lender, Swingline Lender and Issuing Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(c) Inability of Lender to Submit Forms. If any Lender, Swingline Lender or Issuing Bank determines in good faith, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that (i) it is not legally able to submit to the Borrowers or Administrative Agent any form or certificate that such Lender, Swingline Lender or Issuing Bank is obligated to submit pursuant to Section 3.3(b), (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender, Swingline Lender or Issuing Bank shall promptly notify the Borrowers and Administrative Agent of such fact, and such Lender, Swingline Lender or Issuing Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(d) FATCA Certification. Each Lender, Issuing Bank and Swingline Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) hereby represents and warrants that it is entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document or L/C Document (as if such payments were U.S. source), and agrees to use its reasonable best efforts to maintain such exemption. In the event that any such Lender, Issuing Bank or Swingline Lender ceases to maintain such exemption, it shall promptly so notify the Borrowers and Administrative Agent in writing.

(e) FATCA Compliance. If any payment required to be made to any Lender, Swingline Lender or Issuing Bank under this Agreement or any other Credit Document or L/C Document would be subject to taxes imposed by the United States pursuant to FATCA as a result of such Lender, Swingline Lender or Issuing Bank failing to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swingline Lender or Issuing Bank shall submit to any Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender, Swingline Lender or Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.3(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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(f) Refund of Taxes. If any Lender, Issuing Bank, Swingline Lender or the Administrative Agent receives a refund or credit of any Indemnified Tax or any tax referred to in Section 10.3 with respect to which any Borrower has paid any amount pursuant to this Section 3.3 or Section 10.3, such Lender, such Issuing Bank, such Swingline Lender or the Administrative Agent shall pay the amount of such refund or credit (including any interest received with respect thereto) to such Borrower within fifteen (15) days after receipt thereof. A Lender, Issuing Bank, Swingline Lender or the Administrative Agent shall provide, at the sole cost and expense of the Borrower, such assistance as the Company or such Borrower may reasonably request in order to obtain such a refund or credit; provided, however, that none of the Administrative Agent, any Lender, any Issuing Bank or any Swingline Lender shall in any event be required to disclose any information to any Borrower with respect to the overall tax position (or any other information relating to taxes that such Person reasonably determines to be confidential) of the Administrative Agent, Issuing Bank, Swingline Lender or such Lender. Notwithstanding anything to the contrary in this Section 3.3(f), in no event will any Lender, Swingline Lender or Issuing Bank be required to pay any amount to a Borrower pursuant to this Section 3.3(f) the payment of which would place such Lender, Swingline Lender or Issuing Bank in a less favorable net after-tax position than such Lender, Swingline Lender or Issuing Bank would have been in if the applicable tax giving rise to such refund had not been deducted, withheld or otherwise imposed.

(g) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent, any assignment of rights by or replacement of a Lender or Issuing Bank, the termination of the Commitments, and repayment, satisfaction or discharge of all obligations under any Credit Document or L/C Document.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.1. Effective Date. The occurrence of the Effective Date is subject to the following conditions precedent:

(a) The Administrative Agent shall have received (including by facsimile or other electronic means) signature pages to (1) this Agreement, duly executed by the parties hereto, (2) any Swingline Notes requested pursuant to Section 2.8(e) at least two Business Days prior to the Effective Date, duly executed by the Borrowers, (3) any Revolving Notes requested pursuant to
Section 2.8(e) at least two Business Days prior to the Effective Date, duly executed by the Borrowers, and (4) the following all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient number of signed counterparts as requested by the Administrative Agent:

(i) Certificates of Officers/Directors of the Credit Parties. Certificates of a Director, the Secretary or an Assistant Secretary of each Credit Party containing specimen signatures of the persons authorized to execute Credit Documents to which such Credit Party is a party on such Credit Party’s behalf or any other documents provided for herein or therein, together with (A) copies of resolutions of the board of directors or other appropriate body of such Credit Party, authorizing the execution and

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delivery of the Credit Documents to which such Credit Party is a party, (B) copies of such Credit Party’s memorandum of association and articles of association and other publicly filed organizational or constitutional documents in its jurisdiction of incorporation and bylaws (or other governing documents, if any), and (C) a certificate of incorporation and a certificate of good standing (if applicable) from the appropriate governing agency of such Credit Party’s jurisdiction of incorporation;

(ii) Patriot Act. To the extent requested by any Lender, documentation and other information with respect to the Credit Parties required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(iii) Opinions of Counsel. The opinions of (A) Baker Botts L.L.P., New York counsel for the Credit Parties, (B) Maples and Calder, Cayman Islands counsel for the Borrowers and (C) Travers Smith LLP, English counsel for the Parent Guarantor, in each case, covering such matters relating to the Credit Parties and the Credit Documents as are usual and customary in respect of the transaction contemplated by this Agreement;

(iv) Closing Certificate. Certificate of a Director, the President or a Vice President of the Company as to the satisfaction of all conditions set forth in Sections 4.1(b) and (c);

(v) Financial Forecast. A financial forecast for Noble Parent Company and its Subsidiaries for the three-year period beginning on January 1, 2018; and

(vi) Process Agent. An acknowledgment from CT Corporation with respect to its irrevocable appointment by the Credit Parties pursuant to Section 10.14;

(b) Each of the representations and warranties of the Credit Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of the Effective Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date;

(c) No Default or Event of Default shall have occurred and be continuing, as of the Effective Date;

(d) The Credit Parties shall have obtained all necessary governmental and third party approvals, registrations, and filings in respect of the transactions contemplated by this Agreement (if any);

(e) As a concurrent condition to the occurrence of the Effective Date, an amendment to the Existing Facility (the “Existing Facility Amendment”) permitting the reduction of the commitments of the lenders thereunder on a non-pro rata basis shall be effective; and

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(f) On or before the Effective Date, the Lenders, the Administrative Agent and the Arranger shall have received all fees and all reasonable and documented out-of-pocket expenses then due and owing to the Administrative Agent, the Lenders, and the Arranger pursuant to this Agreement and as otherwise agreed in writing by the Company to the extent invoices therefore have been provided at least two (2) days prior to the anticipated Effective Date.

Section 4.2. Funding Date. The obligation of each Lender to advance its initial Revolving Loan or participate in any Swingline Loan or Letter of Credit, of each Swingline Lender to advance its initial Swingline Loan and of each Issuing Bank to issue its initial Letter of Credit, is subject to satisfaction (or waiver in accordance with Section 10.11) of the following conditions precedent:

(a) The Effective Date shall have occurred;

(b) As a concurrent condition to the Funding Date (i) the “First Amendment Effective Date” (as defined in the Existing Facility Amendment) shall have occurred and (ii) no Lender shall have any commitments or obligations to make revolving loans or swingline loans or issue letters of credit under the Existing Facility;

(c) Each of the representations and warranties of the Credit Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of the Funding Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date;

(d) No Default or Event of Default shall have occurred and be continuing, as of the Funding Date; and

(e) Receipt by the Administrative Agent of a certificate of a Director, the President or a Vice President of the Company as to the satisfaction of all conditions set forth in Sections 4.2(c) and (d).

Section 4.3. All Credit Extensions. The obligation of each Lender to make any Revolving Loan, of each Swingline Lender to make any Swingline Loan, and of each Issuing Bank to issue, extend or increase any Letter of Credit hereunder is subject to satisfaction of the following conditions precedent:

(a) Notices. (i) In the case of any Revolving Loan, the Administrative Agent shall have received the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c), (ii) in the case of any Swingline Loan, the Administrative Agent and the applicable Swingline Lender shall have received the Swingline Request required by Section 2.16(b) and (iii) in the case of the issuance, extension or increase of a Letter of Credit, the relevant Issuing Bank shall have received a duly completed Application for such Letter of Credit in accordance with Section 2.12(b);

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(b) Available Cash.

(i) After giving pro forma effect to any advance of a Loan and any transactions anticipated to occur in the period of five (5) Business Days following the date thereof, the aggregate amount of Available Cash shall not exceed $200,000,000; and

(ii) If the aggregate amount of Available Cash would exceed $200,000,000 after giving effect to any advance of a Loan, excluding the effect of any other transactions that have not occurred prior to or simultaneously with such advance, then the Administrative Agent shall have received a Use of Proceeds Certificate from the relevant Borrower with respect to such advance;

(c) Warranties True and Correct. In the case of any advance of a Revolving Loan, any advance of a Swingline Loan or any issuance, extension or increase of any Letter of Credit, in each case, that increases the aggregate amount of Revolving Loans, Swingline Loans or L/C Obligations, respectively, outstanding immediately after giving effect to such advance of such Loan or such issuance, extension or increase of such Letter of Credit, as applicable, (and any prepayments or reimbursements made substantially concurrently therewith), each of the representations and warranties of the Parent Guarantor and the other Credit Parties set forth herein (other than the representations and warranties set forth in Section 5.4, Section 5.10, Section 5.16 and Section 5.17) and in the other Credit Documents (other than those that relate to the representations and warranties set forth in Section 5.4, Section 5.10, Section 5.16 and Section 5.17) shall be true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of the time of such advance or issuance, extension or increase of any Letter of Credit, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects (unless qualified by materiality or Material Adverse Effect, in which case such representation shall be true and correct in all respects) as of such earlier date;

(d) No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such advance of a Loan or issuance, extension or increase of a Letter of Credit;

(e) No Adverse Proceedings. There shall exist no request, directive, injunction, stay, order, litigation, or proceeding by or before any court or arbitrator or any Governmental Authority as to which there is a reasonable possibility of an adverse determination which adversely affects or calls into question (or, with respect to any injunction, stay or order issued by any court or arbitrator or any Governmental Authority, which actually adversely affects or calls into question) the legality, validity, or enforceability of this Agreement or the Notes or the consummation of the transactions contemplated thereby; and

(f) Existing Facility. At any time prior to the termination of the Existing Facility, solely with respect to any advance of Loans (and, for the avoidance of doubt, not with respect to the issuance, extension or increase of a Letter of Credit), there are no unused commitments to advance loans under the Existing Facility.

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Each acceptance by the applicable Borrower of an advance of any Loan or of the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit after the Funding Date shall be deemed to be a representation and warranty by the Company on the date of such acceptance, as to the matters specified in Section 4.3(b) through Section 4.3(f) (except to the extent the satisfaction of such matters have been waived in accordance with this Agreement).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Unless otherwise specified, each Credit Party represents and warrants to each Lender, each Issuing Bank, each Swingline Lender and the Administrative Agent (a) as of the Effective Date and (b) as of each other date as may be expressly required by the terms of any Credit Document, as follows:

Section 5.1. Corporate Organization. Each Credit Party: (a) is duly organized or incorporated and existing in good standing (as applicable) under the laws of the jurisdiction of its organization or incorporation; (b) has all necessary organizational power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (c) is duly licensed or qualified and in good standing (as applicable) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing (as applicable), as the case may be, would not have a Material Adverse Effect.

Section 5.2. Power and Authority; Validity. Each Credit Party has the organizational or constitutional power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party which is a party thereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

Section 5.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (a) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (b) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (c) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Subsidiaries.

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Section 5.4. Litigation. As of the Effective Date there are no actions, suits, proceedings or counterclaims (including, without limitation, derivative or injunctive actions) pending or, to the knowledge of any Credit Party, threatened against such Credit Party or any of its Subsidiaries that are reasonably likely to have a Material Adverse Effect.

Section 5.5. Use of Proceeds; Margin Regulations.

(a) Use of Proceeds. Subject to Section 2.10(b), the proceeds of the Loans shall only be used to refinance outstanding Indebtedness (if any) under the Existing Facility and for working capital and other general corporate purposes of the Parent Guarantor, its Subsidiaries and Local Content Entities, including for investments and acquisitions. Letters of Credit will be issued only to support the general corporate purposes of the Parent Guarantor, its Subsidiaries and Local Content Entities. The Parent Guarantor and its Subsidiaries shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Parent Guarantor or any of its Subsidiaries), shall not, use the proceeds of any Loan or Letter of Credit (i) to fund any activities or business of or with any Sanctioned Person or Sanctioned Country to the extent that such activities, business or transaction would be prohibited by Sanctions Laws and Regulations if conducted by a corporation incorporated in the United States or in a European Union member state, (ii) in any other manner that would result in a material violation of any applicable Sanctions Laws and Regulations by any Credit Party or its Subsidiaries or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws.

(b) Margin Stock. Neither the Parent Guarantor nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds of the Loans or the Letters of Credit will be used for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System. After application of the proceeds of the Loans, the issuance of the Letters of Credit, and any acquisitions permitted hereunder, less than 25% of the assets of the Parent Guarantor and its Subsidiaries consists of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

Section 5.6. Investment Company Act. Neither the Parent Guarantor nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7. Anti-Corruption Laws; Sanctions Laws and Regulations. The Parent Guarantor and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Parent Guarantor and its Subsidiaries and, to the knowledge of the Parent Guarantor and its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with

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Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all material respects (for the avoidance of doubt, this representation shall not fail to be true and correct due to any failure or failures to comply with Anti-Corruption Laws (i) that are isolated and do not evidence a pervasive or systemic pattern of violations of such laws and regulations or a significant deficiency in the implementation of the aforesaid policies and procedures to ensure compliance by the Parent Guarantor and its Subsidiaries with Anti-Corruption Laws or (ii) that arise from actions or incidents that have been publicly disclosed by the Parent Guarantor or Noble Parent Company or disclosed in writing to the Administrative Agent (with a copy to Lenders), in each case, at least twenty (20) days prior to the Effective Date). Neither the Parent Guarantor nor any of its Subsidiaries, or to their knowledge any of their directors or officers, or any of their respective agents acting or benefiting in any capacity in connection with this Agreement or any other Credit Document, is a Sanctioned Person or is knowingly engaged in any activity that could reasonably be expected to result in such Person becoming a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will result in a violation of Anti-Corruption Laws or Sanctions Laws and Regulations by the Parent Guarantor or any of its Subsidiaries.

Section 5.8. True and Complete Disclosure. All factual information (taken as a whole) furnished by any Credit Party in writing to the Administrative Agent or any Lender in connection with any Credit Document or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement; provided, that with respect to projected financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (a) such projections are not to be viewed as facts and that actual results during the period(s) covered by any such projections may differ significantly from the projected results and that such difference may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature. To the extent commercially reasonable, each Credit Party has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.

Section 5.9. Financial Statements. The financial statements heretofore delivered to the Lenders for Noble Parent Company’s fiscal year ending December 31, 2016 have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, with Noble Parent Company’s financial statements for the previous fiscal year. Such annual and quarterly financial statements fairly present in all material respects on a consolidated basis the financial position of Noble Parent Company as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements, to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC). As of the Effective Date, Noble Parent Company and its Subsidiaries, considered

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as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of Noble Parent Company that were not included in the financial statements of September 30, 2017 or in writing to the Administrative Agent (with a written request to the Administrative Agent to distribute such disclosure to the Lenders).

Section 5.10. No Material Adverse Change. As of the Effective Date, since December 31, 2016, there has occurred no event or effect that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.11. Taxes. Each Credit Party has filed all material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all governmental taxes, rates, assessments, fees, charges and levies (collectively, “Taxes”) shown to be due and payable on such returns or on any assessments made against such Credit Party and its Subsidiaries or any of their properties (other than any such Taxes that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect).

Section 5.12. Consents. As of the Effective Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute, deliver and perform the Credit Documents to which it is a party and with respect to the Company, in order to obtain the Loans and Letters of Credit hereunder, have been or will have been obtained or made and are or will be in full force and effect. As of the date of any Designated Borrower Notice, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the applicable Designated Borrower in order to execute, deliver and perform the Credit Documents to which it is a party, in order to obtain the Loans and Letters of Credit hereunder, have been or will have been obtained or made and are or will be in full force and effect.

Section 5.13. Insurance. Each Credit Party and its Significant Subsidiaries currently maintain in effect, with responsible insurance companies, insurance against any loss or damage to all insurable property and assets owned by it, which insurance is of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating like property or assets (subject to self-insured retentions and deductibles), and insurance with respect to employers’ and public and product liability risks (subject to self-insured retentions and deductibles); provided that each Credit Party or any Significant Subsidiary may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.

Section 5.14. Intellectual Property. Each Credit Party and its Subsidiaries own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of such Credit Party and its Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.

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Section 5.15. Ownership of Property. Each Credit Party and its Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

Section 5.16. Existing Indebtedness. Schedule 5.16 contains a complete and accurate list of all Indebtedness outstanding as of the Effective Date, with respect to each Credit Party and its Subsidiaries, in each case in an outstanding principal amount of $20,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $20,000,000) or more (other than the Obligations hereunder and Indebtedness permitted by any of clauses (b) through (n) of Section 6.11), in each case showing the aggregate principal amount thereof, the name of the respective borrower and any other entity which directly or indirectly guaranteed such Indebtedness, and the stated maturity date of such Indebtedness.

Section 5.17. Existing Liens. Schedule 5.17 contains a complete and accurate list of all Liens outstanding as of the Effective Date, with respect to each Credit Party and its Subsidiaries where the Indebtedness or other obligations secured by such Lien is in an outstanding principal amount of $20,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $20,000,000) or more (other than the Liens permitted by any of clauses (b) through (t) of Section 6.10), in each case showing the name of the Person whose assets are subject to such Lien, the aggregate principal amount of the Indebtedness secured thereby, and a description of the agreements or other instruments creating, granting, or otherwise giving rise to such Lien.

Section 5.18. EEA Financial Institutions. No Borrower is an EEA Financial Institution.

ARTICLE 6

COVENANTS

Unless otherwise specified, each Credit Party covenants and agrees until Facility Termination as follows:

Section 6.1. Corporate Existence. Each Credit Party and its Significant Subsidiaries will preserve and maintain its organizational or constitutional existence, except (a) for the dissolution, liquidation or reorganization of any Significant Subsidiaries whose assets are transferred to such Credit Party or any of its Subsidiaries, (b) where the failure to preserve, renew or keep in full force and effect the existence of any Subsidiary could not reasonably be expected to have a Material Adverse Effect, or (c) as otherwise expressly permitted in this Agreement, including any merger, consolidation, liquidation or dissolution otherwise permitted under Section 6.9.

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Section 6.2. Maintenance. Each Credit Party and its Significant Subsidiaries will maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent a Credit Party or any of its Significant Subsidiary from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of such Credit Party or such Significant Subsidiary, as applicable, desirable in the conduct of its business.

Section 6.3. Taxes. Each Credit Party and its Subsidiaries will duly pay and discharge all Taxes upon or against it or its properties and all other obligations (including, without limitation, ERISA obligations) within ninety (90) days after becoming due (in the case of Taxes) or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (a) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (b) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.

Section 6.4. ERISA. Each Credit Party and its ERISA Affiliates will timely pay and discharge all obligations and liabilities arising under ERISA in all material respects or otherwise with respect to each Plan of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a material Lien against any properties or assets of such Credit Party or any of its Significant Subsidiary and will promptly notify the Administrative Agent upon an officer of such Credit Party becoming aware thereof, of (a) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a multi-employer plan, as defined in ERISA), so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (b) receipt of any written notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (c) such Credit Party’s or any of its ERISA Affiliates’ intention to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (d) the receipt by such Credit Party or its ERISA Affiliates of notice of the occurrence of any event that could reasonably be expected to result in the incurrence of any liability (other than for benefits), fine or penalty to such Credit Party and/or to such Credit Party’s ERISA Affiliates, or any plan amendment that could reasonably be expected to increase the contingent liability of such Credit Party and its ERISA Affiliates, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect. Each Credit Party will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such

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underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) the receipt by such Credit Party or its Subsidiaries of notice of any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.5. Insurance. Each Credit Party and its Significant Subsidiaries will maintain or cause to be maintained, with responsible insurance companies, insurance against any loss or damage to all insurable property and assets owned by it, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and operating like property or assets (subject to self-insured retentions and deductibles) and will (subject to self-insured retentions and deductibles) maintain or cause to be maintained insurance with respect to employers’ public and product liability risks; provided that such Credit Party or any of its Significant Subsidiaries may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.

Section 6.6. Financial Reports and Other Information.

(a) Periodic Financial Statements and Other Documents. The Parent Guarantor will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of Noble Parent Company, its Subsidiaries and any SPVs as any Lender may reasonably request; and, without any request, will furnish to the Administrative Agent:

(i) within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Noble Parent Company, the consolidated balance sheet of Noble Parent Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by the officer or director of Noble Parent Company primarily responsible for Noble Parent Company’s financial affairs that they fairly present the financial condition of Noble Parent Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing Noble Parent Company’s Form 10-Q with the SEC in any event will satisfy the requirements of this clause (i), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(ii) within one hundred twenty (120) days after the end of each fiscal year of Noble Parent Company, the consolidated balance sheet of Noble Parent Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm and in the form

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filed with the SEC (publicly filing Noble Parent Company’s Form 10-K with the SEC in any event will satisfy the requirements of this clause (ii), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(iii) within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that Noble Parent Company sends to its stockholders generally or publicly files with the SEC or any similar Governmental Authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this clause (iii), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto;

(iv) on or before each of June 30 and December 31 of each fiscal year of Noble Parent Company, (x) an updated fleet status report by posting such report to Noble Parent Company’s website or (y) a Fleet Status Certificate;

(v) on or before (x) June 30 of any fiscal year, an updated financial forecast for Noble Parent Company and its Subsidiaries for the 18-month period beginning on June 30 of such fiscal year and (y) December 31 of any fiscal year, an updated financial forecast for Noble Parent Company and its Subsidiaries for the 12-month period beginning on December 31 of such fiscal year; and

(vi) such other information as the Administrative Agent or any Lender may reasonably request.

The Administrative Agent will forward promptly to the Lenders the information provided by the Company pursuant to (i) through (vi) above.

(b) Compliance Certificates. Within the sixty (60) day or one hundred twenty (120) day time periods set forth in
Section 6.6(a)(i) or (ii), respectively, for furnishing financial statements, the Parent Guarantor shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of) (i) additional information setting forth calculations excluding the effects of any (x) SPVs and (y) Noble Parent Company and Subsidiaries of Noble Parent Company that are not part of the Company Group, in each case, containing such calculations for Noble Parent Company, any such Subsidiaries or SPVs as reasonably requested by the Administrative Agent, and (ii) (x) a written certificate signed by an authorized officer or director of the Parent Guarantor, in his or her capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Parent Guarantor to remedy the same, (y) a Compliance Certificate substantially in the form of Exhibit 6.6 showing the Parent Guarantor’s compliance with the financial covenants set forth in Section 6.17; provided that if at the time of delivering such Compliance Certificate the Parent Guarantor is not in compliance with the financial covenants

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set forth in Section 6.17(c) and Section 6.17(d), the Parent Guarantor shall deliver calculations of the financial covenants set forth in Section 6.17(c) and Section 6.17(d) (it being understood that compliance with the Guarantee Ratio Covenants will be based on aggregate Rig Value amounts for the Parent Guarantor, its Subsidiaries and any Local Content Entities but without providing a list of Rig Value for each relevant Rig). If any Compliance Certificate shows that the Parent Guarantor is not in compliance with the financial covenants set forth in Section 6.17(c) and Section 6.17(d) as of the end of the applicable period for which such Compliance Certificate is delivered, then on the last day of any Guarantee Ratio Cure Period, the Parent Guarantor shall deliver a Compliance Certificate substantially in the form of Exhibit 6.6; provided, that such Compliance Certificate shall only be required to show the Parent Guarantor’s compliance with the financial covenants set forth in Section 6.17(c) and Section 6.17(d).

(c) Notice of Events Relating to Environmental Laws and Claims. Promptly after any officer of any Credit Party obtains actual knowledge of any of the following, such Credit Party will provide the Administrative Agent (who will in turn provide notice to the Lenders of) with written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against any Credit Party, any of its Subsidiaries or any SPV or any property owned or operated by any Credit Party, any of its Subsidiaries or any SPV;

(ii) any condition or occurrence on any property owned or operated by any Credit Party, any of its Subsidiaries or any SPV that results in noncompliance by such Credit Party, any of its Subsidiaries or any SPV with any Environmental Law; and

(iii) the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by any Credit Party, any of its Subsidiaries or any SPV other than in the ordinary course of business.

(d) Notices of Default, Litigation, Etc. Each Credit Party will promptly, and in any event within five (5) Business Days, after an officer of such Credit Party has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) the occurrence of any Default or Event of Default (including the occurrence of any event which has resulted in a breach of Section 6.17); (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and (iv) any notice received by it, any Subsidiary or any SPV from the holder(s) of Indebtedness of such Credit Party, any Subsidiary or any SPV in an amount which, in the aggregate, exceeds $50,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $50,000,000), where such notice states or claims the existence or occurrence of any event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

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Section 6.7. Lender Inspection Rights. Upon reasonable notice from the Administrative Agent or any Lender, each Credit Party will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) during normal business hours at such entity’s sole expense unless a Default or Event of Default shall have occurred and be continuing, in which event at such Credit Party’s expense, to visit and inspect any of the properties of such Credit Party or any of its Subsidiaries, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision each Credit Party authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the such Credit Party and its Subsidiaries), all as often, and to such extent, as may be reasonably requested. The principal financial officer of such Credit Party and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants. The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and/or Section 6.6 and to coordinate the exercise by the Lenders of such rights.

Section 6.8. Conduct of Business. Each Credit Party and its Subsidiaries will at all times remain primarily engaged in any of (a) the contract drilling business, (b) the provision of services to the energy industry, (c) other existing businesses described in Noble Parent Company’s current SEC reports, or (d) any related or ancillary businesses.

Section 6.9. Restrictions on Fundamental Changes. No Credit Party shall merge or consolidate with any other Person, or cause or permit any dissolution of such Credit Party or liquidation of its assets, or sell, transfer or otherwise dispose of all or substantially all of such Credit Party’s assets, except that:

(a) Any Credit Party may merge into, or consolidate with, any other Person if upon the consummation of any such merger or consolidation (i) any Credit Party is the surviving Person to any such merger or consolidation, or (ii) (1) the general unsecured corporate credit rating of NHIL shall continue to be rated by S&P, Moody’s or Fitch, (2) such other surviving Person is a Subsidiary of Noble Parent Company and (3) such other surviving Person shall have executed and delivered to the Administrative Agent and each Lender its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the other Credit Documents to which such predecessor Credit Party is a party;

(b) Any Credit Party may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person if such Person is the Parent Guarantor or a Subsidiary of the Parent Guarantor (or a Person who will contemporaneously therewith become a Subsidiary of the Parent Guarantor); provided that, if the applicable Credit Party selling or transferring all or substantially all of its assets is a Downstream Subsidiary and Person to whom the assets are being sold or transferred (the “transferee”) is the Parent Guarantor or an Upstream Subsidiary, then the transferee (i) shall not be an obligor in respect of any Indebtedness incurred as Permitted Additional Debt under clause (a) of the definition thereof and (ii) shall be treated as a Downstream Subsidiary under the definition of Permitted Additional Debt and Section 6.11 anytime thereafter; and

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provided in the case of any transaction described in the preceding clauses (a) and (b), no Default or Event of Default shall exist immediately prior to, or after giving effect to, such transaction; provided further that this Section 6.9 shall not apply to any transaction if, after giving pro forma effect to such transaction, the Parent Guarantor has demonstrated Pro Forma Compliance.

Section 6.10. Liens. Each Credit Party shall not, and shall not permit its Subsidiaries to, create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of such Credit Party or any of its Subsidiaries, except the following (collectively, the “Permitted Liens”):

(a) Liens existing on the date hereof (each such Lien, to the extent it secures Indebtedness or other obligations in an aggregate outstanding principal amount of $20,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $20,000,000) or more, being described on Schedule 5.17);

(b) Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance, return-of-money or payment bonds, contracts or leases to which such Credit Party or its Subsidiaries are parties or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(d) Liens for Taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(e) Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(f) Liens arising out of judgments or awards against such Credit Party or any of its Subsidiaries, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of

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which shall not have expired or for which such Credit Party or such Subsidiary shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained (within thirty (30) days with respect to a judgment or award rendered in the United States or within sixty (60) days with respect to a judgment or award rendered in a foreign jurisdiction after entry of such judgment or award or expiration of any previous such stay, as applicable) a stay of execution or the like pending such appeal or proceeding for review; provided, that the aggregate amount of uninsured or underinsured liabilities (net of customary deductibles, and including interest, costs, fees and penalties, if any) of the Credit Parties and their respective Subsidiaries secured by such Liens shall not exceed the Dollar Equivalent of $100,000,000 at any one time outstanding;

(g) Liens securing Indebtedness permitted under Section 6.11(m);

(h) Liens securing Interest Rate Protection Agreements or Currency Rate Protection Agreements incurred in the ordinary course of business and not for speculative purposes;

(i) Liens on property existing at the time such property is acquired by the Parent Guarantor or any Subsidiary of the Parent Guarantor and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Subsidiary of the Parent Guarantor and not created in contemplation of such Person becoming a Subsidiary of the Parent Guarantor (or on repairs, renewals, replacements, additions, accessions and betterments thereto);

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (i), provided, however, that the principal amount of Indebtedness secured thereby does not exceed the principal amount secured at the time of such extension, renewal or replacement (other than amounts incurred to pay costs of such extension, renewal or replacement), and that such extension, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced (together with accessions and improvements thereto and replacements thereof);

(k) rights reserved to or vested in any municipality or governmental, statutory or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(l) rights reserved to or vested in any municipality or governmental, statutory or public authority to control, regulate or use any property of a Person;

(m) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

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(n) encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(o) Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(p) Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(q) Liens on property securing Permitted Bully Indebtedness;

(r) Liens on the stock or assets of SPVs securing Indebtedness (or other obligations) in an aggregate principal amount not to exceed the Dollar Equivalent of $100,000,000 at any one time outstanding;

(s) other Liens created in connection with securitization programs, if any, of the Parent Guarantor and its Subsidiaries securing Indebtedness (or other obligations) in an aggregate principal amount not to exceed the Dollar Equivalent of $100,000,000 at any one time outstanding;

(t) Liens (not otherwise permitted by this Section 6.10) securing Indebtedness (or other obligations) not exceeding at the time of incurrence thereof (together with all such other Liens securing Indebtedness (or other obligations) outstanding pursuant to this clause (t) at such time) the greater of (i) $500,000,000 and (ii) five percent (5%) of Consolidated Net Assets.

Section 6.11. Indebtedness. Each Credit Party shall not, and shall not permit its Subsidiaries to, incur, assume or suffer to exist any Indebtedness, except:

(a) existing Indebtedness outstanding on the Effective Date (such Indebtedness, to the extent the outstanding principal amount thereof is $20,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $20,000,000) or more, being described on Schedule 5.16);

(b) Indebtedness under the Credit Documents;

(c) Indebtedness under the Existing Facility (in an outstanding amount not to exceed the amount of the commitments thereunder, at any time (i) prior to the Funding Date, on the Effective Date and (ii) on or after the Funding Date, the Funding Date after giving effect to commitment reduction thereunder on the Funding Date);

(d) intercompany loans and advances to the Parent Guarantor or its Subsidiaries, and intercompany loans and advances from the Parent Guarantor, any of such Subsidiaries, Eligible Local Content Entities or SPVs to the Parent Guarantor or any other Subsidiaries of the Parent Guarantor;

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(e) Indebtedness under any Interest Rate Protection Agreements and any Currency Rate Protection Agreements, in each case entered into in the ordinary course of business and not for speculative purposes;

(f) Indebtedness (i) under unsecured lines of credit for overdrafts or for working capital purposes in foreign countries with financial institutions, or (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds, all such Indebtedness not to exceed the Dollar Equivalent of $200,000,000 in the aggregate at any time outstanding, provided that amounts under overdraft lines of credit or outstanding as a result of drawings against insufficient funds shall be outstanding for one (1) Business Day before being included in such aggregate amount;

(g) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Parent Guarantor or is merged with or into the Parent Guarantor or any Subsidiary of the Parent Guarantor and not incurred in contemplation of such transaction, and extensions, renewals or refinancings thereof that do not increase the amount of such Indebtedness (other than amounts included to pay costs of such extension, renewal or refinancing);

(h) Indebtedness (i) under Performance Guaranties and Performance Letters of Credit, and (ii) with respect to letters of credit issued in the ordinary course of business;

(i) Indebtedness created in connection with securitization programs, if any, of the Parent Guarantor and its Subsidiaries not to exceed the Dollar Equivalent of $100,000,000 at any one time outstanding;

(j) Permitted Bully Indebtedness;

(k) Additional Senior Indebtedness in an aggregate principal amount outstanding for all Credit Parties and their respective Subsidiaries not exceeding, at the time of incurrence thereof (together with all such other Indebtedness outstanding pursuant to this clause (k) at such time), the greater of (i) $750,000,000 and (ii) seven and one-half percent (7.5%) of Consolidated Net Assets; provided that (A) the Parent Guarantor is in Pro Forma Compliance upon the incurrence of any such Additional Senior Indebtedness and (B) no Default or Event of Default exists at the time of the incurrence of such Additional Senior Indebtedness, nor would such result therefrom;

(l) Permitted Additional Debt; provided that (i) the Parent Guarantor is in Pro Forma Compliance upon the incurrence of any such Permitted Additional Debt; provided, that the Parent Guarantor shall only be required to deliver a certificate of an authorized officer demonstrating Pro Forma Compliance upon the incurrence of Permitted Additional Debt in an aggregate principal amount in one transaction or series of related transactions in excess of $100,000,000, and (ii) no Default or Event of Default exists at the time of the incurrence of such Permitted Additional Debt, nor would such result therefrom;

(m) Indebtedness (and Guaranties thereof by the Parent Guarantor or any Subsidiary of the Parent Guarantor that does not own a Closing Date Rig to the extent such guaranteed Indebtedness constitutes New Asset Indebtedness or otherwise subject to the

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limitations set forth in Section 6.11(k) and Section 6.11(l) immediately above) incurred to acquire, construct, renovate or upgrade any drilling rig or marine transportation vessel, including without limitation the Rigs (Indebtedness incurred to acquire, construct, renovate or upgrade such asset being referred to herein as “New Asset Indebtedness”), or to acquire or make an investment in any company or Person whose principal assets are drilling rigs or marine transportation vessels, in each case provided that (i) the Parent Guarantor has demonstrated Pro Forma Compliance upon the incurrence of any such Indebtedness, (ii) no Default or Event of Default then exists or would be caused thereby and (iii) such Indebtedness is incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, renovation or upgrade or the date of commercial operation of the assets constructed, renovated or upgraded; and

(n) extensions, renewals or replacements of Indebtedness permitted by this Section 6.11 that do not increase the amount of such Indebtedness (other than amounts incurred to pay costs of such extension, renewal or refinancing).

Section 6.12. Use of Property and Facilities; Environmental Laws. The Credit Parties shall, and shall cause their respective Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the properties or business operations of such Credit Party or any Subsidiary of such Credit Party, where the failure to so comply could reasonably be expected to have a Material Adverse Effect.

Section 6.13. Transactions with Controlling Affiliates. Except as otherwise specifically permitted herein, the Credit Parties shall not, and shall not permit their respective Subsidiaries to, (except pursuant to contracts outstanding as of (i) with respect to the Parent Guarantor, the Effective Date, or (ii) with respect to any Subsidiary of the Parent Guarantor, the Effective Date or, if later, the date such Subsidiary first became a Subsidiary of the Parent Guarantor) enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Controlling Affiliate, including without limitation, the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Controlling Affiliate, unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Parent Guarantor or such Subsidiary than would be obtained in an arms’ length transaction with a Person that is not a Controlling Affiliate. Notwithstanding the foregoing, any transactions and arrangements permitted by Section 6.14 will not be prohibited by this Section 6.13.

Section 6.14. Restricted Payments; Debt Redemptions.

(a) The Parent Guarantor shall not make any Restricted Payment other than (i) Permitted Payments to Parent, (ii) Restricted Payments in an amount equal to the fair market value of cash or other assets received as a capital contribution to the Parent Guarantor or the net proceeds from the issuance or sale of Equity Interests of the Parent Guarantor and (iii) Restricted Payments in an aggregate amount (together with all such other Restricted Payments made pursuant to this Section 6.14(a)(iii) at such time) not to exceed $50,000,000.

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(b) Each Credit Party shall not, and shall not permit its Subsidiaries to, optionally or voluntarily Redeem (whether in whole or in part) any Indebtedness permitted under Section 6.11(a) or Indebtedness incurred as Permitted Additional Debt, in each case, with a then scheduled maturity date after the latest Commitment Termination Date in effect at the time of such Redemption; except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) such Credit Party or its Subsidiaries may Redeem any such Indebtedness permitted under Section 6.11(a) or Permitted Additional Debt by converting or exchanging any such Indebtedness into Equity Interests (other than Equity Interests constituting Disqualified Capital Stock) of the Parent Guarantor, Noble Parent Company or any Subsidiary of Noble Parent Company that is not a member of the Company Group or any other Equity Interests or securities which are converted into, exchanged for, or redeemed with, Equity Interests of Noble Parent Company or any such Subsidiary substantially simultaneously therewith;

(ii) such Credit Party or any of its Subsidiaries may Redeem any such Indebtedness permitted under Section 6.11(a) or Permitted Additional Debt with an amount equal to the net cash proceeds of an issuance of Equity Interests (other than Equity Interests constituting Disqualified Capital Stock) of any Credit Party or any Subsidiary or a capital contribution to any Credit Party or any such Subsidiary; provided that (A) (1) either (x) immediately after giving pro forma effect to such Redemption, Available Cash (including an amount equal to the amount of net cash proceeds not used for such Redemption or otherwise segregated for purposes described in clause (d) of the definition of Available Cash) would not exceed $200,000,000 or (y) the aggregate outstanding Revolving Loans and Swingline Loans at the time of, or immediately after giving effect to, such Redemption would not exceed $200,000,000 and (2) the sum of (x) Available Cash (including an amount equal to the amount of net cash proceeds not used for such Redemption or otherwise segregated for purposes described in clause (d) of the definition of Available Cash) immediately after giving pro forma effect to such Redemption and (y) the aggregate outstanding Revolving Loans and Swingline Loans at the time of, or immediately after giving effect to, such Redemption, would not exceed $300,000,000 and (B) such issuance of Equity Interests of such Credit Party or such Subsidiary or such capital contribution occurs substantially concurrently with such Redemption (with a Redemption being deemed substantially concurrent if such Redemption occurs not more than 90 days after such issuance or such capital contribution);

(iii) such Credit Party or any of its Subsidiaries may Redeem any such Indebtedness permitted under Section 6.11(a) or Permitted Additional Debt so long as no Revolving Loans or Swingline Loans are outstanding at the time of, or immediately after giving effect to, such Redemption; and

(iv) such Credit Party or any of its Subsidiaries may Redeem any such Indebtedness permitted under Section 6.11(a) or Permitted Additional Debt in exchange for, or as part of, an extension, refinancing, renewal, or replacement of such Permitted Additional Debt within 90 days of the incurrence of any replacement or refinancing

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Permitted Additional Debt; provided that with respect to any such Redemption of Indebtedness permitted under Section 6.11(a), such replacement or refinancing Permitted Additional Debt (x) does not increase the amount of such Indebtedness being Redeemed (other than amounts incurred to pay costs, including premiums (if any), of such Redemption, plus the amount of accrued interest on such Indebtedness) and (y) has a final maturity date no earlier than the Indebtedness being Redeemed.

Section 6.15. Sale and Leaseback Transactions. Each Credit Party will not, and will not permit any of its Subsidiaries to, enter into, assume, or suffer to exist any Sale-Leaseback Transaction, except any such transaction that may be entered into, assumed or suffered to exist without violating any other provision of this Agreement, including without limitation, Section 6.17.

Section 6.16. Compliance with Laws. Without limiting any of the other covenants of the Credit Parties in this Article 6, each Credit Party and its Subsidiaries shall conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities (including, without limitation, environmental laws and ERISA); provided, however, that this Section 6.16 shall not require such Credit Party or any Subsidiary of such Credit Party to comply with any such law, regulation, ordinance or order if (a) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Each Credit Party and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations by such Credit Party, its Subsidiaries and their respective directors, officers and employees.

Section 6.17. Financial Covenants

(a) The Parent Guarantor will maintain, as of the end of each fiscal quarter of the Parent Guarantor, a ratio (expressed as a percentage) of Consolidated Indebtedness to Total Tangible Capitalization of no greater than 55%.

(b) The Parent Guarantor will not permit Liquidity at any time to be less than $300,000,000.

(c) The Parent Guarantor will not permit, as of the end of each fiscal quarter of the Parent Guarantor, beginning with the fiscal quarter ending March 31, 2018, the ratio of (i) the Rig Value of the Marketed Rigs directly wholly owned by the Credit Parties to (ii) the sum of (A) the aggregate Commitments and (B) any other Indebtedness under clause (a) of the definition thereof (other than intercompany Indebtedness among the Credit Parties) of any Credit Party that directly owns a Marketed Rig that is not contractually subordinated in right of payment to the Obligations, to be less than 3.00 to 1.00.

(d) The Parent Guarantor will not permit, as of the end of each fiscal quarter of the Parent Guarantor, beginning with the fiscal quarter ending March 31, 2018, the ratio of (i) the Rig Value of the Closing Date Rigs directly wholly owned by the Credit Parties to (ii) the aggregate Rig Value of all Closing Date Rigs of the Parent Guarantor, its Subsidiaries, and the Local Content Entities, to be less than 80%.

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Section 6.18. Use of Proceeds. No Borrower will use the proceeds of the Loans or the Letters of Credit for any purpose or in any manner not permitted by Section 5.5.

Section 6.19. Additional Credit Parties. If any compliance certificate delivered pursuant to Section 6.6(b) shows non-compliance with any Guarantee Ratio Covenant as of the end of the fiscal quarter for which such compliance certificate is delivered, then within twenty (20) days after the deadline for delivering such compliance certificate (or such later date as the Administrative Agent may reasonably agree) (the “Guarantee Ratio Cure Period”), either (a) the Parent Guarantor shall cause one or more of its Subsidiaries or Eligible Local Content Entities to execute and deliver to the Administrative Agent a Guaranty Supplement, together with all other deliverables described in this Section 6.19 and Section 6.20, in each case, to the extent necessary to ensure compliance with each Guarantee Ratio Covenant or (b) the Parent Guarantor shall take such other action (including, without limitation, the reactivation of any preservation stacked or cold stacked Rig directly wholly owned by a Credit Party and the delivery of an updated Fleet Status Certificate reflecting such reactivation) as shall be sufficient to cause the Parent Guarantor and its Subsidiaries to be in compliance with each Guarantee Ratio Covenant as of the end of such twenty (20) day period. For the avoidance of doubt, failure to comply with any Guarantee Ratio Covenant shall not constitute a Default or Event of Default so long as the Parent Guarantor, its Subsidiaries, and any Eligible Local Content Entities shall have taken the actions specified in either clause (a) or clause (b) of the preceding sentence prior to the expiration of the Guarantee Ratio Cure Period.

Section 6.20. Initial Subsidiary Guarantors. Within thirty (30) days of the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), the Parent Guarantor shall deliver, or cause to be delivered, the following:

(a) Guaranty Supplements duly executed and delivered by a responsible officer or director of Subsidiaries of the Parent Guarantor and Eligible Local Content Entities, as applicable, to the extent necessary to ensure that the Parent Guarantor is in compliance with the requirements set forth in Section 6.17(c) and (d); provided that the financial information used to calculate compliance with the Guarantee Ratio Covenants shall be based on information available to the Parent Guarantor on the Effective Date;

(b) certificates of a Director, the Secretary or an Assistant Secretary (or other officer or manager) of each Subsidiary Guarantor executing a Guaranty Supplement in connection with this Section 6.20 containing specimen signatures of the persons authorized to execute Credit Documents to which such Subsidiary Guarantor is a party on such Subsidiary Guarantor’s behalf or any other documents provided for herein or therein, together with (A) copies of resolutions of the board of directors or other appropriate body of such Subsidiary Guarantor, authorizing the execution and delivery of the Credit Documents to which such Subsidiary Guarantor is a party, (B) copies of such Subsidiary Guarantor’s memorandum of association and articles of association and other publicly filed organizational or constitutional documents in its jurisdiction of organization or incorporation and bylaws (or other governing documents, if any), and (C) a certificate of incorporation and a certificate of good standing (if applicable) from the appropriate governing agency of such Subsidiary Guarantor’s jurisdiction of organization or incorporation;

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(c) a favorable opinion of counsel for each Subsidiary Guarantor executing a Guaranty Supplement in connection with this Section 6.20, covering such matters as are usual and customary in respect of such matters and in form and substance reasonably acceptable to the Administrative Agent;

(d) if any Subsidiary Guarantor delivering a Guaranty Supplement in connection with this Section 6.20 is not organized under the laws of a State of the United States of America, evidence of appointment by such Guarantor of the Process Agent as its domestic process agent in accordance with Section 10.14; and

(e) such other documentation or information as is reasonably requested by the Administrative Agent.

ARTICLE 7

EVENTS OF DEFAULT AND REMEDIES

Section 7.1. Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default by any Credit Party in the payment of any principal amount of any Loan or Reimbursement Obligation, any interest thereon or any fees payable hereunder, within three (3) Business Days following the date when due;

(b) default by the Parent Guarantor or any Subsidiary in the observance or performance of any covenant set forth in Section 6.9, Section 6.10 or Section 6.17 (subject to the Guarantee Ratio Cure Period);

(c) default by the Parent Guarantor or any Subsidiary in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Parent Guarantor by the Administrative Agent;

(d) any representation or warranty made or deemed made herein or in any other Credit Document (except any Application or any Letter of Credit) by the Parent Guarantor or any Subsidiary proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e) (i) Indebtedness in the aggregate principal amount of the Dollar Equivalent of $100,000,000 of the Parent Guarantor and its Subsidiaries (“Material Indebtedness”) shall not be paid at maturity (beyond any applicable grace periods), or (ii) any default in respect of Material Indebtedness shall occur which causes the holders thereof, or any trustees or agents on their behalf, to accelerate the maturity of such Indebtedness or requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity;

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(f) any Credit Party or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any applicable bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it in a court of competent jurisdiction, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 7.1(f);

(g) a custodian, receiver, trustee, liquidator or similar official is appointed for any Credit Party or any Significant Subsidiary or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 7.1(f)(v) is instituted against any Credit Party or any Significant Subsidiary in a court of competent jurisdiction, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

(h) the Parent Guarantor or any Subsidiaries of the Parent Guarantor fail within thirty (30) days with respect to any judgments or orders that are rendered in the United States or sixty (60) days with respect to any judgments or orders that are rendered in a court of competent jurisdiction in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of the Dollar Equivalent of $100,000,000 in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

(i) (x) the Parent Guarantor or any ERISA Affiliate fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Parent Guarantor or any of its ERISA Affiliates in excess of the Dollar Equivalent of $100,000,000 (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against the Company or any ERISA Affiliate to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities in excess of the Dollar Equivalent of $100,000,000;

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(j) either (i) any “person” (as such term is used in the Exchange Act) or related persons constituting a “group” (as such term is used in the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of equity securities of the Noble Parent Company (or other securities convertible into such equity securities) representing fifty percent (50%) or more of the combined voting power of all outstanding equity securities (other than equity securities having such power only by reason of the happening of a contingency) of the Noble Parent Company entitled to vote in the election of directors, except as a result of a Redomestication or (ii) the Noble Parent Company shall cease to own, directly or indirectly, all of the outstanding equity securities (except for directors’ qualifying shares) of the Parent Guarantor, except as a result of a Redomestication; or

(k) the Credit Party Guaranty for any reason is not a legal, valid, binding and enforceable obligation of any Guarantor, or any Guarantor shall so state in writing (except, in each case, to the extent such Guarantor is released from its Guaranty under the Credit Party Guaranty in accordance with the terms hereof).

Section 7.2. Non-Bankruptcy Defaults. When any Event of Default (other than those described in Section 7.1(f) or (g) with respect to the Credit Parties) has occurred and is continuing, the Administrative Agent shall, by notice to the Company: (a) if so directed by the Required Lenders, terminate the remaining Commitments to the Borrowers hereunder on the date stated in such notice (which may be the date thereof) and such termination shall automatically also terminate the Swingline Commitments on such date; (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrowers; and (c) if so directed by the Required Lenders, demand that the Company immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 7.4) the full amount then available for drawing under each outstanding Letter of Credit, and the Company agrees to immediately make such payment, and each Borrower acknowledges and agrees that the Lenders, the Issuing Banks, the Swingline Lenders and the Administrative Agent would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, the Swingline Lenders and the Issuing Banks, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Company pursuant to this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, the Swingline Lenders and the Issuing Banks, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3. Bankruptcy Defaults. When any Event of Default described in Section 7.1(f) or Section 7.1(g) has occurred and is continuing with respect to any Credit Party, then all outstanding Loans shall immediately become due and payable together with all other

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accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrowers; and all obligations of the Lenders, the Swingline Lenders and the Issuing Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Company shall immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 7.4) the full amount then available for drawing under all outstanding Letters of Credit, each Borrower acknowledging that the Lenders, the Issuing Banks, the Swingline Lenders and the Administrative Agent would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, the Issuing Banks, the Swingline Lenders and the Administrative Agent shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.

Section 7.4. Collateral Account.

(a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 7.2 or Section 7.3, the Company shall forthwith pay the amount required to be so prepaid to be held by the Administrative Agent as provided in Section 7.4(b) below.

(b) All amounts prepaid pursuant to Section 7.4(a) above or pursuant to Section 2.12(g) or Section 2.16(e) shall be held as Cash Collateral by the Administrative Agent in a separate collateral account (such account, the “Collateral Account”) as security for, and for application to (i) the reimbursement of any drawing under any Letter of Credit then or thereafter paid by any Issuing Bank, (ii) any unallocated Fronting Exposure or (iii) the payment of any Revolving Loans, any Swingline Loans and all other unpaid Obligations then due and owing (collectively, the “Collateralized Obligations”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, for the benefit of the Issuing Banks, the Swingline Lenders, the Administrative Agent, and the Lenders, as pledgee hereunder. If and when required by the Company, the Administrative Agent shall invest and reinvest cash held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Company, provided that the Administrative Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing. At such time when (A) (i) the Company shall have made payment of all Collateralized Obligations then due and payable and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Administrative Agent shall repay to the Company any remaining amounts and assets held in the Collateral Account, provided that if the Collateral Account is being released pursuant to clause (A) and any Letter of Credit then remains outstanding, the Company, prior to or contemporaneously with such release, shall provide the Administrative Agent a back-to-back letter of credit from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank or financial institution satisfactory to the Required Lenders in either case in an amount equal to the undrawn face amount of each such Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that an Issuing Bank pays a drawing under such Letter of Credit. In addition, if the aggregate amount on

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deposit with the Administrative Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Company. In addition, if the aggregate amount on deposit with the Administrative Agent exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Company.

Section 7.5. Notice of Default. The Administrative Agent shall give notice to the Company under Section 7.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.

Section 7.6. Expenses. The Company agrees to pay to the Administrative Agent, each Issuing Bank, each Swingline Lender and each Lender all reasonable out-of-pocket expenses incurred or paid by the Administrative Agent, such Issuing Bank, such Swingline Lender or such Lender, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents.

Section 7.7. Distribution and Application of Proceeds. After the occurrence of and during the continuance of an Event of Default, any payment to the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender hereunder or from the proceeds of the Collateral Account or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Company, the Administrative Agent, all Issuing Banks, all Swingline Lenders and all Lenders):

(a) First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Administrative Agent, including without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent, the Issuing Banks, the Swingline Lenders or the Lenders under this Agreement or any other Credit Document;

(b) Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Issuing Banks, the Swingline Lenders and the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders, the Swingline Lenders or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender, each Swingline Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders, all Swingline Lenders and all Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;

(c) Third, to the payment of any due and unpaid fees to the Administrative Agent, any Lender, any Swingline Lender or any Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent, each Lender, each Swingline Lender, and each Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Administrative Agent, all Lenders, all Swingline Lenders and all Issuing Banks collectively, until all such fees have been paid in full;

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(d) Fourth, to the payment of accrued and unpaid interest on the Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender, each Swingline Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders, all Swingline Lenders and all Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;

(e) Fifth, to the payment of the outstanding due and payable principal amount of each of the Loans and the amount of the outstanding Reimbursement Obligations (reserving Cash Collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 7.4(a) has not been complied with)), pro rata in the proportion in which the outstanding principal amount of such Loans and the amount of such outstanding Reimbursement Obligations owing to each Lender, each Swingline Lender and each Issuing Bank, together (if Section 7.4(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, bears to the aggregate amount of all outstanding Loans, outstanding Reimbursement Obligations and (if Section 7.4(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit. In the event that any such Letters of Credit, or any portions thereof, expire without being drawn, any Cash Collateral therefor shall be distributed by the Administrative Agent until the principal amount of all Loans and Reimbursement Obligations shall have been paid in full;

(f) Sixth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender, each Issuing Bank, each Swingline Lender and Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and

(g) Seventh, to a Borrower or as the Company may direct.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.1. Change in Law.

(a) Notwithstanding any other provisions of this Agreement or any Note, if a Change in Law makes it unlawful for any Lender to make or maintain Eurodollar Loans, or any Issuing Bank to issue any Letter of Credit or to provide payment thereunder in any Specified Currency, such Lender or Issuing Bank, as the case may be, shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Company, and such Lender’s or Issuing Bank’s obligations to fund affected Eurodollar Loans or make, continue or convert such Loans under this Agreement, or to issue any such Letters of Credit, as the case may be, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans or such Issuing Bank to issue such Letters of Credit.

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(b) Upon the giving of the notice to the Company referred to in Section 8.1(a) above in respect of any such Loan, and provided the applicable Borrower shall not have prepaid such Loan pursuant to Section 2.9, (i) any such outstanding Loan of such Lender shall be automatically converted to a Base Rate Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Loan as a Base Rate Loan, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.

(c) Any Lender or Issuing Bank that has given any notice pursuant to Section 8.1(a) shall, upon determining that it would no longer be unlawful for it to make such Loans or issue such Letters of Credit, give prompt written notice thereof to the Company and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain such Loans or issue such Letters of Credit shall be reinstated.

Section 8.2. Unavailability of Deposits or Inability to Ascertain LIBOR Rate.

(a) If on or before the first day of any Interest Period for any Borrowing of Eurodollar Loans (i) the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate (including without limitation, the unavailability of matching deposits) or (ii) such rate will not accurately reflect the cost to the Required Lenders of funding Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Company and the Lenders, whereupon until the Administrative Agent notifies the Company and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (A) the obligations of the Lenders to make, continue or convert Loans as or into such Eurodollar Loans, or to convert Base Rate Loans into such Eurodollar Loans, shall be suspended and (B) each Eurodollar Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan in U.S. Dollars.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to the LIBOR Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Notwithstanding anything to the contrary in Section 10.11, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an

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alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 8.2(b), only to the extent the Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any requests for the conversion of any Borrowing of Revolving Loans to, or continuation of any Borrowing of Revolving Loans as, a Eurodollar Loans shall be ineffective, (y) if any Borrowing Request requests a Borrowing of Eurodollar Loans, such Borrowing shall be made as a Borrowing of Base Rate Loans; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

Section 8.3. Increased Cost and Reduced Return.

(a) If, a Change in Law, or compliance by the Administrative Agent, any Lender, Swingline Lender or Issuing Bank (or its applicable Lending Office) with any request or directive (whether or not having the force of law) of any Governmental Authority issued after the date hereof (or, if later, after the date the Administrative Agent, such Swingline Lender, such Issuing Bank, or such Lender becomes the Administrative Agent, an Issuing Bank, a Swingline Lender or a Lender):

(i) subjects any Lender, Swingline Lender or Issuing Bank (or its applicable Lending Office) to any tax, duty or other charge related to any Eurodollar Loan, Reimbursement Obligation, or its obligation to advance or maintain Eurodollar Loans or issue any Letter of Credit, or shall change the basis of taxation of payments to any Lender, Swingline Lender or Issuing Bank (or its applicable Lending Office) of the principal of or interest on its Eurodollar Loans, Letters of Credit or Reimbursement Obligation or any participations in any thereof, or any other amounts due under this Agreement related to its Eurodollar Loans, Letters of Credit, Reimbursement Obligations or participations therein, or its obligation to make Eurodollar Loans, issue Letters of Credit, or acquire participations therein (except in each case for changes with respect to (a) taxes that are not Indemnified Taxes, (b) Indemnified Taxes, or (c) any other taxes otherwise governed by Section 10.3);

(ii) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Eurodollar Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, Swingline Lender or Issuing Bank (or its applicable Lending Office) or imposes on any Lender, Swingline Lender or Issuing Bank (or its Lending Office) or on the interbank market any other condition affecting its Eurodollar Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participations in any thereof, or its obligation to advance or maintain Eurodollar Loans, issue Letters of Credit or participate in any thereof; or

(iii) imposes on any Lender, any Swingline Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender, Swingline Lender or Issuing Bank or any Letter of Credit or participation therein;

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and the result of any of the foregoing is to increase the cost to such Lender, Swingline Lender or Issuing Bank (or its applicable Lending Office) of making, converting to, continuing or maintaining any Loan, or to increase the cost to such Lender, such Swingline Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Swingline Lender or Issuing Bank (or its applicable Lending Office) (whether of principal, interest or any other amount) in connection therewith under this Agreement or its Note, by an amount deemed by such Lender, Swingline Lender or Issuing Bank to be material, then, subject to Section 8.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender, Swingline Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to subsection (c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall be obligated to pay (or cause the applicable Designated Borrower to pay) to such Lender, Swingline Lender or Issuing Bank such additional amount or amounts as will compensate such Lender, Swingline Lender or Issuing Bank for such increased cost or reduction.

(b) If, after the date hereof, the Administrative Agent, any Lender, any Swingline Lender or any Issuing Bank reasonably determines that a Change in Law affecting the Administrative Agent, such Lender, Swingline Lender or Issuing Bank or any lending office of such Lender or Swingline Lender or such Lender’s, Swingline Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or Swingline Lender’s capital or on the capital of such Lender’s, Issuing Bank’s or Swingline Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, the Swingline Commitments of such Swingline Lender or the Loans or Swingline Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender or Swingline Lender, or the Letters of Credit issued by any Issuing Bank, to a level below that which such Lender, Swingline Lender or Issuing Bank or such Lender’s, Swingline Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s or Swingline Lender’s policies and the policies of such Lender’s, Issuing Bank’s or Swingline Lender’s holding company) by an amount reasonably deemed by such Lender, Issuing Bank or Swingline Lender to be material, then, subject to Section 8.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender, Issuing Bank or Swingline Lender (with a copy to the Administrative Agent) pursuant to Section 8.3(c) below setting forth in reasonable detail such determination and the basis thereof, the Company shall pay (or cause the applicable Designated Borrower to pay) to such Lender, Issuing Bank or Swingline Lender such additional amount or amounts as will compensate such Lender, Issuing Bank or Swingline Lender for such reduction suffered or the applicable Borrower may prepay all Eurodollar Loans of such Lender or obtain the cancellation of all such Letters of Credit.

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(c) Each of the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Banks that determines to seek compensation under this Section 8.3 shall give written notice to the Company and, in the case of a Lender, a Swingline Lender or an Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle the Administrative Agent, such Lender, such Swingline Lender or such Issuing Bank to such compensation no later than ninety (90) days after the Administrative Agent, such Lender, such Swingline Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event no Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the ninetieth day preceding such written demand; provided that if the basis or circumstances in respect of Section 8.3 giving rise to such compensation is retroactive, then such 90-day period referred to in this sentence shall be extended to include the period with retroactive effect thereof. Each of the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Banks shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, and any payment under Section 3.3, including, without limitation, the designation of a different Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent, such Lender, such Swingline Lender or such Issuing Bank made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender, any Swingline Lender or any Issuing Bank or the obligations of the Borrowers under this Section 8.3. A certificate of the Administrative Agent, any Lender, any Swingline Lender or any Issuing Bank, as applicable, claiming compensation under this Section 8.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent, such Lender, such Swingline Lender or such Issuing Bank, as applicable, describing in reasonable detail the calculations thereof shall be prima facie evidence of the correctness thereof. In determining such amount, such Lender, such Swingline Lender or such Issuing Bank may use any reasonable averaging and attribution methods.

Section 8.4. Lending Offices. The Administrative Agent, each Swingline Lender, each Lender and each Issuing Bank may, at its option, elect to make or maintain its Loans and issue its Letters of Credit hereunder at the Lending Office for each Type and/or currency of Loan or Letter of Credit available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Company and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or Affiliates made at the request of the Company, no Borrower shall be responsible for the costs arising under Section 3.3 or Section 8.3 resulting from any such transfer to the extent not otherwise applicable to such Lender, such Swingline Lender or such Issuing Bank prior to such transfer.

Section 8.5. Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender, each Swingline Lender and each Issuing Bank shall be entitled to fund and maintain its funding of all or any part of its Loans and Letters of Credit in any manner it sees fit.

Section 8.6. Substitution of Lender or Issuing Bank. If (a) any Lender or Issuing Bank has demanded compensation or given notice of its intention to demand compensation under Section 8.3, (b) a Borrower is required to pay any additional amount to any Lender or Issuing Bank under Section 2.11, (c) any Lender or Issuing Bank is unable to submit any form or certificate required under Section 3.3 or withdraws or cancels any previously submitted form with no substitution therefor, (d) any Lender or Issuing Bank gives notice of any

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Change in Law or regulations, or in the interpretation thereof, pursuant to Section 8.1, (e) any Lender or Issuing Bank is a Defaulting Lender or a Protesting Lender or has been declared insolvent or a receiver or conservator has been appointed for a material portion of its assets, business or properties, (f) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including, without limitation, reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any taxes referred to in Section 3.3 or Section 10.3 have been levied or imposed (or the Company determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by a Borrower or payment by a Borrower of additional amounts to any Lender or Governmental Authority, or other reimbursement or indemnification of any Lender or Issuing Bank as a result thereof, (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Company, or shall fail to give its consent to a Redomestication under the laws of a jurisdiction that requires Required Lender consent pursuant to the definition of “Redomestication”, (i) an Issuing Bank gives notice pursuant to Section 2.12(a)(iii) that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank, or (j) any Lender or Issuing Bank ceases to be entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document or L/C Document (as if such payments were U.S. source) or so notifies the Borrowers under Section 3.3(d), then and in such event, upon request from the Company delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 10.10 (including the provisions governing required consents) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Company, in consideration for the payments set forth in such Assignment Agreement and payment by the Company (or the Company shall cause the applicable Designated Borrower to pay) to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including, without limitation, Section 2.11, Section 3.3, Section 8.3 and Section 10.13.

ARTICLE 9

THE ADMINISTRATIVE AGENT; ISSUING BANKS; RELEASE OF GUARANTIES

Section 9.1. Appointment and Authorization of Administrative Agent. Each of the Lenders, the Issuing Banks and the Swingline Lenders hereby appoints JPMorgan Chase Bank, N.A. as the Administrative Agent, and hereby authorizes the Administrative Agent to take such action on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

Section 9.2. Rights and Powers. The Administrative Agent, to the extent each such Person is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Parent Guarantor or any of its Subsidiaries or Affiliates as if it were not the Administrative Agent under

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the Credit Documents. The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes, to the extent such Person is also a Lender hereunder, the Administrative Agent in its individual capacity as a Lender. In the event that JPMorgan Chase Bank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by any Credit Party, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of such Credit Party hereunder or under any other Credit Document by or on behalf of JPMorgan Chase Bank, N.A. in its capacity as the Administrative Agent for the benefit of any Lender, any Swingline Lender or any Issuing Bank under any Credit Document (other than JPMorgan Chase Bank, N.A. or an Affiliate of JPMorgan Chase Bank, N.A.) and which is applied in accordance with the Credit Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.

Section 9.3. Action by Administrative Agent. The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein. Neither the Arranger nor any Co-Syndication Agent nor any Co-Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action concerning any Default or Event of Default, except as expressly provided in Section 7.2 and Section 7.5. Unless and until the Required Lenders (or, if required by Section 10.11, all of the Lenders) give such direction (including, without limitation, the giving of a notice of default as described in Section 7.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and the Swingline Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may incur in taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Company. In all cases in which the Credit Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders and holders of Revolving Notes.

Section 9.4. Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

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Section 9.5. Indemnification Provisions; Credit Decision. Neither the Administrative Agent, nor any of its directors, officers, agents, or employees shall be liable to any Lender for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 10.11, all of the Lenders), or (ii) in the absence of their own gross negligence or willful misconduct. Neither the Administrative Agent, nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document, any Borrowing or any issuance of a Letter of Credit; (ii) the performance or observance of any of the covenants or agreements of the Parent Guarantor or any Subsidiary contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matters mentioned in this sentence. The Administrative Agent may execute any of their duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such owner in form satisfactory to such Administrative Agent. Each of the Lenders and the Swingline Lenders acknowledges that it has independently, and without reliance on the Administrative Agent, any arranger of this credit facility, any other Swingline Lender, any other Lender or any of their respective Related Parties, obtained such information and made such investigations and inquiries regarding the Parent Guarantor and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender and Swingline Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Parent Guarantor and its Subsidiaries, and the Administrative Agent and any arranger of this credit facility shall have no liability whatsoever to any Lender, Swingline Lender or their respective Related Parties for such matters. The Administrative Agent, and any arranger of this credit facility, shall have no duty to disclose to the Lenders, Swingline Lenders or their respective Related Parties information that is not required by any Credit Document to be furnished by the Parent Guarantor or any Subsidiaries to the Administrative Agent or any arranger of this credit facility at such time, but is voluntarily furnished to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity) or any arranger of this credit facility.

Section 9.6. Indemnity. The Lenders shall ratably, in accordance with their Percentages, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Credit Document or in connection with the transactions

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contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section 9.6 shall survive termination of this Agreement.

Section 9.7. Resignation.

(a) Resignation of Administrative Agent. The Administrative Agent may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Company. Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof. Upon any such resignation of the Administrative Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Company (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent, which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

(b) Resignation of Issuing Banks. If at any time an Issuing Bank assigns all of its Commitment and Loans pursuant to Section 10.10(b), such Issuing Bank may, upon 30 days’ prior written notice to the Company, the Administrative Agent, and the Lenders, resign as an Issuing Bank. In such event, the Company may, with the approval of the Administrative Agent and the acceptance of the duties of an Issuing Bank by the Lender so requested, request that another Lender serve as Issuing Bank under this Agreement; provided, however, that the absence of any successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank. Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank under this Agreement with respect to all Letters of Credit outstanding as of the effective date of its resignation and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.12). Upon the appointment of any successor Issuing Bank (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Bank under this Agreement, and (ii) such successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, previously issued by the resigning Issuing Bank that are outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.

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Section 9.8. Release of Guaranties.

(a) Guarantors shall be released from their Credit Party Guaranties and all obligations thereunder and the other Credit Documents in accordance with Section 11.7.

(b) The Administrative Agent shall (and each Lender, Swingline Lender and Issuing Bank hereby irrevocably authorizes the Administrative Agent to) execute such documents as may be necessary or reasonably requested by the Company to evidence any release pursuant to Section 11.7.

ARTICLE 10

MISCELLANEOUS

Section 10.1. No Waiver. No delay or failure on the part of the Administrative Agent, any Lender, any Swingline Lender or any Issuing Bank, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lenders and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 10.2. Non-Business Day. Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan, any Reimbursement Obligation, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan, any Reimbursement Obligation, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 10.3. Documentary Taxes. The Company agrees that it will pay (or cause the applicable Designated Borrower to pay) any documentary, stamp or similar taxes payable with respect to any Credit Document, including interest and penalties, in the event any such taxes are assessed irrespective of when such assessment is made, other than any such taxes imposed as a result of any transfer of an interest in a Credit Document. Each Lender, each Issuing Bank and each Swingline Lender that determines to seek compensation under this Section 10.3 shall give written notice to the Company and, in the case of a Lender, an Issuing Bank or a Swingline Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender, such Issuing Bank or such Swingline Lender to such compensation no later than ninety (90) days after such Lender, such Issuing Bank or such Swingline Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim under this Section 10.3. In any event, no Borrower shall have any obligation to pay any amount with respect to claims accruing prior to the 90th day preceding such written demand.

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Section 10.4. Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made until Facility Termination.

Section 10.5. Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Lenders, the Swingline Lenders and the Issuing Banks of amounts sufficient to protect the yield of the Lenders, the Swingline Lenders and the Issuing Banks with respect to the Loans and the L/C Obligations, including, but not limited to, Section 2.11, Section 3.3, Section 7.6, Section 8.3, Section 10.3, and Section 10.13 hereof, shall, subject to Section 8.3(c), survive Facility Termination and, with respect to any Lender, any Issuing Bank or any Swingline Lender, any replacement by the Company of such Lender pursuant to the terms hereof, in each case for a period of one (1) year.

Section 10.6. Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender, each Issuing Bank and each Swingline Lender is hereby authorized by the Borrowers at any time or from time to time, without prior notice to such Borrower or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by such Lender, such Swingline Lender or such Issuing Bank to or for the credit or the account of such Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of such Borrower to such Lender, such Swingline Lender or such Issuing Bank or that subsequent holder under the Credit Documents, irrespective of whether or not such Lender, such Swingline Lender or such Issuing Bank shall have made any demand hereunder. Each Lender, each Swingline Lender or each Issuing Bank shall promptly give notice to the Company and the Administrative Agent of any action taken by it under this Section 10.6, provided that any failure of such Lender, such Swingline Lender or such Issuing Bank to give such notice to the Company or the Administrative Agent shall not affect the validity of such setoff. Each Lender, each Swingline Lender and each Issuing Bank agrees with each other Lender, each other Swingline Lender and each other Issuing Bank a party hereto that if such Lender, such Swingline Lender or such Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lenders, the Swingline Lenders and the Issuing Banks hereunder, then such Lender, such Swingline Lender or such Issuing Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans and L/C Obligations and participations therein held by each such other Lender, Swingline Lender or Issuing Bank as shall be necessary to cause such Lender, such Swingline Lender or such Issuing Bank to share such excess payment ratably with all the other Lenders, the Swingline Lenders and the Issuing Banks; provided, however, that if any such

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purchase is made by any Lender, any Swingline Lender or any Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, Swingline Lender or Issuing Bank, the related purchases from the other Lenders, Swingline Lenders or the Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; provided further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Banks, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

Section 10.7. Notices.

(a) Except as otherwise specified herein and except as otherwise provided in Section 10.7(b), all notices under the Credit Documents shall be in writing (including email or facsimile) and shall be given to a party hereunder at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Company, given by courier, by United States certified or registered mail, by telegram or by other telecommunication device (including email) capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, email addresses or facsimile numbers set forth on their applicable Administrative Questionnaire provided to the Administrative Agent and the Company or, in the case of Persons becoming Lenders after the Effective Date, on their applicable Assignment Agreements (or other instrument pursuant to which such Lender became a Lender hereunder), and to the Company, the Administrative Agent, the Swingline Lenders and the Issuing Banks:

To the Parent Guarantor or Company:	Noble Holding UK Limited
Devonshire House 1 Mayfair Place
London
England
W1J 8AJ
United Kingdom
Noble Cayman Limited
c/o Maples Corporate Services Limited
P.O. Box 309, Ugland House
S. Church Street
Grand Cayman
KY1-1104
Cayman Islands
Attention: Alan Hay

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In each case, with a copy to:	13135 South Dairy Ashford, Ste. 800
Sugar Land, Texas 77478
Attn: Legal Department

To the Administrative Agent:	JPMorgan Chase Bank, N.A.
JPM Loan & Agency Services
500 Stanton Christiana Road
NCC 5, 1st Floor
Newark DE 19713-2107
Attn: Deepak S. Krishan
Phone: (+91-80) 67905013 ext. 35013
Email: Deepak.krishna@jpmorgan.com

With a copy to:
Attn: Ravi Pingala
Phone: (+91-80) 67906038 ext.76038
Email: Ravi.S.Pingala@jpmorgan.com

To a Swingline Lender:	To such Swingline Lender at such address as designated from time to time by such Swingline Lender

To an Issuing Bank:	To such Issuing Bank at such address as designated from time to time by such Issuing Bank

Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such fax or email is transmitted to the email address or facsimile number specified in this Section 10.7 or pursuant to Section 10.10 and a confirmation of receipt of such fax or email has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 10.7, or pursuant to Section 10.10; provided that any notice given pursuant to Article 2 shall be effective only upon receipt and, provided, further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.

Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 10.7(b) or as otherwise specified to the Company by the Administrative Agent; provided that any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder, shall be in writing (including email or facsimile communication) and mailed, emailed, faxed or delivered pursuant to this Section 10.7(a).

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(b) The Company will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan, a new Letter of Credit, any increase of any Letter of Credit, or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to Deepak.krishna@jpmorgan.com.

The Company further agrees that the Administrative Agent may make the Communications available to the Swingline Lenders, the Lenders and the Issuing Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Company acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY THE COMPANY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE

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LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each of the Lenders, the Swingline Lenders and the Issuing Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender, Swingline Lender or Issuing Bank, as the case may be, for purposes of the Credit Documents. Each of the Lenders, the Swingline Lenders and the Issuing Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s, such Swingline Lender’s or such Issuing Bank’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 10.8. Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (in .pdf format) shall be effective as delivery of a manually executed original counterpart of this Agreement.

Section 10.9. Successors and Assigns. This Agreement shall be binding upon the Borrowers, the Lenders, the Issuing Banks, the Swingline Lenders, the Administrative Agent, the Other Agents, and their respective successors and assigns, and shall inure to the benefit of the Borrowers, the Lenders, the Issuing Banks, the Swingline Lenders, the Administrative Agent, the Other Agents, and their respective successors and assigns, including any subsequent holder of any Note; provided, however, (i) no Borrower may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks, the Swingline Lenders and the Administrative Agent, (ii) the Administrative Agent and the Other Agents may not assign any of their respective rights or obligations under this Agreement or any Credit Document except in accordance with Article 9 and (iii) no Lender, Swingline Lender or Issuing Bank may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 10.10. Any Lender, any Swingline Lender or any Issuing Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender, Swingline Lender or Issuing Bank, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender, Swingline Lender or Issuing Bank from

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any of its obligations hereunder or substitute any such Federal Reserve Bank or such trustee for such Lender, Swingline Lender or Issuing Bank as a party hereto and the Borrowers, the Administrative Agent, the other Lenders, the Swingline Lenders and the Issuing Banks shall continue to deal solely with such Lender, Swingline Lender or Issuing Bank in connection with the rights and obligations of such Lender, Swingline Lender and Issuing Bank under this Agreement.

Section 10.10. Participations in Borrowings and Notes; Sales and Transfers of Borrowing and Notes.

(a) Any Lender may, without the consent of, or notice to, the Company or the Administrative Agent, at any time sell to one or more commercial banking or other financial or lending institutions, other than Defaulting Lenders (“Participants”) participating interests in any Commitment of such Lender hereunder, provided that no Lender may sell any participating interests (other than in the case of Affiliates of such Lender) in any such Commitment hereunder without also selling to such Participant the appropriate pro rata share of all such Lender’s obligations with respect to such Commitment, and provided further that no Lender shall transfer, grant or assign any participation under which the Participant shall have rights to vote upon or to consent to any matter to be decided by the Lenders or the Required Lenders hereunder or under any other Credit Document or to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) increase the amount of or extend such Lender’s Commitment and such increase or extension would affect such Participant, (ii) reduce the principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such reduction would affect such Participant, (iii) postpone any date fixed for any scheduled payment of principal of, or interest on, any of such Lender’s Revolving Loans, or any fees or other amounts payable to such Lender hereunder and such postponement would affect such Participant, or (iv) release any collateral security for any Obligation, except as otherwise specifically provided in any Credit Document. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and such Lender shall retain the sole right to enforce the obligations of the Borrowers under any Credit Document. Each Borrower agrees that if amounts outstanding under this Agreement and the Notes shall have been declared or shall have become due and payable in accordance with Section 7.2 or Section 7.3 upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 10.6. Each Borrower also agrees that each Participant shall be entitled to the benefits of and have the obligations under Section 2.11, Section 3.3 and Section 8.3 with respect to its participation in the Commitments and the Revolving Loans outstanding from time to time, provided that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would

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have been entitled to receive in respect of the amount of the participation transferred if no participation had been transferred (unless the entitlement to such greater payment results from a Change in Law after the date such Lender transferred the participation) and provided, further, that Section 8.3(c) and Section 8.6 shall apply to the transferor Lender with respect to any claim by any Participant pursuant to Section 2.11, Section 3.3 or Section 8.3 as fully as if such claim was made by such Lender. Anything herein to the contrary notwithstanding, no Borrower shall at any time be obligated to pay to any Lender any sum in excess of the sum such Borrower would have been obligated to pay to such Lender hereunder if such Lender had not sold any participation in its rights and obligations under this Agreement or any other Credit Document except as provided above. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(b) Any Lender may at any time assign or sell to (i) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Swingline Lenders and the Issuing Banks, any of such Lender’s Affiliates, to an Approved Fund or to any other Lender or Affiliate thereof (other than, in each case, a Defaulting Lender, or an Approved Fund or any Affiliate of such Defaulting Lender), that, in each case, is a commercial banking or other financial or lending institution not subject to Regulation T of the Board of Governors of the Federal Reserve System, or (ii) with the prior written consent (which shall not be unreasonably withheld or delayed) of the Administrative Agent, the Swingline Lenders, the Issuing Banks and, if no Event of Default has occurred and is continuing, the Company (it being understood that if the Company has not responded within ten Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given), to one or more commercial banking or other financial or lending institutions not described in clause (i), above that are not subject to Regulation T of the Board of Governors of the Federal Reserve System (any assignee described in clause (i) or (ii), a “Purchasing Lender”), all or any part of its rights and obligations under this Agreement and the other Credit Documents, pursuant to an Assignment Agreement, executed by such Purchasing Lender and such transferor Lender (and, in the case of a Purchasing Lender described in clause (ii), above, by the Company, the Administrative Agent, the Swingline Lenders and the Issuing Banks) and delivered to the Administrative Agent; provided that each such assignment or sale to a Purchasing Lender (other than an existing Lender) shall be in the Dollar Equivalent amount of $5,000,000 or more, or if in a lesser amount or if as a result of such assignment or sale the sum of the unfunded Commitment of such Lender plus the aggregate principal amount of such Lender’s Revolving Loans and

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participations in Letters of Credit and Swingline Loans would be less than the Dollar Equivalent amount of $5,000,000 (calculated as hereinafter set forth), such assignment or sale shall be of all of such Lender’s rights and obligations under this Agreement and all of the other Credit Documents payable to it to one Purchasing Lender. Each partial assignment or sale shall be made as an assignment of a proportionate part of all the transferor Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned. Upon such execution, delivery and acceptance, from and after the effective date of the transfer determined pursuant to such Assignment Agreement, (x) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth herein and (y) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.11, Section 3.3, Section 7.6, Section 8.3, Section 10.3 and Section 10.13 with respect to facts and circumstances occurring prior to the effective date of such transfer; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Such Assignment Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitments and Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Notes and the other Credit Documents. On or prior to the effective date of the transfer determined pursuant to such Assignment Agreement, the applicable Borrower, at its own expense, shall upon reasonable notice from the Administrative Agent execute and deliver to the Administrative Agent in exchange for any surrendered Note, a new Note as appropriate to such Purchasing Lender in an amount equal to the Commitments assumed by it pursuant to such Assignment Agreement, and, if the transferor Lender has retained any Commitment or any Revolving Loan hereunder, a new Note to the transferor Lender in an amount equal to the Commitment or Revolving Loans retained by it hereunder. Such new Notes shall be dated the Effective Date and shall otherwise be in the form of the Notes replaced thereby. The Notes surrendered by the transferor Lender shall be returned by the Administrative Agent to the Company marked “cancelled”. No such assignment or sale shall be made to (1) the Company or any of the Company’s Affiliates or Subsidiaries or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

(c) Upon its receipt of an Assignment Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender, an Affiliate thereof or an Approved Fund thereof, by the Administrative Agent, the Swingline Lenders and the Issuing Banks and, to the extent required by Section 10.10(b), by the Company), together with payment by the transferor Lender to the Administrative Agent hereunder of a registration and processing fee of $3,500 (unless the Company is replacing such Lender pursuant to the terms hereof, in which event such fee shall be paid by the Company), the Administrative Agent shall (i) promptly accept such Assignment Agreement, and (ii) on the effective date of the transfer determined pursuant thereto give notice of such acceptance and

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recordation to the Lenders and the Company. No Credit Party shall be responsible for such registration and processing fee or any costs or expenses incurred by any Lender, any Purchasing Lender or the Administrative Agent in connection with such assignment except as provided above.

(d) If, pursuant to this Section 10.10 any interest in this Agreement or any Loan or Note is transferred (including by reason of a change of the Lending Office of the Lender with respect to such Loan or Note) to (i) any transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof or (ii) any transferee that is an entity organized under the laws of the United States or any State thereof and that is disregarded for U.S. federal income tax purposes as separate from any Person organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such transferee (or its owner, as appropriate), concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Administrative Agent and the Borrowers) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, any Borrower or the transferor Lender with respect to any payments to be made to such transferee in respect of the Loans or the L/C Obligations, (ii) to furnish to the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Borrowers) two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 or W-8-BEN-E (or any successor form) wherein such transferee (or its owner, as appropriate) either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided, that, in the case of subclause (y), such transferee also shall submit a certificate substantially in the form of Exhibit 3.3 to the effect that such transferee is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in
Section 881(c)(3)(C) of the Code, and (iii) to agree (for the benefit of the transferor Lender, the Administrative Agent and the Borrowers) to provide the transferor Lender (and, in the case of any Purchasing Lender, the Administrative Agent and the Borrowers) any additional forms or certifications contemplated by Section 3.3, and (iv) to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption. Any such transferee shall make the representation contained in and agree to be bound by the provisions of Section 3.3(d) as if such transferee were a Lender.

(e) Notwithstanding any other provisions of this Section 10.10, no transfer or assignment of the interests of any Lender hereunder or any grant of participations therein shall be permitted if such transfer, assignment or grant would require any Borrower to file a registration statement with the SEC or to qualify the Loans, the Notes or any other Obligations under the securities laws of any jurisdiction.

(f) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of

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participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 10.11. Amendments, Waivers and Consents. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Borrowers, the Required Lenders, and if the rights or duties of the Administrative Agent, any Swingline Lender or any Issuing Bank are affected thereby, the Administrative Agent, such Swingline Lender and/or such Issuing Bank, as the case may be, and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent (with the consent of the Required Lenders), provided that:

(i) no amendment or waiver shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender owed any such Obligation, (C) release any Cash Collateral for any Collateralized Obligations (other than as provided in accordance with Section 7.4) without the consent of all Lenders, (D) release any Guarantor from its Credit Party Guaranty (except as expressly provided in Section 11.7) without the consent of all Lenders, (E) change the provisions of Article 4 hereof without in each such case the consent of all Lenders, or (F) change any provision requiring ratable (x) reduction of Commitments or Swingline Commitments or (y) funding or sharing of payments without the consent of all Lenders;

(ii) no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 10.11 or the definition of Required Lenders or the number of Lenders required to take any action under any other provision of the Credit Documents;

(iii) notwithstanding anything to the contrary herein, (A) any Borrowing Request or any Designated Borrower Request and Assumption Agreement may be amended with the consent of only the Company and the Administrative Agent, (B) any Swingline Request may be amended with the consent of only the Company, the Administrative Agent and the applicable Swingline Lender, (C) any Application may be amended with the consent of only the Company and the applicable Issuing Bank, (D) any Letter of Credit shall be amended in accordance with Section 2.12 and (E) this Agreement may be amended pursuant to Section 8.2 in accordance with the terms thereof; and

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(iv) notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 10.12. Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.13. Legal Fees, Other Costs and Indemnification. The Company, upon demand by the Administrative Agent, agrees to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of legal counsel to the Administrative Agent) in connection with the preparation and execution of the Credit Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated. The Company further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, the Arranger, each Issuing Bank, each Swingline Lender, the Administrative Agent, the Other Agents, and their respective directors, officers, employees and attorneys (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable attorneys’ fees and other reasonable expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) which any of them may pay or incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans, any Letter of Credit, or the application or proposed application by any Borrower of the proceeds of any Loan or use of any Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (b) any investigation of any third party or any Governmental Authority involving any Lender (as a lender hereunder), any Affiliate of a Lender, the Arranger, any Issuing Bank, any Swingline Lender or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any use made or proposed to be made by a Borrower of the proceeds of any Loan, or use of any Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan or Letter of Credit, (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder), any Affiliate of a Lender, the Arranger (in such capacity hereunder), any Swingline Lender (as a swingline lender hereunder), any Issuing Bank (as an issuer of Letters of Credit hereunder) or the Administrative Agent or the Other Agents (in such capacity hereunder) and related to any environmental

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cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Company, regardless of whether caused by, or within the control of, the Company and (d) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; provided, however, that the Company shall not be obligated to indemnify any Indemnified Party for any of the foregoing (i) arising out of such Indemnified Party’s gross negligence, willful misconduct, violation of law or willful breach of its obligations hereunder, as determined pursuant to a judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party and (ii) to the extent such indemnification relates to taxes, except any taxes arising from a non-tax claim. The Company, upon demand by the Administrative Agent, the Other Agents, a Lender, an Affiliate of a Lender, the Arranger, a Swingline Lender or an Issuing Bank at any time, shall reimburse such Agent, Lender, Affiliate of a Lender, the Arranger, Swingline Lender or Issuing Bank for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnified Party agrees to contest any indemnified claim if requested by the Company, in a manner reasonably directed by the Company, with counsel selected by the Indemnified Party and approved by the Company, which approval shall not be unreasonably withheld or delayed. Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Company written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Company’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnified Party shall not be restricted from settling or compromising any such claim if (i) the Indemnified Party waives its right to indemnity from the Company in respect of such claim and such settlement or compromise does not materially increase the Company’s liability pursuant to this Section 10.13 to any Related Party of such Indemnified Party, (ii) an Event of Default as described in Section 7.1(a), (b) (as a result of a default under Section 6.17), (f) or (g) or has occurred and is continuing or (iii) the Indemnified Party reasonably believes the Company will not be able to satisfy the full amount of such claim and the Company has failed to provide sufficient collateral to the Indemnified Party to secure the value of such claim.

Section 10.14. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(A) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF

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THE ADMINISTRATIVE AGENT, THE OTHER AGENTS, THE LENDERS, THE ISSUING BANKS, OR A CREDIT PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH CREDIT PARTY HEREBY IRREVOCABLY DESIGNATES CT CORPORATION SYSTEM, 111 8TH AVENUE, NEW YORK, NEW YORK 10011, AS THE DESIGNEE, APPOINTEE AND AGENT OF SUCH CREDIT PARTY TO RECEIVE, FOR AND ON BEHALF OF SUCH PERSON, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY CREDIT PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH CREDIT PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(C) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

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(D) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.7. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(E) EACH OF THE CREDIT PARTIES, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE SWINGLINE LENDERS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 10.14 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED, THE FOREGOING WAIVER SHALL NOT IMPAIR THE COMPANY’S OBLIGATION UNDER SECTION 10.13 TO INDEMNIFY INDEMNIFIED PARTIES FOR ANY SUCH DAMAGES CLAIMED BY A THIRD PARTY.

Section 10.15. Confidentiality. Each of the Agents, the Issuing Banks, the Swingline Lenders and Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their respective Affiliates and to prospective Purchasing Lenders and Participants, and to prospective counterparties under hedging, swap or derivatives agreements, and their and such Affiliates’, prospective Purchasing Lenders’, Participants’ and prospective counterparties’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, (b) to the extent requested by any regulatory authority or self-regulatory body, (c) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (e) with the consent of the Company, or (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.15, or (ii) becomes available on a non-confidential basis from a source other than the Parent Guarantor or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Agent, Issuing Bank, Swingline Lender or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Parent Guarantor or its Affiliates. For purposes hereof, “Information” means all information received by any Agent, any Lender, any Swingline Lender or any Issuing Bank from the Parent Guarantor or its Affiliates relating to the Parent Guarantor or its Affiliates or its or their respective business, other than any such information that is available to such Agent, such Lender, such Swingline Lender or such Issuing Bank on a non-confidential basis prior to disclosure by the Parent Guarantor or its Affiliates, excluding any Information from a source which, to the actual knowledge of such Agent, such Issuing Bank, such Swingline Lender or such Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Parent Guarantor or its Affiliates, and other than, to the extent constituting Information, (x) information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, or (y) information provided to any credit insurance provider relating to each Borrower and its Obligations. The Agents, the Issuing Banks, the Swingline Lenders and the Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.

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The Administrative Agent agrees to keep confidential the Submitted Reference Bank Rates to be used in the calculation of the Reference Bank Rate; provided that the Submitted Reference Bank Rates may be shared with the Borrowers and any of their employees, directors, agents, attorneys, accountants and other professional advisors or those of any of their affiliates that have a commercially reasonable business need to know such rates; provided that, prior to receipt of such rates, any recipient thereof (other than the Borrowers) shall (i) certify to the Administrative Agent that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process and (ii) shall agree to comply with the provisions of this paragraph as if it were the Administrative Agent. Each Borrower hereby represents and warrants, as of the Effective Date and each date on which it receives Submitted Reference Bank Rates, that it is not an individual who is formally designated as being involved in the ICE LIBOR submission process, and agrees to comply with the provisions of this paragraph as if it were the Administrative Agent. For the avoidance of doubt, the Reference Bank Rate shall be disclosed to Lenders in accordance with Section 2.6(d).

Section 10.16. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which all conditions precedent set forth in Section 4.1 shall be satisfied (or waived in accordance with Section 10.11); provided that if one or more of the conditions set forth in Section 4.1 has not been satisfied on or prior to January 31, 2018, this Agreement shall automatically terminate on January 31, 2018 and shall be of no further force or effect.

Section 10.17. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.18. Currency Conversion. All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars, except for Reimbursement Obligations with respect to Letters of Credit issued in any Specified Currency, which shall be repaid, including interest thereon, in the applicable currency. If any payment of any Obligation, whether through payment by any Credit Party or the proceeds of any collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office at approximately 11:00 a.m. (local time at such office) two Business Days prior to the effective date of such conversion, provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or such Issuing Bank, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so

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under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Company will pay (or cause the applicable Designated Borrower to pay) to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the applicable Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from a Borrower under this Section 10.18 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due. For the avoidance of doubt, the parties affirm and agree that neither the fixing of the conversion rate of Pound Sterling against the Euro as a single currency, in accordance with the applicable treaties establishing the European Economic Community and the European Union, as the case may be, in each case, as amended from time to time, nor the conversion of the Obligations under this Agreement from Pound Sterling into Euros will be a reason for early termination or revision of this Agreement or prepayment of any amount due under this Agreement or create any liability of any party towards any other party for any direct or consequential loss arising from any of these events. As of the date that Pound Sterling are no longer the lawful currency of the United Kingdom, all funding and payment Obligations to be made in such affected currency under this Agreement shall be satisfied in Euros.

Section 10.19. Exchange Rates.

(a) Determination of Exchange Rates. Not later than 2:00 p.m. (London time) on each Calculation Date, if any L/C Obligations are outstanding on such date in a Specified Currency, the applicable Issuing Bank shall determine the Exchange Rate(s) as of such Calculation Date for all such L/C Obligations outstanding as of such date with respect to all Letters of Credit issued by such Issuing Bank or its Affiliates and give prompt notice thereof to the Administrative Agent. No later than 4:00 p.m. (London time) on each such Calculation Date, the Administrative Agent shall give notice thereof to the Lenders and the Borrowers. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than Section 10.18 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in determining the Dollar Equivalents of any amounts of any Specified Currencies for all such L/C Obligations with respect to all such Letters of Credit issued by such Issuing Banks in a Specified Currency. Notwithstanding anything contained herein to the contrary, if any Issuing Bank fails to timely deliver notice of its Exchange Rate(s) to the Administrative Agent pursuant to the provisions of this Section 10.19, the Administrative Agent may determine such rate in the same manner as provided in the definition of Exchange Rate and shall have no liability to such Issuing Bank for such determination.

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(b) Notice of Specified Currency Letters of Credit. Not later than 2:00 p.m. (London time) on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, if any such L/C Obligations are outstanding on such date, the applicable Issuing Bank shall determine its Exchange Rate as of such date, if applicable, and give prompt notice thereof to the Administrative Agent. Not later than 5:00 p.m. on each Reset Date and each date on which Letters of Credit denominated in any Specified Currency are made or issued, the Administrative Agent shall (i) determine the Dollar Equivalent of the aggregate principal amounts of the L/C Obligations denominated in such currencies (after giving effect to any Letters of Credit denominated in such currencies being made, issued, repaid, or cancelled or reduced on such date), (ii) notify the Lenders and the Company of the results of such determination and (iii) notify the applicable Issuing Bank, if applicable, that the conditions to issuance set forth in Section 2.12(a) are satisfied.

Section 10.20. Change in Accounting Principles, Fiscal Year or Tax Laws. If either the Company or the Required Lenders notifies the Administrative Agent that (i) any change in accounting principles from those used in the preparation of the financial statements of the Noble Parent Company referred to in Section 5.9 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a change in United States federal, state or foreign tax laws which affects the Parent Guarantor’s or any of its Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, then the Company and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 10.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Parent Guarantor’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made.

Section 10.21. Final Agreement. The Credit Documents constitute the entire understanding among the Credit Parties, the Lenders, the Swingline Lenders, the Issuing Banks, and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.22. Officer’s Certificates. It is not intended that any certificate of any officer or director of any Credit Party delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 10.23. Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

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Section 10.24. Margin Stock. Each of the Lenders, the Swingline Lenders and Issuing Banks hereby represents to the other Lenders, Swingline Lenders and Issuing Banks that it is not relying on margin stock as collateral in extending or maintaining any Loan or Letter of Credit.

Section 10.25. Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

Section 10.26. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrowers acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Other Agents, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Administrative Agent, the Other Agents, the Arranger and the Lenders, on the other hand, (B) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each Other Agent, each Lender and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent nor any Other Agent, the Arranger or any Lender has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Other Agents, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent, any Other Agent, the Arranger or any Lender has any obligation to disclose any of such interests to the Borrowers or their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Other Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.27. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan

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Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE 11

GUARANTEE

Section 11.1. Guarantee.

(a) Subject to the provisions of Section 11.1(b) and Section 11.9 and any applicable limitations contained in any relevant Guaranty Supplement that is reasonably acceptable to the Administrative Agent, each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Lenders, the Swingline Lenders and the Issuing Banks and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Credit Parties when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Obligations. The Guaranty of each Guarantor in this Article 11 is a Guaranty of payment and not a Guaranty of collection.

(b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor (other than the Borrowers) hereunder and under the other Credit Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal, state or foreign laws, statutes or regulations relating to the insolvency of debtors or fraudulent transfers (after giving effect to the right of contribution established in Section 11.2).

(c) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article 11 or affecting the rights and remedies of the Administrative Agent or any Lender, Swingline Lender or Issuing Bank hereunder.

(d) The guarantee of each Guarantor contained in this Article 11 shall remain in full force and effect until Facility Termination or such Guarantor is released from its Credit Party Guaranty pursuant to Section 11.7, notwithstanding that from time to time during the term of this Agreement the Credit Parties may be free from any Obligations.

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(e) No payment made by the Borrowers, any of the other Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the other Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Obligations or any payment received or collected from such Guarantor in respect of the Obligations), remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until Facility Termination or such Guarantor is released from its Credit Party Guaranty pursuant to Section 11.7.

Section 11.2. Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.3. The provisions of this Section 11.2 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Banks and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Lenders, the Swingline Lenders and the Issuing Banks for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.3. No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, any Lender, Swingline Lender or Issuing Bank, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, any Lender, Swingline Lender or Issuing Bank against the Borrowers or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, any Lender, Swingline Lender or Issuing Bank for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until Facility Termination. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to Facility Termination, such amount shall be held by such Guarantor in trust for the Administrative Agent, Lenders, the Swingline Lenders and the Issuing Banks segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents.

Section 11.4. Amendments, etc. with respect to the Obligations. Except for termination of a Guarantor’s Credit Party Guaranty pursuant to Section 11.7, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent, any Lender, Swingline Lender or Issuing Bank may be rescinded by the Administrative Agent or such Lender, Swingline Lender or Issuing Bank and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended,

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amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, Swingline Lender or Issuing Bank and this Agreement and the other Credit Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) and the Borrowers may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender, Swingline Lender or Issuing Bank for the payment of the Obligations may be sold, exchanged, waived, surrendered or released.

Section 11.5. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender, Swingline Lender or Issuing Bank upon the guarantee contained in this Article 11 or acceptance of the guarantee contained in this Article 11; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article 11; and all dealings between the Credit Parties, on the one hand, and the Administrative Agent and the Lenders, Swingline Lenders and Issuing Banks on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article 11. To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the other Guarantors with respect to the Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article 11 shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Credit Document, any of the Obligations owing by the Borrowers or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, Swingline Lender or Issuing Bank, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrowers, any other Credit Party or any other Person against the Administrative Agent or any Lender, Swingline Lender or Issuing Bank or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such other Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Credit Parties for the Obligations, or of such Guarantor under the guarantee contained in this Article 11, in bankruptcy or in any other instance (other than a defense of payment or performance). When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent or any Lender, Swingline Lender or Issuing Bank may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrowers, any other Guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender, Swingline Lender or Issuing Bank to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrowers, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent or any Lender, Swingline Lender or Issuing Bank against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

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Section 11.6. Reinstatement. The guarantee contained in this Article 11 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender, Swingline Lender or Issuing Bank upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 11.7. Release. Upon delivery to the Administrative Agent of a certificate of authorized officer or director of the Parent Guarantor certifying (i) Pro Forma Compliance immediately after giving effect to the release (for any reason of a Guarantor (including a Borrower), (ii) that no Default or Event of Default then exists or would result immediately after giving pro forma effect to such release, (iii) that, with respect to any Borrower requested to be released, there are no outstanding Revolving Loans or Swingline Loans made to such Borrower and (iv) that, with respect to any Credit Party requested to be released, there are no outstanding Letters of Credit issued for the account of such Credit Party, the applicable Borrower or Guarantor shall be automatically released from its Credit Party Guaranty and all obligations of such Borrower or Guarantor under its Credit Party Guaranty and the other Credit Documents shall be automatically released, satisfied and discharged in full and, from and after such release, such Borrower or Guarantor shall no longer constitute a “Borrower”, “Guarantor”, a “Subsidiary Guarantor” or a “Credit Party”, a applicable, hereunder.

Section 11.8. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s office.

Section 11.9. Swiss Guarantee Limitation.

(a) If and to the extent that a Person formed or incorporated under the laws of Switzerland becomes a Guarantor hereunder (a “Swiss Guarantor”) (including, but not limited, under the guarantee provided for in this Article 11) or any other Credit Document for obligations of its Affiliates other than its Subsidiaries and if complying with such obligations would constitute a repayment of capital (Einlagerückgewähr), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend ((verdeckte) Gewinnausschüttung) by such Swiss Guarantor or would otherwise be restricted under then applicable Swiss law (the “Swiss Restricted Obligations”), the aggregate liability of the Swiss Guarantor for Swiss Restricted Obligations shall be limited at such time to the amount of unrestricted equity capital available for distribution as dividends to the shareholders or quotaholders, respectively, of the Swiss Guarantor presently being the total shareholder equity less the total of (i) the aggregate share capital and (ii) statutory reserves (including reserves for own shares and revaluations as well as agio), to the extent such reserves cannot be transferred into unrestricted, distributable reserves and taking into account (by way of deducting) any

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upstream or cross-stream loans not granted on arm’s length terms (the “Swiss Available Amount”). The Swiss Available Amount shall be determined on the basis of an audited interim balance sheet of the Swiss Guarantor provided that (1) this limitation shall only apply to the extent it is a requirement under applicable Swiss law at the time the Swiss Guarantor is required to perform under the Swiss Restricted Obligations, and (2) such limitation shall not free the Swiss Guarantor from its obligations in excess of the Swiss Available Amount, but merely postpone the performance date therefor until such times as performance is again permitted.

(b) In relation to payments made under the Swiss Restricted Obligations, the Swiss Guarantor shall:

(i)	Procure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including double tax treaties) rather than payment of the tax;

(ii)	if such notification procedure pursuant to subparagraph (i) above does not apply:

(A)	deduct Swiss Withholding Tax at the rate of 35 per cent (or such other rate as is in force at that time) from any such payment or if the notification procedure pursuant to subparagraph (i) above applies for a part of the Swiss Withholding Tax only, deduct Swiss Withholding Tax at the reduced rate resulting after the discharge of part of such tax by notification under applicable law;

(B)	pay any such deduction to the Swiss Federal Tax Administration;

(C)	notify and provide evidence to the Administrative Agent that the Swiss Withholding Tax has been paid to the Swiss Federal Tax Administration; and

(D)	(1) use its best efforts to ensure that any person other than the Administrative Agent, which is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment in respect of Swiss Restricted Obligations, will, as soon as possible after such deduction, request a refund of Swiss Withholding Tax under applicable law (including treaties) and pay to the Administrative Agent upon receipt any amounts so refunded; or (2) if the Administrative Agent is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment, and if requested by the Administrative Agent, provide the Administrative Agent those documents that are required by law and applicable treaties to be provided by the payer of such tax, for the Administrative Agent, to prepare a claim for refund of Swiss Withholding Tax.

(c) Where a deduction for Swiss Withholding Tax is required to be made in respect of any payment under this clause pursuant to paragraph (b) above, the Administrative Agent shall be entitled to further enforce the guarantee and other indemnity granted by the Swiss

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Guarantor under this Agreement and apply proceeds therefrom against the Swiss Restricted Obligations (and the Swiss Guarantor shall withhold Swiss Withholding Tax on the additional amount in accordance with paragraph (b) above) so that after making any required deduction of Swiss Withholding Tax, the aggregate amount paid net of Swiss Withholding Tax is equal to the amount which would have resulted if no deduction of Swiss Withholding Tax had been required, subject always to the limitations set out in paragraph (a) above. This paragraph (c) is without prejudice to the indemnification obligations of any Credit Party other than the Swiss Guarantor in respect of any amounts deducted for the account of Swiss Withholding Tax.

(d)	If and to the extent requested by the Administrative Agent, the Swiss Guarantor shall, promptly implement all such measures and/or promptly procure the fulfilment of all prerequisites allowing it to promptly make the requested payment(s) from time to time, including the following:

(i)	preparation of an up-to-date audited interim balance sheet of the Swiss Guarantor to the extent required by Swiss corporate law, on the basis of which the Swiss Available Amount will be determined;

(ii)	confirmation of the auditors of the Swiss Guarantor that the relevant amount represents (the maximum of) the Swiss Available Amount;

(iii)	approval by a shareholders’ or quotaholders’ meeting of the Swiss Guarantor of the distribution of the relevant requested amount (within the limits of the Swiss Available Amount);

(iv)	if the enforcement of obligations of the Swiss Guarantor were limited due to the effects referred to in this clause and to the extent permitted by applicable Swiss law, write up and/or, to the extent permitted under the Credit Documents, realize any of its assets that are shown in its balance sheet with a book value that is lower than the market value of the assets (in case of realization, however, only if such assets are not necessary for the Swiss Guarantor’s business (nicht betriebsnotwendige Aktiven), and/or convert share capital and statutory reserves into freely available reserves unless prohibited by mandatory law; and

(v)	all such measures necessary or useful, and permitted under applicable Swiss law, to allow the Swiss Guarantor to make prompt payments or perform promptly Swiss Restricted Obligations with a minimum of limitations.

Section 11.10. Swiss Use of Proceeds.

(a) No amount borrowed under this Agreement shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction including those laws or regulations concerning financial assistance by a company for the acquisition of, or subscription for, shares or concerning the protection of shareholders’ capital.

(b) No proceeds of the Loans shall be used (and no Credit Party shall, and the Parent Guarantor shall ensure that none of its Subsidiaries or Affiliates will, use such proceeds) in a manner which constitutes a “use of proceeds in Switzerland” as interpreted by the Swiss

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Federal Tax Administration for the purposes of Swiss Withholding Tax, unless and to the extent that a written confirmation or countersigned tax ruling application from the Swiss Federal Tax Administration has been obtained and provided in a form satisfactory in advance to the Administrative Agent (acting reasonably), confirming that the intended “use of proceeds in Switzerland” does not result therein that payments in respect of any of the Loans become subject to Swiss Withholding Tax.

Section 11.11. English Guaranty Limitations. This guarantee does not apply to any liability to the extent that it would result in this guarantee constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006 or any equivalent and applicable provisions under the laws of the England and Wales of the relevant Guarantor.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the day and year first above written.

NOBLE HOLDING UK LIMITED, a company organized under the laws of the United Kingdom, as the Parent Guarantor

By:	/s/ Alan Middleton
Name:	Alan Middleton
Title:	Director

NOBLE CAYMAN LIMITED, an ordinary company incorporated under the laws of the Cayman Islands, as a Borrower

By:	/s/ Alan R. Hay
Name:	Alan R. Hay
Title:	Director, Senior Vice President and Secretary

NOBLE INTERNATIONAL FINANCE COMPANY, a Cayman Islands exempted company limited by shares, as a Designated Borrower

By:	/s/ Alan R. Hay
Name:	Alan R. Hay
Title:	Director, President and Secretary

[Signature Page to Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent, an Issuing Bank, a Swingline Lender and a Lender

By:	/s/ Travis Watson
Name: Travis Watson
Title: Vice President

[Signature Page to Revolving Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent, a Swingline Lender and a Lender

By:	/s/ Timothy P. Gebauer
Name: Timothy P. Gebauer
Title: Director

[Signature Page to Revolving Credit Agreement]

BARCLAYS BANK PLC, as Co-Syndication Agent and a Lender

By:	/s/ Sydney G. Dennis
Name: Sydney G. Dennis
Title: Director

[Signature Page to Revolving Credit Agreement]

CITIBANK, N.A., as Co-Syndication Agent and a Lender

By:	/s/ Cathy Shepherd
Name: Cathy Shepherd
Title: Vice President

[Signature Page to Revolving Credit Agreement]

DNB BANK AS A NEW YORK BRANCH, as Co-Syndication Agent

By:	/s/ Mita Zalavadia
Name: Mita Zalavaida
Title: Assistance Vice President

By:	/s/ Vadim Shutov
Name: Vadim Shutov
Title: Assistant Treasurer

DNB CAPITAL LLC, as a Lender

By:	/s/ Andrew J. Shohet
Name: Andrew J. Shohet
Title: Vice President

By:	/s/ Evan W. Uhlick
Name: Evan W. Uhlick
Title: Senior Vice President

[Signature Page to Revolving Credit Agreement]

HSBC BANK USA, N.A., as Co-Syndication Agent and a Lender

By:	/s/ Balaji Rajgopal
Name: Balaji Rajgopal
Title: Associate Director

[Signature Page to Revolving Credit Agreement]

SUNTRUST BANK, as Co-Syndication Agent and a Lender

By:	/s/ John Fields
Name: John Fields
Title: Authorized Signatory

[Signature Page to Revolving Credit Agreement]

BNP PARIBAS, as Co-Documentation Agent and a Lender

By:	/s/ Joe Onischuk
Name: Joe Onischuk
Title: Managing Director

By:	/s/ Mark Renaud
Name: Mark Renaud
Title: Managing Director

[Signature Page to Revolving Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Co-Documentation Agent and a Lender

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: Authorized Signatory

By:	/s/ Christopher Zybrick
Name: Christopher Zybrick
Title: Authorized Signatory

[Signature Page to Revolving Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Katsuyuki Kubo
Name: Katsuyuki Kubo
Title: Managing Director

[Signature Page to Revolving Credit Agreement]

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, as a Lender

By:	/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

By:	/s/ David Gurghigian
Name: David Gurghigian
Title: Managing Director

[Signature Page to Revolving Credit Agreement]

BANK HAPOALIM B.M., as a Lender

By:	/s/ Helen H. Gateson
Name: Helen H. Gateson
Title: Vice President

By:	/s/ Charles McLaughlin
Name: Charles McLaughlin
Title: Senior Vice President

[Signature Page to Revolving Credit Agreement]

SCHEDULE 1A

COMMITMENT SCHEDULE

Lender	Commitment	Percentage
JPMorgan Chase Bank, N.A.	$157,500,000.00	10.50000000000%
Barclays Bank PLC	$157,500,000.00	10.50000000000%
Citibank, N.A.	$157,500,000.00	10.50000000000%
DNB Capital LLC	$157,500,000.00	10.50000000000%
HSBC Bank USA, N.A.	$157,500,000.00	10.50000000000%
SunTrust Bank	$157,500,000.00	10.50000000000%
Wells Fargo Bank, National Association	$157,500,000.00	10.50000000000%
BNP Paribas	$129,500,000.00	8.60000000000%
Credit Suisse AG, Cayman Islands Branch	$129,500,000.00	8.60000000000%
Sumitomo Mitsui Banking Corporation	$80,500,000.00	5.40000000000%
Credit Agricole Corporate and Investment Bank	$42,000,000.00	2.80000000000%
Bank Hapoalim B.M.	$17,500,000.00	1.20000000000%

TOTAL	$1,501,500,000.00	100.0000000000%

*	Rounded to 10 decimal places

SCHEDULE 1B

SWINGLINE COMMITMENT SCHEDULE

Swingline Lender	Swingline Commitment
JPMorgan Chase Bank, N.A.	$157,500,000.00
Wells Fargo Bank, N.A.	$157,500,000.00

TOTAL	$315,000,000.00

SCHEDULE 1C

CLOSING DATE RIGS

1.	Noble Sam Croft
2.	Noble Jim Day
3.	Noble Globetrotter I
4.	Noble Tom Madden
5.	Noble Bob Douglas
6.	Noble Clyde Boudreaux
7.	Noble Joe Beall
8.	Noble Roger Lewis
9.	Noble Scott Marks
10.	Noble Gene House
11.	Noble Alan Hay
12.	Noble David Tinsley
13.	Noble Mick O’Brien
14.	Noble Sam Turner
15.	Noble Sam Hartley
16.	Noble Dave Beard
17.	Noble Globetrotter II
18.	Noble Tom Prosser
19.	Noble Regina Allen
20.	Noble Lloyd Noble
21.	Noble Hans Deul
22.	Noble Houston Colbert
23.	Noble Paul Romano
24.	Noble Amos Runner
25.	Noble Danny Adkins
26.	Noble Don Taylor

SCHEDULE 2.12

MAXIMUM LC ISSUANCE AMOUNTS

Issuing Bank	Maximum LC Issuance Amount
JPMorgan Chase Bank, N.A.	$15,000,000.00

SCHEDULE 5.16

EXISTING INDEBTEDNESS

Issuer/Borrower (Co-Issuer(s) / Co -Borrower(s))	Guarantor(s)	Description	Outstanding Principal Balance	Maturity Date
Noble Holding International Limited	Noble Corporation	4.00% Senior Notes due 2018 (current interest rate of 5.75%)	$249,911,000.00	March 16, 2018
Noble Holding (U.S.) Corporation (Noble Drilling Holding LLC) (Noble Drilling Services 6 LLC)	Noble Corporation	7.50% Senior Notes due 2019	$201,695,000.00	March 15, 2019
Noble Holding International Limited	Noble Corporation	4.90% Senior Notes due 2020	$167,612,000.00	August 1, 2020
Noble Holding International Limited	Noble Corporation	4.625% Senior Notes due 2021	$208,561,000.00	March 1, 2021
Noble Holding International Limited	Noble Corporation	3.95% Senior Notes due 2022	$125,510,000.00	March 15, 2022
Noble Holding International Limited	Noble Corporation	7.75% Senior Notes due 2024	$981,738,000.00	January 15, 2024
Noble Holding International Limited	Noble Corporation	5.95% Senior Notes due 2025 (current interest rate of 7.70%)	$448,983,000.00	April 1, 2025
Noble Holding International Limited	Noble Corporation	6.20% Senior Notes due 2040	$399,899,000.00	August 1, 2040
Noble Holding International Limited	Noble Corporation	6.05% Senior Notes due 2041	$397,790,000.00	March 1, 2041
Noble Holding International Limited	Noble Corporation	5.25% Senior Notes due 2042	$498,393,000.00	March 15, 2042
Noble Holding International Limited	Noble Corporation	6.95% Senior Notes due 2045 (current interest rate of 8.70%)	$394,647,000.00	April 1, 2045

SCHEDULE 5.17

EXISTING LIENS

None.